UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common shares, $0.01 par value per share
(2)

Aggregate number of securities to which transaction applies:

As of August 15, 2016, there were outstanding: 19,927,191 common shares; 180,000 common shares issuable pursuant to the exercise of outstanding options with exercise prices below $32.00; and 64,503 restricted common shares outstanding under National Interstate Corporation’s Long Term Incentive Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (1) 9,727,191 common shares multiplied by $32.00 per share (excluding common shares owned by subsidiaries of AFG); (2) stock options to purchase 180,000 common shares with an exercise price per share below $32.00 multiplied by $7.78 per share (the difference between $32.00 and the weighted average exercise price of $24.22 per share); and (3) 64,503 restricted common shares multiplied by $32.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001007.

	(4)	Proposed maximum aggregate value of transaction: $314,734,608
	(5)	Total fee paid: $31,694
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

4059 Kinross Lakes Parkway
Richfield, Ohio 44286

Notice of Special Meeting of Shareholders

and Proxy Statement
To Be Held On [•], 2016

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of National Interstate Corporation, an Ohio corporation (the “Company”), which we will hold at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286, on [•], 2016, at 10:00 a.m., Eastern time.

At the special meeting, holders of our common shares, par value $0.01 per share, will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated July 25, 2016, by and among Great American Insurance Company, an Ohio corporation (“Parent”), GAIC Alloy, Inc., an Ohio corporation and wholly-owned subsidiary of Parent (“Merger Sub,” and together with Parent, “Purchasers”), and the Company, as amended by Amendment No. 1, dated as of August 15, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the merger.

Upon completion of the merger, each common share issued and outstanding at the effective time of the merger (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•], will be cancelled and converted into the right to receive $32.00, in cash, without interest and less any required withholding taxes. In addition, the Merger Agreement provides that the Company will declare a special cash dividend of $0.50 per common share payable immediately prior to the effective time of the merger to all shareholders of record as of such time (including Parent).

The proposed merger is a “going private transaction” under the rules of the Securities and Exchange Commission. If the merger is completed, the Company will become a privately held company, wholly-owned by Parent, an Ohio corporation and a direct wholly-owned subsidiary of American Financial Group, Inc.

The Board of Directors of the Company, with the exception of directors Joseph E. (Jeff) Consolino, Ronald J. Brichler, Gary J. Gruber and Donald D. Larson (to whom we sometimes refer in this proxy statement as the “Affiliated Directors”), who are senior executives of Parent or American Financial Group, Inc., the parent corporation of Parent (“AFG”) and who recused themselves from such determinations, and based in part on the unanimous recommendation of a special committee of independent directors, for purposes of serving on the special committee, that was established to evaluate and negotiate a potential transaction (as described more fully in the enclosed proxy statement), has unanimously (a) determined that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and its shareholders (other than Purchasers and their affiliates (assuming for this purpose that the Company and its subsidiaries are not affiliates of Purchasers), to whom we sometimes refer in this proxy statement as the “Public Shareholders”), (b) approved the Merger Agreement and the business combination and related transactions contemplated thereby, and (c) resolved to recommend that the Company’s shareholders approve the adoption of the

Merger Agreement and the business combination and related transactions contemplated thereby. The special committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors, and the Board of Directors (with the Affiliated Directors recusing themselves) made its recommendation after consultation with its legal and financial advisors and consideration of a number of factors, including the recommendation of the special committee. The Board of Directors (other than the Affiliated Directors, who recused themselves from the determination related to such recommendation) recommends unanimously that you vote “FOR” the adoption of the Merger Agreement and the approval of the business combination and the related transactions contemplated thereby and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present.

Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the special meeting on an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, as described in the proxy statement. The Board of Directors (other than the Affiliated Directors, who recused themselves from the determination related to such recommendation) also recommends unanimously that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger.

The enclosed proxy statement describes the Merger Agreement (a copy of which is attached to the enclosed proxy statement as Annex A-1), the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as it sets forth the details of the Merger Agreement and other important information related to the merger.

Your vote is very important, regardless of the number of common shares you own. The merger cannot be completed without the approval of at least (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) a majority of the outstanding common shares owned by the Public Shareholders. Pursuant to our articles of incorporation, common shares are entitled to one vote per share. In addition, the Merger Agreement makes the approval by shareholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the merger. If you fail to vote on the proposal related to adoption of the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

If you own common shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your common shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page [•] of the enclosed proxy statement. Your vote is very important.

If you are a shareholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you are a shareholder who holds your common shares in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your common shares at the special meeting.

If you have any questions or need assistance voting your common shares, please call Innisfree M&A, Incorporated, the Company’s proxy solicitor in connection with the special meeting, toll-free at (888) 750-5834.

Sincerely,

Anthony J. Mercurio
President and Chief Executive Officer

Richfield, Ohio
[•], 2016

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2016 and is first being mailed to shareholders on or about [•], 2016.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF NATIONAL INTERSTATE CORPORATION

Date:	[•], 2016

Time:	10:00 a.m. Eastern time

Place:	4059 Kinross Lakes Parkway Richfield, Ohio 44286
Purpose:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated July 25, 2016, by and among Great American Insurance Company, an Ohio corporation (“Parent”), GAIC Alloy, Inc., an Ohio corporation and wholly-owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Purchasers”), and the Company, as amended by Amendment No. 1, dated as of August 15, 2016 (as so amended, the “Merger Agreement”);

2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger;

3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

4. To act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date:	[•], 2016 – Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the special meeting and at any adjournment thereof.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy card is [•], 2016.

All shareholders of record are invited to attend the special meeting in person. Your vote is important, regardless of the number of common shares you own. The merger cannot be completed without the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of the outstanding common shares owned by the shareholders other than Purchasers and their affiliates (assuming for this purpose that the Company and its subsidiaries are not affiliates of Purchasers), to whom we sometimes refer in this proxy statement as the “Public Shareholders”, in favor of the adoption of the Merger Agreement. Pursuant to our articles of incorporation, common shares are entitled to one vote per share. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement, and the presence of these shares assures a quorum at the special meeting. A failure to vote your common shares on the merger or an abstention from voting on the merger will have the same effect as a vote “against” the merger for purposes of each required shareholder vote.

The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement require the affirmative vote of a majority of the votes cast at the special meeting. As quorum is assured by the presence of those common shares of Parent, as holder of approximately 51.2% of the outstanding common shares, a failure to vote your common shares on these proposals will not have an effect on the outcome of either of these proposals. A failure to vote your common shares on the advisory proposal or an abstention from voting on the advisory proposal will have the same effect as a vote “against” the advisory proposal.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement, in favor of the advisory (non-binding) vote on specified compensation that may become payable to the named executive officers of the Company in connection with the merger and in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If you fail to attend the special meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

If you are a shareholder who holds your common shares in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your common shares at the special meeting.

By order of the Board of Directors,

NATIONAL INTERSTATE CORPORATION

Dated: [•], 2016

TABLE OF CONTENTS

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NATIONAL INTERSTATE CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2016

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders of National Interstate Corporation (“National Interstate,” the “Company,” “we,” “us” or “our”), which will be held at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286, on [•], 2016, at 10:00 a.m., Eastern time, and any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors (the “Board of Directors” or the “Board”) for use at the special meeting. This proxy statement is dated [•], 2016 and is first being mailed to shareholders on or about [•], 2016.

SUMMARY TERM SHEET

This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the Agreement and Plan of Merger, dated July 25, 2016, among Parent, Merger Sub and the Company, as amended by Amendment No. 1, dated as of August 15, 2016, to which we sometimes refer in this proxy statement as the “Merger Agreement.” We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

The proposed merger is a “going private transaction” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). If the merger is completed, the Company will become a privately held company, wholly-owned by Great American Insurance Company, an Ohio corporation (“Parent” or “GAIC”). Parent is a direct wholly-owned subsidiary of American Financial Group, Inc., an Ohio corporation (“AFG”). AFG is currently publicly listed and traded on the New York Stock Exchange under the symbol “AFG.”

The Parties to the Merger Agreement

National Interstate Corporation

National Interstate Corporation is an Ohio corporation. Founded in 1989, National Interstate is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the four insurers, National Interstate Insurance Company of Hawaii, Inc., National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of AFG. See “Important Information Regarding National Interstate—Company Background” beginning on page [•].

Additional information about National Interstate is contained in our public filings, certain of which are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page [•].

Great American Insurance Company

Great American Insurance Company is an Ohio corporation and is a wholly-owned subsidiary of AFG. AFG is an insurance holding company based in Cincinnati, Ohio with assets of approximately $50 billion. Founded in 1872, Great American Insurance Company is the flagship company of Great American Insurance Group, through

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which AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. See “The Parties to the Merger—Great American Insurance Company” beginning on page [•].

GAIC Alloy, Inc.

GAIC Alloy, Inc. (“Merger Sub”) is an Ohio corporation. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger—GAIC Alloy, Inc.” beginning on page [•].

The Merger Proposal

You are being asked to consider and vote upon a proposal to adopt the Merger Agreement.

The Merger Agreement provides that, at the closing of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Ohio law as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. Upon completion of the merger, each outstanding common share of the Company, par value $0.01 per share (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) will be converted into the right to receive $32.00 per common share, in cash, without interest and less any required withholding taxes. In addition, the Merger Agreement provides that the Company will declare a special cash dividend of $0.50 per common share payable immediately prior to the effective time of the merger to all shareholders of record as of such time (including Parent). Upon completion of the merger, the common shares will no longer be publicly traded, and shareholders (other than Parent) will cease to have any ownership interest in the Company.

The Special Meeting (Page [•])

The special meeting will be held at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286, on [•], 2016, at 10:00 a.m., Eastern time.

Record Date and Quorum (Page [•])

The holders of record of the common shares as of the close of business on [•], 2016 (the record date for determination of shareholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of common shares entitled to exercise at least a majority of the outstanding voting power of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting.

Required Shareholder Votes for the Merger (Page [•])

The merger cannot be completed without the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of the outstanding common shares owned by the shareholders other than Purchasers and their affiliates (assuming for this purpose that the Company and its subsidiaries are not affiliates of Purchasers), to whom we sometimes refer in this proxy statement as the “Public Shareholders”. Pursuant to our articles of incorporation, common shares are entitled to one vote per share. The approval of the proposal to adopt the Merger Agreement is a condition to the parties’ obligations to consummate the merger. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting.

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A failure to vote common shares or an abstention from voting will have the same effect as a vote against adoption of the Merger Agreement.

As of the record date, there were [•] common shares outstanding. Parent has voting power with respect to 10,200,000 common shares, representing approximately 51.2% of the outstanding voting power as of the record date. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement.

In connection with the Merger Agreement, Parent and Company entered into a Voting Agreement with Alan R. Spachman, The Hudson Investment Trust, Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and Florence McDermott Spachman Revocable Trust, pursuant to which each shareholder party to the Voting Agreement (other than Parent) has agreed from July 25, 2016 through the termination of the Voting Agreement to, among other things, vote all common shares held by such shareholder (an aggregate of 1,937,230 common shares as of such date), whether owned on July 25, 2016 or acquired thereafter, in favor of the proposal to adopt the Merger Agreement. See “Voting Agreement Involving Common Shares” beginning on page [•].

Except in their capacities as members of the Board or as members of the special committee that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully under “Special Factors—Background of the Merger” on page [•]), and except as contemplated by the Voting Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the Merger Agreement. Joseph E. (Jeff) Consolino, Ronald J. Brichler, Gary J. Gruber and Donald D. Larson (to whom we sometimes refer in this proxy statement as the “Affiliated Directors”), who are senior executives of Parent or American Financial Group, Inc., the parent corporation of Parent (“AFG”), recused themselves from the determination of the Board to approve and recommend the Merger Agreement and the merger.

Conditions to the Merger (Page [•])

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the payment of the $0.50 per share special dividend;

•	that the Merger Agreement has been adopted by the requisite majorities of all shareholders and the Public Shareholders; and

•	that the Company has irrevocably transferred aggregate cash sufficient to pay the $0.50 per share special dividend to the paying agent for the benefit of holders of common shares as of immediately prior to the effective time.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the date of the closing of the merger:

•	that the representations and warranties of Purchasers set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date (disregarding all qualifications and exceptions regarding materiality or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not prevent the consummation of the merger and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; and except that the representations and warranties of each of the Parent and Merger Sub pertaining to the requisite corporate power and authority are true and correct in all material respects;

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•	that each Purchaser has performed and complied in all material respects with all its agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger; and

•	that Parent has delivered to the Company a certificate of a senior executive officer of each Purchaser, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Purchasers to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

•	that the representations and warranties of the Company set forth in the Merger Agreement are true and correct at and as of the date of the Merger Agreement and at and as of the closing date of the merger as though made as of the closing date (disregarding all qualifications and exceptions regarding materiality or a “material adverse effect” or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a “material adverse effect”, and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; however, (i) the representations and warranties pertaining to the Company’s capitalization and the absence of a “material adverse effect” on the Company since December 31, 2015 must be true and correct in all respects (other than in de minimis and immaterial respects in the case of the representations regarding capitalization and permitted exercises of existing outstanding equity awards); and (ii) the representations and warranties pertaining to the requisite corporate power and authority of the Company, the Board’s recommendation of the adoption of the Merger Agreement to shareholders and the special committee’s receipt of an opinion from its financial advisor, brokers and finders and anti-takeover statutes or regulations must be true and correct in all material respects;

•	that the Company has performed and complied in all material respects with all of its agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger;

•	that the Company has delivered to Parent and Merger Sub a certificate of a senior executive officer of the Company, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described immediately above have been fulfilled;

•	that since the date of the Merger Agreement, there has not been any “material adverse effect”; and

•	that Parent has received approval from the Ohio Department of Insurance under Section 3925.08(D)(2) of the Ohio Revised Code for Parent’s investment in the Company resulting from Parent’s direct or indirect acquisition of one hundred percent (100%) of the outstanding common shares of the Company.

When the Merger Becomes Effective (Page [•])

We anticipate completing the merger in the fourth quarter of 2016, subject to adoption of the Merger Agreement by the Company’s shareholders as specified herein and the satisfaction or waiver of the other conditions to closing.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger (Page [•])

Based in part on the unanimous recommendation of the special committee, the Board of Directors (other than the Affiliated Directors, who recused themselves from the determination related to such recommendation) recommends unanimously that the shareholders of the Company vote “FOR” the adoption of the Merger Agreement

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and the approval of the business combination and the related transactions contemplated thereby. For a description of the reasons considered by the special committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page [•].

As a result of the consummation of the merger, each of the common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) will be converted into the right to receive the $32.00 per share cash merger consideration, without interest and less any required withholding taxes. In addition, all shareholders of record as of immediately prior to the effective time of the merger (including Parent) will have the right to receive the $0.50 per share special dividend.

In evaluating the fairness and advisability of the Merger Agreement, the special committee considered information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends. The special committee considered the following factors, each of which the special committee believes supports its determination as to fairness:

•	the current and historical market prices of the common shares, including the fact that the per share merger consideration of $32.00 in cash, and $0.50 in cash in the form of a special dividend to the shareholders payable in connection with the merger (the “Merger Consideration”) represents a premium of approximately 44% over the closing price of the common shares of $22.61 on March 4, 2016 (the last trading day prior to the public announcement of the initial AFG proposal), 30% over the volume weighted average price (VWAP) of the common shares for the three-month period prior to the public announcement of the initial AFG proposal, and 12% over the highest per share trading price of the common shares in the 52-week period prior to the public announcement of the initial AFG proposal;

•	that the special committee was able to negotiate an effective increase in the Merger Consideration of $2.00 from the per share consideration offered in the initial AFG proposal plus the payment of $0.50 cash per share in the form of a special dividend, an overall increase of greater than eight percent (8%);

•	the special committee’s consideration of the risk and potential likelihood of achieving greater value for the Public Shareholders by pursuing strategic alternatives to the merger, including continuing as an independent public company and pursuing the Company’s strategic plan, relative to the benefits of the merger;

•	the special committee’s consideration that the timing of the merger is in the best interest of the Public Shareholders given the substantial risk that the present value achievable for shareholders (i) in a potential alternative transaction effected at a later date or (ii) on a standalone basis, in each case assuming that the Company performs in line with the Company’s financial plan and the projections described in the section entitled “Special Factors—Projected Financial Information” on page [•], would not exceed the present value of the Merger Consideration;

•	the belief by the special committee that the Merger Consideration was the most favorable price that could be obtained from AFG and that further negotiations would run the risk of causing AFG to abandon the transaction altogether, in which event the Public Shareholders would lose the opportunity to accept the premium being offered;

•	communications directed to representatives of the special committee from certain significant shareholders, indicating that they would be supportive of a transaction at a lower price than the Merger Consideration;

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•	the fact that the Public Shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares;

•	the oral opinion delivered by Morgan Stanley & Co. LLC (“Morgan Stanley”) to the special committee, which was subsequently confirmed by a written opinion dated July 24, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as more fully described in the section entitled “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•];

•	the terms of the Merger Agreement, including:

o	the requirement that the Merger Agreement be approved by a majority of the outstanding common shares held by Public Shareholders;

o	the ability of the Company to furnish information to and engage in discussions or negotiations with a third party under certain circumstances permitted under the Merger Agreement;

o	the termination fee and expense reimbursement available to AFG under certain circumstances, including as described above, in connection with the termination of the Merger Agreement, which the special committee concluded were reasonable in the context of termination fees and expense reimbursements payable in comparable transactions and in light of the overall terms of the Merger Agreement;

o	the limited representations and warranties given by the Company;

o	the inclusion of provisions that permit the Board, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement and the merger and respond to unsolicited proposals to acquire the Company to the extent the Board believes in good faith that failure to do so would be inconsistent with its fiduciary duties; and

o	the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement” beginning on page [•], which the special committee, after consulting with Willkie Farr & Gallagher LLP (“Willkie Farr”), considered to be reasonable and consistent with relevant precedent transactions;

•	the likelihood that the merger would be completed, and that it would be completed in a reasonably prompt time frame, based on the limited conditions precedent to each party’s obligation to effect the merger;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any insurance law;

•	the fact that the termination date under the Merger Agreement allows for sufficient time to complete the merger;

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•	the fact that none of the obligations of any of the parties to complete the merger are conditioned upon receipt of financing; and

•	the rights of Public Shareholders to elect to dissent from the merger, vote their shares against the merger and demand payment of the fair cash value of their common shares.

The special committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The special committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Public Shareholders:

•	the Merger Agreement must be approved by the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of all outstanding common shares that are not held by AFG or its affiliates, as discussed in the section entitled “The Special Meeting—Required Vote” on page [•];

•	the authority granted to the special committee by the Board to negotiate the terms of the definitive agreement with respect to the initial AFG proposal, or to determine not to pursue any agreement with AFG;

•	the fact that the special committee consists solely of independent, for purposes of serving on the special committee, and disinterested directors without any member of the special committee (i) being an employee of the Company or any of its subsidiaries, (ii) being affiliated with AFG or its affiliates, or (iii) having any financial interest in the merger that is different from that of the Public Shareholders, other than as discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page [•];

•	the fact that the special committee (i) held numerous meetings and met regularly to discuss and evaluate the various proposals from AFG and (ii) was advised by independent financial and legal advisors and that each member of the special committee was actively engaged in the negotiation process on a regular basis;

•	the fact that while, pursuant to the Voting Agreement, the parties to the Voting Agreement have committed to vote in favor of adopting the Merger Agreement and approving the merger, such commitments terminate automatically upon termination of the Merger Agreement or a change in the recommendation of the special committee or the Board with respect to the Merger Agreement;

•	the fact that the special committee retained and received the advice of (i) Morgan Stanley as its independent financial advisor and (ii) Willkie Farr as its legal advisor;

•	the fact that the Merger Consideration was the product of extensive negotiations between the special committee and its advisors, on the one hand, and AFG and its affiliates and their advisors, on the other hand;

•	the oral opinion delivered by Morgan Stanley to the special committee, which was subsequently confirmed by a written opinion dated July 24, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of

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common shares, as more fully described in the section entitled “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•]; and

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger or any other transaction.

In the course of reaching its determinations and making its recommendations, the special committee also considered the following countervailing factors concerning the Merger Agreement and the merger:

•	the restrictions on the Company’s operations prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

•	the possibility that the termination fee and expense reimbursement, payable by the Company upon the termination of the Merger Agreement under certain circumstances, may discourage other potential acquirers from making an acquisition proposal for the Company;

•	the fact that the Public Shareholders will have no ongoing equity participation in the Company following the merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

•	the risk that, while the merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the holders of a majority of the outstanding common shares held by Public Shareholders; and

•	the risks and costs to the Company of the pendency of the merger or if the merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts.

The Board of Directors, in making its determination as to the fairness and advisability of the Merger Agreement and the merger, considered a number of factors, including the following:

•	the special committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders, and the special committee’s unanimous recommendation that the Board approve the Merger Agreement and the business combination and related transactions contemplated thereby and recommend that the shareholders of the Company approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby;

•	the procedural fairness of the transaction, including that the transaction was negotiated over a period of more than four months by a special committee consisting of five directors who are not affiliated with Purchasers or AFG and are not employees of the Company or any of its subsidiaries, that the members of the special committee do not have an interest in the merger different from, or in addition to, that of the Company’s shareholders who are not affiliated with Purchasers or AFG other than their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•], and that the special committee was advised by its own legal and financial advisors; and

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•	the written opinion of Morgan Stanley, dated July 24, 2016, to the special committee that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•].

For a more complete discussion of the factors considered by our Board of Directors in reaching its decision to approve and adopt the Merger Agreement and the merger, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” on page [•].

Opinion of Morgan Stanley (Page [•] and Annex A-3)

Morgan Stanley was retained by the special committee to act as its financial advisor in connection with the merger. On July 24, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the special committee to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares.

The full text of the written opinion of Morgan Stanley, dated July 24, 2016, is attached as Annex A-3 and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Morgan Stanley’s opinion and the section below captioned “Special Factors—Opinion of Morgan Stanley & Co. LLC” on page [•] summarizing Morgan Stanley’s opinion carefully and in their entirety. Morgan Stanley’s opinion was directed to the special committee, in its capacity as such, and addresses only the fairness from a financial point of view of the consideration to be received by holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights) in connection with the merger, as of the date of the opinion, and does not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any shareholder as to how to vote at any shareholders’ meeting to be held in connection with the merger or whether to take any other action with respect to the merger.

Purposes and Reasons of Parent and Merger Sub for the Merger (Page [•])

Purchasers decided to pursue the merger because the Company’s operations represent an important strategic component of the overall operations of Parent and acquiring the remaining shares of the Company would simplify Parent’s operations and ownership structure and facilitate ongoing investment in the Company. Parent has no intention to reduce or sell its interest in the Company. For a full description of the purposes and reasons of Parent and Merger Sub, see “Special Factors—Purposes and Reasons of Parent and Merger Sub for the Merger” beginning on page [•].

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Certain Effects of the Merger (Page [•])

If the conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. Upon completion of the merger, each common share outstanding at the effective time of the merger (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement— Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) will be converted into the right to receive $32.00, in cash, without interest and less any required withholding taxes. In addition, the Merger Agreement provides that the Company will declare a special cash dividend of $0.50 per common share payable immediately prior to the effective time of the merger to all shareholders of record as of such time (including Parent). Upon completion of the merger, the common shares will no longer be publicly traded, and shareholders (other than Parent) will cease to have any ownership interest in the Company. For a full description of certain effects of the merger, see “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•].

Treatment of Company Equity Awards (Page [•])

At the effective time of the merger, each outstanding option to purchase common shares granted under the Company’s Long Term Incentive Plan, whether or not vested, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the sum of the $32.00 per share merger consideration and $0.50 over (ii) the per share exercise price for such option and (b) the total number of common shares underlying such option, less applicable taxes required to be withheld.

In addition, at the effective time of the merger, each outstanding award of restricted common shares granted under the Company’s Long Term Incentive Plan will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the $32.00 per share merger consideration and (ii) the number of common shares subject to such restricted share award, less applicable taxes required to be withheld. Holders of restricted share awards will also have the right to receive the $0.50 per share special dividend in respect of common shares underlying such awards.

All such payments will be made by the surviving corporation, without interest, as promptly as reasonably practicable following the effective time of the merger, and in no event later than 10 business days thereafter.

Interests of the Company’s Directors and Executive Officers in the Merger (Page [•])

In considering the recommendations of the special committee and of the Board of Directors with respect to the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, the Affiliated Directors currently serve on the board of directors of or are otherwise employed by the Parent or its parent, AFG, which, together, will control the Company following the merger. Interests of executive officers and directors (other than the Affiliated Directors) that may be different from or in addition to the interests of the Company’s shareholders include the fact that:

•	certain of the Company’s executive officers have entered into employment agreements that provide for certain severance protections upon a qualifying termination;

•	the Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

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These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•]. The special committee and the Board of Directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the merger.

Voting Agreement (Page [•])

In connection with the merger, Parent and the Company entered into a Voting Agreement with Alan R. Spachman, The Hudson Investment Trust, Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and Florence McDermott Spachman Revocable Trust. The shareholders party to the Voting Agreement (other than Parent) beneficially owned in the aggregate 1,937,230 common shares as of July 25, 2016, which, based upon the Company’s representation in the Merger Agreement that, as of such date, there were 19,991,694 outstanding common shares, represented approximately 9.7% of the outstanding common shares. The terms and conditions of the Voting Agreement will apply to any common shares acquired by any such shareholder during the “voting period” from July 25, 2016 through the termination of the Voting Agreement.

Pursuant to the terms of the Voting Agreement, each shareholder party thereto (other than Parent) has agreed, during the voting period, to vote all common shares held by such shareholder, whether owned on July 25, 2016 or acquired thereafter: (i) in favor of any proposal to approve the merger and the Merger Agreement, provided that the parties to the Merger Agreement do not agree to an “excluded amendment” as described in clause (ii) below; (ii) at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (i) above) in respect of which the special committee has (A) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement, (B) disclosed the determination described in clause (A) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (C) recommended to be adopted by all of the shareholders of the Company; provided, however, that a shareholder is not required to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would (x) reduce the merger consideration payable pursuant to the Merger Agreement as in effect on July 25, 2016, (y) reduce the amount of the special dividend or (z) impose any materially adverse obligation on such shareholder (defined in the Voting Agreement as an “excluded amendment”); and (iii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such shareholder under the Voting Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s articles of incorporation or code of regulations). For more information, see “Voting Agreement Involving Common Shares” beginning on page [•].

Material U.S. Federal Income Tax Consequences of the Merger (Page [•])

If you are a U.S. holder, the receipt of cash in exchange for common shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of common shares for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page [•])

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles. Because the Company was a 51%-owned consolidated subsidiary of Parent prior to the Merger, AFG will account for the Merger as an equity transaction for financial accounting purposes, whereby the excess of the consideration paid over the carrying value of the non-controlling interest acquired will be recorded as a direct reduction in AFG’s shareholders’ equity in accordance with FASB Accounting Standards Codification Topic 810, Consolidation.

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Dissenters’ Rights (Page [•] and Annex B)

If the merger is completed, a holder of common shares who does not vote in favor of adopting the Merger Agreement may deliver to the Company before the vote on the proposal is taken at the special meeting a written demand for payment of the fair cash value of his or her shares as to which the dissenting shareholder seeks relief under Section 1701.85 of the Ohio Revised Code. The dissenting shareholder is entitled to relief only if the shareholder complies with all of the procedures outlined in Section 1701.85 of the Ohio Revised Code. The fair cash value of the common shares determined by the court could be more, the same as, or less than the $32.00 per common share that shareholders are entitled to receive pursuant to the Merger Agreement.

SECTION 1701.85 OF THE OHIO REVISED CODE GOVERNING THE RIGHTS OF DISSENTING SHAREHOLDERS IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT. ANY NATIONAL INTERSTATE SHAREHOLDER WHO WISHES TO EXERCISE DISSENTING SHAREHOLDERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS, HER, OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX B CAREFULLY AND SHOULD CONSULT HIS, HER, OR ITS LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF THOSE RIGHTS.

No Solicitation (Page [•])

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as “representatives”) to directly or indirectly:

•	initiate, solicit, knowingly encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•];

•	execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (the “acceptable confidentiality agreement”));

•	enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

•	fail to enforce, or grant any waiver under, any standstill or similar agreement with any person;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

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If, prior to the time shareholders approve the proposal to adopt the Merger Agreement, the Company receives an unsolicited bona fide written acquisition proposal, (ii) the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•] and (iii) after consultation with its outside financial advisors and outside legal counsel, the special committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Ohio law, then the Company may in response to such acquisition proposal:

•	furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such material information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determination made, or actions taken, and any material amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified.

Except as described below, neither the Board nor any committee thereof (including the special committee) is permitted to:

•	withdraw, suspend, modify or amend its recommendation that the Company’s shareholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	approve, endorse or recommend an acquisition proposal; or

•	at any time following receipt of an acquisition proposal, fail to reaffirm its approval or recommendation that the Company’s shareholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from Parent).

We refer in this proxy statement to any of the actions above as an “adverse company recommendation.”

At any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the special committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action so would be inconsistent with its fiduciary duties under Ohio law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event,” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•].

Financing (Page [•])

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $[•]. See “Special Factors—Financing” on page [•]. The obtaining of financing is not a condition to the obligations of Parent and Merger Sub to effect the merger pursuant to the terms of the Merger Agreement.

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Termination (Page [•])

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•	the merger has not been completed on or prior to February 15, 2017, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to February 15, 2017;

•	a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling of permanently enjoining or otherwise prohibiting the merger; or

•	the proposal to adopt the Merger Agreement has been submitted to a vote of shareholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of Parent to vote the common shares beneficially owned by it to approve the Merger Agreement.

Parent may terminate the Merger Agreement:

•	if at any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the special committee) has effected an adverse company recommendation or the Company has materially breached its representations, warranties or covenants relating to non-solicitation, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•], or the convening of the Company Shareholders’ Meeting (as defined below); or

•	if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Purchasers’ obligation to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice by the Company of the breach.

The Company may terminate the Merger Agreement:

•	if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of February 15, 2017 and 15 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses (Page [•])

Termination Fee

The Company will be required to pay a termination fee of $13,500,000 to Parent if Parent terminates the Merger Agreement following:

•	an adverse company recommendation made in connection with the receipt or announcement of an acquisition proposal (as defined below) or a superior proposal (as defined below); or

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•	a material breach by us of any of the covenants or agreements relating to non-solicitation or the convening of the Company Shareholders’ Meeting to vote on the proposal to adopt the Merger Agreement.

Parent Expenses

In addition, the Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $3,950,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates if Parent terminates the Merger Agreement following:

•	an adverse company recommendation in a circumstance in which the termination fee is not otherwise payable;

•	a submission of the proposal to adopt the Merger Agreement to a vote of shareholders for approval, after which the required vote has not been obtained, if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company Shareholders’ Meeting; or

•	our breaching of our representations, warranties or covenants (except for the covenants discussed above the breach of which would trigger the payment of the termination fee) under the Merger Agreement and an acquisition proposal has been made and not withdrawn at least 10 business days prior to the date of termination of the Merger Agreement.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the merger is consummated, the Company will become a privately-held company, wholly-owned by Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed and you do not properly exercise dissenters’ rights, you will be entitled to receive the $32.00 per share cash merger consideration, without interest and less any applicable withholding taxes, for each common share that you own. In addition, all shareholders of record as of immediately prior to the effective time of the merger (including Parent) will receive a special cash dividend of $0.50 per common share payable as of such record time. You will not be entitled to retain or receive shares in the surviving corporation.

Q:	Will shareholders receive dividends before the merger is completed or the Merger Agreement is terminated?

A:	Under the Merger Agreement, the Company is permitted to declare and pay two quarterly dividends on its common shares of $0.14 per common share, consistent with prior timing, payable on September 13, 2016 and December 13, 2016 with record dates of September 2, 2016 and November 28, 2016, respectively, and Parent is obligated by the Merger Agreement to cause the Affiliated Directors to vote in favor of the payment of such dividends. No regular quarterly dividends will be paid if the effective date of the merger precedes the applicable record date. The Company will pay any quarterly dividend declared for which the record date occurred prior to the closing of the merger but which is not yet paid as of the closing, without interest.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [•], 2016, starting at 10:00 a.m., Eastern time, at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meeting?

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A:	The presence at the special meeting, in person or by proxy, of the holders of common shares entitled to exercise at least a majority of the outstanding voting power of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	The consummation of the merger is conditioned upon the approval of a resolution to adopt the Merger Agreement by the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of the outstanding common shares held by the Public Shareholders, in each case, entitled to vote on such matter at a meeting of shareholders duly called and held for such purpose. Pursuant to our articles of incorporation, common shares are entitled to one vote per share. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting. In addition, the Merger Agreement makes the approval of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the merger. If you fail to vote on the proposal related to the adoption of the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

Parent and certain shareholders of the Company (including Alan R. Spachman, The Hudson Investment Trust, Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and Florence McDermott Spachman Revocable Trust) have agreed, subject to certain conditions, to vote all common shares that they beneficially own in favor of adopting the Merger Agreement, pursuant to the Voting Agreement. See “Voting Agreement Involving Common Shares” on page [•].

As of the record date, there were [•] outstanding common shares. As of the record date, Parent and its affiliates beneficially owned [10,200,000] common shares, or approximately 51.2% of the outstanding common shares. As of the record date, the shareholders party to the Voting Agreement (other than Parent) beneficially owned [1,937,230] common shares in the aggregate, or approximately 9.7% of the outstanding common shares.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the adoption of the Merger Agreement.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:	If you are a shareholder of the Company as of [•], 2016, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio Revised Code (“ORC”) to demand the fair cash value for your common shares. The right to make this demand is known as “dissenters’ rights.” Shareholders of the Company who wish to exercise their dissenters’ rights must: (i) either vote against the merger or not return the proxy card, and (ii) deliver written demand for payment prior to the shareholder vote on the proposal. The demand for payment must include your address and the number of common shares owned by you, and the amount you claim to be the fair cash value of your common shares, and should be mailed to: National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286, Attn: Arthur Gonzalez. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” on page [•] of this proxy statement and the complete text of the applicable sections of the ORC attached to this proxy statement as Annex B.

Q:	What vote of our shareholders is required to approve other matters to be presented at the special meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the

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special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement require the affirmative vote of a majority of the votes cast at the special meeting. Pursuant to our articles of incorporation, common shares are entitled to one vote per share on each of these proposals.

Q:	With respect to the advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger, why am I being asked to cast an advisory (non-binding) vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger?

A:	SEC rules require us to seek an advisory, non-binding vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal regarding compensation matters?

A:	Approval of the advisory (non-binding) proposal regarding compensation matters is not a condition to the completion of the merger. This vote is an advisory vote and will not be binding on the Company. Therefore, if shareholders approve the proposal to adopt the Merger Agreement by the requisite majorities and the merger is completed, the payments that are the subject of the vote may become payable to the named executive officers regardless of the outcome of such vote.

Q:	How does the Board of Directors recommend that I vote?

A:	Based in part on the unanimous recommendation of the special committee, the Board of Directors (other than the Affiliated Directors, who recused themselves from such vote) recommends unanimously that our shareholders vote:

•	“FOR” the adoption of the Merger Agreement and the approval of the business combination and the related transactions contemplated thereby;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page [•] for a discussion of the factors that the special committee and the Board of Directors (other than the Affiliated Directors, who recused themselves from the determination related to such recommendation) considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•].

Q:	What effects will the merger have on National Interstate?

A:	The common shares are currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the common shares are quoted on the NASDAQ Stock Market under the symbol “NATL.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly-owned by Parent. Following the consummation of the merger, the registration of the common shares and our reporting obligations with respect to the common shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the common shares will no longer be listed on any stock exchange or quotation system, including on NASDAQ.

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Q:	What will happen to my options and restricted share awards under the Company’s Long Term Incentive Plan?

A:	If the merger is completed, any options you hold, whether or not vested, will be cancelled in exchange for your right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the sum of the $32.00 per share merger consideration and $0.50 over (ii) the per share exercise price for such option and (b) the total number of common shares underlying such option, less applicable taxes required to be withheld.

If the merger is completed, any restricted share awards will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the $32.00 per share merger consideration and (ii) the number of common shares subject to such restricted share award, less applicable taxes required to be withheld. Holders of restricted share awards will also have the right to receive the $0.50 per share special dividend in respect of common shares underlying such awards.

Q:	What will happen if the merger is not consummated?

A:	If the merger is not consummated for any reason, the Company’s shareholders will not receive any payment for their common shares in connection with the merger, and the Company will not be obligated to pay the $0.50 per share special dividend to all shareholders of record immediately prior to the effective time of the consummation of a merger (including Parent). Instead, the Company will remain a public company and the common shares will continue to be registered under the Exchange Act, listed and traded on NASDAQ. Under specified circumstances, if the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of $13,500,000 or to reimburse the out-of-pocket expenses of Parent, Merger Sub and their affiliates incurred in connection with the merger up to a maximum of $3,950,000. See “The Merger Agreement—Termination” beginning on page [•] and “The Merger Agreement—Termination Fee and Parent Expenses” beginning on page [•].

Q:	What do I need to do now?

A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the Internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your common shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your common shares. Without those instructions, your common shares will not be voted, which will have the same effect as voting against adoption of the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common shares for the per share merger consideration. If your common shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” common shares in exchange for the $32.00 per share merger consideration. Payment of the

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$0.50 per share special dividend will not require delivery of a letter of transmittal. Please do not send in your certificates now.

Q:	Can I revoke my proxy and voting instructions?

A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your common shares in “street name” and you have instructed a broker, bank or other nominee to vote your common shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy and voting instruction card?

A:	If your common shares are registered differently or held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your common shares are voted.

If your common shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your common shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your common shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Innisfree M&A, Incorporated, which is acting as the proxy solicitation agent and information agent in connection with the merger.

Innisfree M&A, Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Toll Free: (888) 750-5834

If your broker, bank or other nominee holds your common shares, you can also call your broker, bank or other nominee for additional information.

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SPECIAL FACTORS

Background of the Merger

The Company has been a subsidiary of Parent since AFG initially invested in it in 1990. Parent is a wholly-owned subsidiary of AFG. The Company completed its initial public offering of common shares in 2005. Parent did not purchase or sell any common shares in, and has not purchased or sold any common shares since, the initial public offering.

The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and the Company’s senior management has, from time to time, considered strategic alternatives that may be available to the Company.

Parent currently owns approximately 51.2% of the outstanding common shares, and current or former executive officers of AFG or Parent currently comprise four of the eleven members of the Board. AFG regularly reviews its insurance businesses, operations and strategy, including its investment in the Company, with the goal of enhancing AFG shareholder value.

On February 5, 2014, Parent commenced a tender offer to acquire all of the outstanding common shares not currently owned by Parent for $28.00 per share, in cash. Parent increased the price of the tender offer to $30.00 per share on February 18, 2014. On March 5, 2014, Mr. Alan R. Spachman, a director of the Company, initiated litigation to seek to enjoin the tender offer. Following a March 14, 2014 hearing related to the litigation, on March 16, 2014, Parent withdrew and terminated the tender offer because, during the hearing before the United States District Court for the Northern District of Ohio, the court had stated that it would grant a motion for preliminary injunction enjoining the consummation of the tender offer.

On April 18, 2014, the Company entered into an agreement with Mr. Spachman whereby the Company agreed to reimburse Mr. Spachman for a portion of his legal fees and expenses that he incurred personally in connection with the tender offer by Parent. The settlement included a mutual release for all parties named in the proceedings initiated by Mr. Spachman, including certain directors of the Company. Following the payment to Mr. Spachman, the parties filed a joint stipulation with the court to dismiss all claims with prejudice.

Between May 2014 and March 2016, AFG and Parent operated their investment in the Company in the ordinary course of business and did not make any public proposals relating to (i) a tender offer, merger or other acquisition of the Company or its assets or (ii) to the election of the Company’s directors. During the period, AFG and Parent continued to evaluate the operations and results of the Company and the insurance segment in which it operates. Specifically, they discussed continued adverse reserve development, including a reserve charge of $20 million taken by the Company in the second quarter of 2014. AFG and Parent also noted the significant challenges that the commercial auto liability subsector of the property and casualty business continued to experience during the period, including that the combined ratio for the subsector exceeded 100% for each of 2011-2015. After modest improvement from 107.2% to 103.4% from 2013-2014, the combined ratio climbed to 108.8% in 2015. AFG and Parent reviewed National Interstate’s results, which largely reflected the results of the subsector. National Interstate’s combined ratio for 2013, 2014 and 2015 was 102.4%, 103.9% and 100.4%, respectively. In addition, National Interstate reported net earnings per share of $0.89, $0.56 and $1.05 and return on equity of 5.0%, 3.1% and 5.8% for 2013, 2014 and 2015, respectively.

On March 6, 2016, at a meeting of the board of directors of AFG, the AFG directors reviewed and approved a proposal for Parent to acquire all of the outstanding common shares of the Company that are not currently owned by Parent, for $30.00 per share in cash (the “Merger Transaction”). It was determined that AFG would propose the merger of a subsidiary of Parent with and into the Company with the outstanding common shares not owned by Parent or its affiliates being converted into the right to receive $30.00 per share in cash. In addition, AFG’s board of directors determined that its proposal would include the requirement that the Board appoint a special committee of independent, for purposes of serving on the special committee, and disinterested directors to consider the Merger Transaction and to make a recommendation to the Board following consultation with independent legal and financial advisors to be retained by such special committee and that the Merger Transaction would not move forward unless such transaction were approved by the special committee. AFG’s board of directors also determined that the Merger Transaction would be subject to a non-waivable condition requiring approval of a majority of the shares of the Company not owned by AFG or its affiliates.

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Immediately following the March 6, 2016 meeting, Mr. Joseph E. (Jeff) Consolino, acting on behalf of AFG and Parent, contacted the directors of the Company who were not current or former executive officers of AFG, Parent or the Company and not affiliated with AFG or Parent other than by serving together on the Board with directors who are so affiliated (the “Unaffiliated Directors”) regarding AFG’s and Parent’s intent to deliver a proposal to the Company regarding the Merger Transaction. Mr. Consolino also contacted Keith A. Jensen, a former executive officer of AFG, who was then serving on the Board but whose term expired at the annual meeting of shareholders of the Company on May 5, 2016. In addition, on the evening of March 6, 2016, Messrs. Consolino and Larson contacted Messrs. Mercurio, Michelson and Gonzales to communicate AFG’s and Parent’s intent to deliver such proposal.

Later that evening on March 6, 2016, AFG sent a letter to the Board proposing the Merger Transaction. The full text of the letter sent to the Board is set forth below:

Board of Directors

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

Attn: Donald W. Schwegman

March 6, 2016

Dear Don:

American Financial Group, Inc. (“AFG”) is pleased to submit this proposal for its wholly-owned subsidiary, Great American Insurance Company (“GAIC”), to acquire all of the outstanding common shares of National Interstate Corporation (“National Interstate”) that are not currently owned by GAIC at a purchase price of $30.00 per share in cash. The proposed transaction will not be subject to a financing condition.

The $30.00 per share price represents a 32.7% premium over National Interstate’s last closing price. The $30.00 per share price is a 1.70x multiple of National Interstate’s book value per share excluding unrealized gains on fixed maturities as of December 31, 2015, and a 25.9x multiple of National Interstate’s 2015 diluted net income from operations per share.

As you know, GAIC owns approximately 51% of the outstanding National Interstate common shares, and five of the 11 National Interstate directors are current or former executive officers of GAIC or AFG. We expect that the National Interstate board of directors will appoint a new special committee to consider our proposed transaction and make a recommendation to the National Interstate board of directors. We further expect that the special committee will retain its own independent legal and financial advisors to assist in its review of our proposed transaction. We will not move forward with the transaction unless it is approved by such special committee.

None of the National Interstate directors who are current or former executive officers of GAIC or AFG will participate in the consideration of the AFG proposal by National Interstate, the special committee or the special committee’s advisors. In addition, the transaction will be subject to a non-waivable condition requiring approval of a majority of the shares of National Interstate not owned by AFG or its affiliates. We intend to implement the proposed transaction in a manner that will ensure that National Interstate will become a wholly-owned subsidiary of GAIC and that all shareholders of National Interstate will receive the same consideration for their shares in the proposed transaction.

GAIC currently intends that following completion of the proposed transaction, National Interstate’s business will continue to be run in a manner that is generally consistent with its current operations and does not currently contemplate making any significant changes in National Interstate’s strategic or operating philosophy or its business. National Interstate would proceed to operate as a separate company, 100% owned by GAIC or an affiliate, much like AFG’s other wholly-owned subsidiaries.

Given our knowledge of National Interstate, we are in a position to complete the transaction in an expedited manner and to promptly enter into discussions regarding a merger agreement with the special committee and its advisors providing for the acquisition of the remaining National Interstate shares.

In considering our proposal, you should know that in our capacity as a shareholder of National Interstate we are interested only in acquiring the shares of National Interstate not already owned by GAIC and that in such capacity we have no interest in selling any of the shares owned by us in National Interstate nor would we expect, in

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our capacity as a shareholder, to vote in favor of any alternative sale, merger or similar transaction involving National Interstate.

AFG and GAIC have engaged Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor for the proposed transaction.

Due to our obligations under the securities laws, we intend to file a Schedule 13D amendment with the Securities and Exchange Commission and to issue a press release announcing our proposal before the market opens tomorrow. A copy of the press release is attached for your reference.

This indication of interest is non-binding and no agreement, arrangement or understanding between the parties will be created until such time as definitive documentation has been executed and delivered by GAIC and all other appropriate parties and the agreement, arrangement or understanding has been approved by AFG and GAIC’s boards of directors.

We believe that our proposal represents an attractive opportunity for National Interstate’s shareholders to receive a significant premium to National Interstate’s current and recent share prices. We welcome the opportunity to meet with the special committee, once formed, and/or its advisors to discuss our proposal.

We look forward to your response.

Sincerely,

By:	/s/ Carl H. Lindner III
Name:	Carl H. Lindner III
Title:	Co-Chief Executive Officer

On March 7, 2016, AFG began its regularly scheduled annual leadership conference, which included among its invitees certain officers and other executives of the Company. In advance of the commencement of the meetings that morning, senior executives of AFG and Parent advised certain members of the Company’s management, including Messrs. Mercurio, Michelson and Gonzales as well as Mr. Tony Brown, Mr. Matt Grimm, Ms. Julie A. McGraw, Mr. Gary N. Monda, Mr. Jim Parks and Mr. Steve Winborn, of the Merger Transaction. Prior to the open of trading on March 7, 2016, AFG issued a press release disclosing that the proposal letter regarding the Merger Transaction had been sent to the Board. Mr. Consolino also telephoned a significant shareholder to notify such shareholder directly of the Merger Transaction.

Also that morning, at the beginning of the scheduled leadership meetings, Mr. Vito C. Peraino, Senior Vice President and General Counsel of AFG, advised meeting participants that AFG did not intend to discuss the Merger Transaction during the conference and requested that all participants proceed on the basis of “business as usual” during the scheduled meetings.

On March 9, 2016, the Unaffiliated Directors held an initial meeting telephonically to discuss the AFG proposal, the formation and composition of a special committee of the Board to consider the proposal and potential candidates to serve as outside legal counsel to a special committee of the Board.

On March 15, 2016, the Board met and discussed the receipt of the proposal relating to the Merger Transaction. At this meeting, the directors determined that the formation of a committee and any substantive discussion of the Merger Transaction should be deferred until such time as the Board had identified and engaged an independent legal advisor.

On March 16, 2016, the Unaffiliated Directors held a meeting to interview potential legal advisors. Each firm presented its qualifications and discussed the legal issues presented by transactions such as the Merger Transaction. The Unaffiliated Directors were afforded the opportunity to ask questions about the potential firms’ respective qualifications and fee proposals. After considerable discussion about the potential firms’ qualifications and expertise, the Unaffiliated Directors decided to retain Willkie Farr & Gallagher LLP (“Willkie Farr”) as outside legal counsel to a special committee of the Board that would be comprised of certain members of the Board to be determined in consultation with Willkie Farr.

On March 28, 2016, at a telephonic meeting of the Unaffiliated Directors, representatives of Willkie Farr discussed the considerations relevant to the formation and composition of a special committee, including independence and process. The Unaffiliated Directors also discussed with representatives of Willkie Farr potential

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candidates to serve as financial advisor to the special committee. The Unaffiliated Directors agreed that any financial advisor to the special committee would have to be qualified and free from conflicts of interest that would prevent the financial advisor from serving as an independent financial advisor to the special committee.

On March 31, 2016, at a telephonic meeting of the Unaffiliated Directors, after extensive discussion with Willkie Farr as to the role of a special committee in considering a proposal such as the Merger Transaction and the considerations applicable to the composition of such a special committee, as well as a review of the independence of each of the Unaffiliated Directors, all of the Unaffiliated Directors expressed a willingness to serve on the special committee to be formed by the Board and determined to recommend that the Board constitute a special committee consisting of all of the Unaffiliated Directors.

On April 6, 2016, the Board convened telephonically for a meeting at which Messrs. Consolino and Michelson, Mr. I. John Cholnoky, Mr. Patrick J. Denzer, Mr. Norman L. Rosenthal, Mr. Donald W. Schwegman, Mr. Alan R. Spachman and representatives of Willkie Farr were in attendance. Despite his attendance at the meeting, Mr. Michelson did not participate in the meeting. At the opening of the meeting, Mr. Consolino stated that he and the other Affiliated Directors were aware of the purpose of the meeting to form and empower a special committee to address the offer made by AFG and had no objections to the proposed formation of the special committee but that he and the other Affiliated Directors intended to recuse themselves from consideration of matters related to the Merger Transaction. Shortly after making this statement, Mr. Consolino left the meeting. At this meeting, the Board adopted resolutions that had previously been circulated to the Board regarding the formation of a special committee to consider the Merger Transaction. The resolutions were adopted unanimously by those directors in attendance, who constituted a majority of the Board. The resolutions appointed the following directors to the special committee: Messrs. Rosenthal, Cholnoky, Denzer, Schwegman, and Spachman, each of whom the Board determined to be independent for purposes of serving on the special committee. Mr. Rosenthal was appointed to serve as the Chairman of the special committee. The special committee was delegated the power and authority to, among other things: (1) make such investigation of the Merger Transaction as the special committee deemed appropriate, (2) consider and recommend to the Board whether or not it would be in the best interests of the Company and the holders of the common shares of the Company to proceed with the Merger Transaction and/or to engage in discussions and/or negotiations with respect thereto, (3) negotiate with AFG and Parent any element of the Merger Transaction, (4) consult with and/or advise management, on behalf of the Board, in connection with discussions and/or negotiations concerning potential terms and conditions of the Merger Transaction, (5) consider such other matters as may be requested by the Board from time to time, (6) make any recommendations to the Board concerning the Merger Transaction that the special committee deemed appropriate, including recommendations with respect to any matters requested by the Board, and (7) determine to elect not to pursue the Merger Transaction. The Board also authorized the special committee, in its sole discretion, to interview, select and retain, at the Company’s expense and on behalf of the Board and/or the special committee, such additional investment bankers, financial advisors, attorneys, accountants or other advisors and secretarial assistance as it may deem appropriate, including without limitation, an investment bank to deliver a fairness opinion in connection with the Merger Transaction, and to establish the terms of engagement of each such advisor and consult with such advisors to the extent the special committee deemed necessary.

Also following the April 6 meeting, the Company issued a press release announcing the formation of the special committee to review the Merger Transaction and the selection of Willkie Farr as the independent legal advisor to the special committee.

On April 11, 2016, the special committee and representatives of Willkie Farr met in person to interview potential financial advisors and to consider each financial advisor’s qualifications. Each of the firms was asked to present its credentials and to address the following topics: (i) the members of the firm that would participate in the engagement and their respective experience (both in advising special committees in going private transactions and experience relevant to the Company’s business), and each member’s role in the engagement; (ii) a summary of potential conflicts of interest, including identifying any transactions, financings or relationships with AFG, Parent or any of their affiliates, as well as proposed monitoring and disclosure of conflicts that might arise during the engagement; (iii) preliminary views on the process and valuation work to be performed in connection with the engagement; and (iv) proposed fee arrangement, assuming that the special committee would request delivery of a written opinion as to the fairness of the Merger Transaction.

On April 13, 2016, the special committee and representatives of Willkie Farr met telephonically to discuss each of the potential financial advisor’s qualifications and potential conflicts of interest that would prevent each financial advisor from serving as an independent financial advisor to the special committee. Mr. Rosenthal noted that he was a former Morgan Stanley & Co. LLC (“Morgan Stanley”) employee and accordingly requested that other

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members of the special committee lead the discussion regarding the ultimate selection of a financial advisor to the special committee. After extensive discussion about each of the potential financial advisors, the special committee determined to select Morgan Stanley as the financial advisor to the special committee, subject to agreement on the final economic terms of the engagement and confirmation that there were no such conflicts of interest. The special committee authorized Willkie Farr to propose a revision to Morgan Stanley’s fee proposal and to negotiate the other terms of Morgan Stanley’s engagement agreement on behalf of the special committee. The special committee also resolved to retain local counsel in Ohio.

On April 20, 2016, representatives of Willkie Farr contacted representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to provide information regarding the proposed terms of the engagement of Morgan Stanley as a financial advisor to the special committee.

On April 21, 2016, the Company announced that the special committee had retained Morgan Stanley as its financial advisor to assist the special committee in its evaluation of the Merger Transaction.

On April 22, 2016, at a telephonic meeting of the special committee, Willkie Farr informed the special committee that Squire Patton Boggs (US) LLP (“Squire”) had been retained as counsel for the special committee with respect to Ohio legal issues. Willkie Farr asked representatives of Squire to confirm that there were no conflicts of interest with respect to AFG, its directors and officers and any of AFG’s affiliates that would preclude Squire from serving as an independent legal advisor to the special committee, and Squire made this confirmation.  Representatives of Willkie Farr and Squire provided the special committee with an overview of the applicable law regarding directors’ fiduciary duties (including duties related to service on a special committee), the standards of review of fiduciary duties under Ohio law and director indemnification and limitation on liability, which was followed by an extensive discussion among the members of the special committee, Willkie Farr and Squire.  Representatives of Morgan Stanley joined the meeting to update the special committee on the actions taken by Morgan Stanley since its retention by the special committee, including the compilation of an analysis of comparable and precedent transactions as well as a review of publicly available information with respect to AFG’s 2014 proposed tender offer for the Company’s common shares that were not then owned by Parent.  The special committee and representatives of Morgan Stanley and Willkie Farr discussed the process through which they would review certain information relating to the Company and the valuation work that Morgan Stanley would perform in connection with its engagement by the special committee.

On April 27, 2016, Willkie Farr provided Skadden with a list of topics relating to the Company prepared by Morgan Stanley on behalf of the special committee regarding AFG’s operations and the Merger Transaction.

On April 28, 2016, representatives of Skadden and representatives of Willkie Farr discussed telephonically the scope of the special committee’s due diligence request and potential timing for a meeting to discuss the special committee’s questions. Representatives of Skadden and representatives of Willkie Farr also discussed certain questions regarding the insurance coverage provided to the Company’s directors under the insurance policy maintained by an affiliate of AFG for the benefit of directors and officers of AFG and its affiliated companies (including the Company).

During the period from April 19, 2016 to June 24, 2016, (i) at the direction of the special committee, representatives of Willkie Farr and Morgan Stanley conducted meetings with representatives of the Company, the purpose of which was to review certain information relating to the Company in connection with the Merger Transaction and Morgan Stanley’s financial analysis and valuation work in connection with the Merger Transaction, (ii) representatives of the Company and, at the direction of the special committee, representatives of Willkie Farr and Morgan Stanley, conducted meetings with representatives of Parent and/or Skadden, the purpose of which was to review certain information relating to Parent and the AFG proposal, and (iii) Parent and the Company conducted meetings, certain of which included representatives of Willkie Farr, Skadden and/or Morgan Stanley, the purpose of which was to allow Parent to review certain information with respect to the Company’s claims development process and reserve methodology and certain questions regarding the Company’s employee incentive plans.

On May 4, 2016, at the direction of the special committee, representatives of Morgan Stanley and Willkie Farr met telephonically with Mr. Consolino, Mr. Peraino and representatives of Skadden met telephonically to discuss and respond to the special committee’s due diligence request that was delivered on April 27, 2016.

On May 5, 2016, the Company held its 2016 annual meeting of shareholders. At the annual meeting, Mr. Jensen’s term as director of the Company terminated. The Board met later that day in a regularly scheduled meeting.

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On May 6, 2016, at the direction of the special committee, representatives of Willkie Farr and Morgan Stanley held a telephonic discussion with Messrs. Mercurio and Gonzales and Ms. McGraw to discuss the Company’s 2016 business plan and medium-term outlook. Later that day, at a telephonic meeting of the special committee, the special committee discussed with representatives of Morgan Stanley and Willkie Farr the status of Morgan Stanley’s review of certain information relating to the Company and Parent.

On May 9, 2016 and May 11, 2016, at the direction of the special committee, representatives of Morgan Stanley held telephonic discussions with Messrs. Mercurio and Gonzales and Ms. McGraw to review certain financial information relating to the Company, including with respect to loss reserves and Company management’s view of the Company’s expected financial performance. The topics discussed with respect to loss reserves and management’s view of the Company’s expected performance. included, among others, (i) the Company’s overall reserving approach and process, including working group dynamics across functional areas, AFG’s role in reserve setting and ongoing evaluation, Ernst & Young LLP’s internal and external audit evaluations of the Company’s reserves, and claims department reorganization; (ii) reserve development in the first quarter of 2016; and (iii) recent reserve strengthening. The topics discussed with respect to the Company’s medium-term outlook included, among others, (i) the Company’s top-line growth, including possible views on 2017 and 2018 premium growth, the key drivers for top-line growth, and planned reinsurance efforts; (ii) the Company’s loss ratio, including the Company’s anticipated reserve redundancy and/or deficiency; (iii) the Company’s expense ratio, including the contribution from ceding commissions; and (iv) the Company’s balance sheet, including target yields for the Company’s investment portfolio, the Company’s capital distribution policy, the Company’s financial leverage targets in 2017 and 2018, and the Company’s “Best’s Capital Adequacy Ratio” targets for 2017 and 2018.

On May 12, 2016, Mr. Consolino called Mr. Gonzales to discuss the process to date regarding the potential Merger Transaction. During this call, Mr. Gonzales provided a general update on the process and its timing and summarized certain requests that Morgan Stanley had made to management of the Company relating to the management’s view of the Company’s financial outlook and other financial information.

On May 13, 2016, at a telephonic meeting of the special committee, the special committee and representatives of Morgan Stanley discussed Morgan Stanley’s ongoing review of certain financial and other information regarding the Company and financial analysis and also discussed meeting on May 19, 2016 to discuss the management’s view of the Company’s financial outlook.

Later that day and again on May 17, 2016, at the direction of the special committee, representatives of Morgan Stanley held telephonic discussions with Messrs. Mercurio, Gonzales and Monda and Ms. McGraw regarding management’s view of the Company’s financial outlook and the Company’s investment portfolio.

On May 19, 2016, the special committee held a telephonic meeting, at which it discussed with representatives of Morgan Stanley and Willkie Farr, management’s view of the Company’s financial outlook. Messrs. Mercurio, Gonzales and Monda and Ms. McGraw joined the meeting to discuss the development of, and to provide their views on, the financial outlook. The special committee engaged in extensive discussion with Messrs. Mercurio, Gonzales and Monda and Ms. McGraw regarding the process for reviewing certain information relating to the Company and their views on the Company’s financial outlook. After Messrs. Mercurio, Gonzales and Monda and Ms. McGraw left the meeting, the special committee reviewed the discussion, the Company’s first quarter financial results and publicly available information related to comparable companies with representatives of Morgan Stanley and Willkie Farr.

On May 20, 2016, Skadden delivered a draft merger agreement (the “Skadden Draft”) to Willkie Farr. In addition, as Mr. Consolino had previously indicated to the Company, Skadden delivered a due diligence request relating to the Company’s employee benefits plans and reserves, as well as the expected costs to be incurred by the Company attributable to the Special Committee process. Skadden also made a request for additional information regarding the special committee’s anticipated timeline for reviewing and responding to AFG.

On May 21, 2016, Willkie Farr acknowledged receipt of the Skadden Draft and due diligence requests but indicated that it would be premature to engage in discussions regarding the merger agreement until such time as the special committee had completed its work to analyze the AFG proposal.

On May 26, 2016, at an in-person meeting of the special committee, representatives of Morgan Stanley reviewed Morgan Stanley’s preliminary financial analysis of the Company (the “Preliminary Financial Analysis”), certain tactical considerations and potential strategic alternatives to the Merger Transaction, including the sale of the Company to a third party financial or strategic buyer (not affiliated with AFG), capital management strategies, divestiture of certain businesses and a potential acquisition that the Company was considering (the “Potential Acquisition”). See “Special Factors—Opinion of Morgan Stanley & Co. LLC” on page [•]. The special committee instructed Morgan Stanley to schedule a meeting the following week involving representatives of AFG, Morgan Stanley, Willkie Farr and Skadden to review the Preliminary Financial Analysis and to discuss the Merger Transaction. The special committee also authorized Morgan Stanley to prepare a written presentation to be delivered to AFG at this meeting for purposes of facilitating negotiations with AFG and its advisors.   As a negotiating tactic, the special committee felt it was important to highlight in this written presentation areas of potential additional value and synergies that the special committee had identified as potential drivers of transaction value.

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On June 2, 2016, representatives of each of Morgan Stanley, Willkie Farr and Skadden and Mr. Consolino met in New York to discuss the Merger Transaction.  During this meeting, at the direction of the special committee, representatives of Morgan Stanley reviewed with Mr. Consolino the written presentation previously authorized by the special committee. This written presentation, which was prepared only for the purposes of negotiation, contained financial analysis regarding the Merger Transaction, which included certain aspects of the Preliminary Financial Analysis and certain areas of potential additional value and synergies that the special committee had identified as potential drivers of transaction value.  The representatives of Morgan Stanley also presented the special committee’s initial views as to potential ranges of values for the common shares in a transaction.  After the representatives of Morgan Stanley had finished, Mr. Consolino responded to certain items in the Preliminary Financial Analysis and areas of potential additional value but indicated that he did not have authorization to respond to any offers or additional proposals and would have to discuss the Preliminary Financial Analysis and areas of potential additional value with representatives of senior management of AFG.

On June 3, 2016, at a telephonic meeting of the special committee, the special committee discussed the June 2, 2016 meeting with representatives of Morgan Stanley and Willkie Farr and authorized Morgan Stanley to respond to inquiries received from certain investors of the Company that had contacted the Company or the special committee regarding the Merger Transaction. Between June 7, 2016 and July 11, 2016, representatives of Morgan Stanley conducted telephonic meetings with such investors regarding the Merger Transaction, in which these investors expressed their views to Morgan Stanley regarding the Company’s valuation and the potential Merger Transaction.

Later on June 3, 2016, various representatives of senior management of the Company and Parent, as well as representatives of Morgan Stanley, Willkie Farr and Skadden, held a telephonic discussion regarding the Company’s claim development process and reserves.

On June 24, 2016, AFG’s directors met telephonically to discuss the Merger Transaction and the feedback that had been provided by the special committee and its advisors during the June 2, 2016 meeting. Following discussions at this meeting, AFG’s board of directors authorized Mr. Consolino to propose an increase in AFG’s offer to $30.75 per share.

During the afternoon of June 24, 2016, at the direction of the special committee, representatives of each of Morgan Stanley and Willkie Farr met with Mr. Consolino and representatives of Skadden in New York to further discuss the Merger Transaction. At this meeting, Mr. Consolino presented information regarding AFG’s views on the ranges of values and underlying valuation assumptions that Morgan Stanley had communicated to Mr. Consolino on behalf of the special committee on June 2, 2016. Mr. Consolino stated at this meeting AFG’s belief that AFG’s March 7, 2016 proposal of $30.00 per share had been full and fair. However, Mr. Consolino indicated that AFG would be willing to increase the price of the Merger Transaction to $30.75 per share (the “Revised Proposal”). At the conclusion of this meeting. Mr. Consolino stated that AFG had no further due diligence to perform on the Company and encouraged the special committee and its advisors to engage in discussions to finalize a transaction.

On June 26, 2016, at the direction of the special committee, a representative of Morgan Stanley had a telephonic discussion with Mr. Consolino regarding the Revised Proposal, during which they discussed certain aspects of the Preliminary Financial Analysis and Mr. Consolino raised the possibility of AFG offering to pay a higher price for the outstanding shares of the Company.

On June 27, 2016, prior to the open of business, AFG disclosed that it had increased the price for the Merger Transaction to $30.75 per share.

Later that day, the special committee held a telephonic meeting with representatives of Morgan Stanley and Willkie Farr to discuss the Revised Proposal. The special committee collectively determined that the Revised Proposal was inadequate and not in the best interest of the Public Shareholders and determined that the Company would issue a press release rejecting the Revised Proposal. The special committee noted that it intended to continue to consider the options available to the Company, including maintaining the Company as a public company and negotiating further to obtain an offer that more appropriately reflects the special committee’s views on valuation.

On June 29, 2016, the Company issued a press release announcing that the special committee had unanimously rejected AFG’s increased $30.75 per share offer and that the special committee had determined that the revised offer was inadequate and not in the best interest of the Public Shareholders.

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On June 29, 2016 and June 30, 2016, representatives of the parties discussed timing for a potential meeting or call among Mr. Consolino, Mr. Rosenthal and representatives of Morgan Stanley.

On July 1, 2016, at the direction of the special committee, a representative of Morgan Stanley had a telephone conversation with Mr. Consolino to discuss the special committee’s determination and potential next steps. During this meeting, Mr. Consolino expressed his interest in speaking to Mr. Rosenthal directly regarding the Merger Transaction. Mr. Consolino expressed his belief that AFG may consider a price in excess of the Revised Proposal but that a price of $32.00 per share or higher was unlikely.

Later that day, at a telephonic meeting of the special committee, the special committee and representatives of Morgan Stanley and Willkie Farr discussed the telephonic discussion between Mr. Consolino and representatives of Morgan Stanley earlier that day.  The special committee and representatives of Morgan Stanley and Willkie Farr also discussed certain financial information relating to the Company and potential responses to the Revised Proposal.  The special committee determined that Mr. Rosenthal and Morgan Stanley would propose a telephonic discussion with Mr. Consolino for later that day.

Later that day, Mr. Rosenthal had a telephonic discussion with Mr. Consolino and a representative of Morgan Stanley. Mr. Rosenthal provided the special committee’s views on the valuation of the Company. Mr. Rosenthal also expressed his confidence in the new senior management team in place at the Company and his belief that the team would yield improved business prospects, and he asked Mr. Consolino to articulate AFG’s views on valuation. Mr. Rosenthal also indicated that the special committee was disappointed in the Revised Proposal and that shareholders with which Morgan Stanley had spoken were supportive of the special committee’s rejection of the Revised Proposal. Mr. Rosenthal finally stated that he would be willing to take a further revised proposal to the special committee. In response, Mr. Consolino reiterated AFG’s views on the valuation of the Company and indicated that he believed certain shareholders would accept the Revised Proposal. Mr. Consolino indicated that he would speak with AFG shortly and might provide the special committee with an updated proposal. Mr. Consolino also stated that AFG was prepared to proceed with the Company as an independent company in the event that the parties could not reach agreement on the Merger Transaction and noted that AFG would not condition entering into a transaction with the Company on a unanimous recommendation of the Merger Agreement by the Special Committee.

On July 3, 2016, at a telephonic meeting of the special committee, representatives of Willkie Farr and Morgan Stanley discussed the process and potential responses to a further revised proposal from AFG. Representatives of Willkie Farr provided the special committee with a reminder of the directors’ fiduciary duties, including with respect to accepting or rejecting the any proposals made by AFG and its affiliates.

On July 5, 2016, AFG’s directors met telephonically to discuss the Merger Transaction and to receive feedback from Mr. Consolino regarding his discussions with representatives of Morgan Stanley and the special committee’s expectations regarding an offer price that the special committee would approve. Following discussions at this meeting, AFG’s board of directors authorized Mr. Consolino to propose an increase in AFG’s offer for the Company to $32.00 per share.

On July 6, 2016, Mr. Consolino delivered a letter via e-mail to Morgan Stanley proposing a best and final increase of the offer price to $32.00 per share (the “Second Revised Proposal”). The full text of the letter is set forth below:

July 6, 2016

Special Committee of the Board of Directors

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

Attn: Norman L. Rosenthal, Chairman of the Special Committee

Dear Norman:

American Financial Group, Inc. (“AFG” or “we”) is pleased to provide the special committee (the “Special Committee”) of the Board of Directors of National Interstate Corporation (“National Interstate”) with its further increased offer for its wholly-owned subsidiary, Great American Insurance Company (“GAIC”), to acquire all of the outstanding common shares of National Interstate that are not currently owned by GAIC at a purchase price of $32.00 per share in cash. This represents our best and final offer, and we will offer no further increases from this price. This is a full and fair price offer that will provide upfront liquidity to, and for the benefit of, National

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Interstate’s shareholders. As previously communicated, the proposed transaction will not be subject to a financing condition.

The $32.00 per share price represents a 41.5% premium over National Interstate’s unaffected share closing price on March 4, 2016, the last trading day prior to public announcement of our proposal and a 6.5% premium over yesterday’s closing price. The $32.00 per share price is a 1.8x multiple of National Interstate’s book value per share excluding unrealized gains on fixed maturities as of March 31, 2016, and a 27.6x multiple of National Interstate’s 2015 diluted net income from operations per share. We have raised our offer price $2.00 per share since our initial proposal, which represents aggregate additional consideration of approximately $20 million that will be paid to National Interstate shareholders other than GAIC.

Our proposed transaction remains subject to the condition that it be approved by a majority of the special committee. When the special committee approves the transaction, shareholders holding a majority of the shares of National Interstate not owned by AFG or its affiliates will have the ability to approve the transaction for the benefit of National Interstate’s shareholders. We are confident based on our discussions with National Interstate’s shareholders that such approval will be obtained. We will be filing this letter with the Securities and Exchange Commission as an exhibit to a Schedule 13D amendment, and we are also issuing a press release before the market opens today containing this letter.

This proposal is non-binding and no agreement, arrangement or understanding between the parties will be created until such time as definitive documentation has been executed and delivered by GAIC and all other appropriate parties and the agreement, arrangement or understanding has been approved by AFG and GAIC’s boards of directors.

We look forward to working with the special committee and its advisors to announce a transaction expeditiously.

Sincerely,

By:	/s/ Carl H. Lindner III
Name:	Carl H. Lindner III
Title:	Co-Chief Executive Officer

Following delivery of the letter on July 6, 2016, AFG issued a press release announcing the increase of its offer price to a best and final $32.00 per share.

On July 7, 2016, at the direction of the special committee, representatives of Morgan Stanley and Willkie Farr held a telephonic discussion with Messrs. Mercurio and Gonzales and Ms. McGraw regarding the Company’s updated second quarter financial information and the Potential Acquisition. Mr. Mercurio indicated that he expected the Company to meet or nearly meet the financial targets for the second quarter according to the Company’s internal business plan for 2016.

On July 8, 2016, at a telephonic meeting of the special committee, representatives of Morgan Stanley reviewed an updated preliminary financial analysis of the Company (the “Updated Valuation Analysis”). Representatives of Morgan Stanley recapped for the special committee and representatives of Willkie Farr input received from certain investors regarding the Merger Transaction and AFG’s proposals to date, and the special committee and representatives of Morgan Stanley and Willkie Farr extensively discussed a number of matters, including the impact of the Company’s pending second quarter financial results and the Potential Acquisition on the Company’s valuation. The special committee resolved unanimously not to vote on whether to accept or reject the Second Revised Proposal and determined that Mr. Rosenthal and a representative of Morgan Stanley would arrange a telephonic discussion with Messrs. Lindner III and Consolino to further discuss the Second Revised Proposal. The special committee and representatives of Morgan Stanley and Willkie Farr also engaged in discussion regarding the Skadden Draft.

Later on July 8, 2016, the Company issued a press release announcing that the special committee had received the Second Revised Proposal and stating that the special committee was reviewing and evaluating the Second Revised Proposal with its financial and legal advisors.

On July 11, 2016, Messrs. Rosenthal, Lindner III and Consolino met by telephone with representatives of Morgan Stanley to discuss the Second Revised Proposal. During this meeting, Mr. Consolino reaffirmed the Second Revised Proposal and reiterated AFG’s request that the special committee meet and vote on the Merger Transaction.

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On July 13, 2016, at a telephonic meeting of the special committee, representatives of Morgan Stanley recapped for the special committee and representatives of Willkie Farr recent input received from certain investors regarding the Merger Transaction and AFG’s proposals to date. Representatives of Morgan Stanley also discussed the July 11th call with Messrs. Rosenthal, Lindner III and Consolino regarding the Second Revised Proposal and a July 12th call between a representative of Morgan Stanley and Mr. Consolino regarding the Second Revised Proposal. The special committee directed representatives of Morgan Stanley to arrange a telephonic discussion with representatives of the Company for an update with respect to the Company’s pending second quarter financial information and the Potential Acquisition.

On July 14, 2016, at the direction of the special committee, representatives of Morgan Stanley held a telephonic discussion with Mr. Consolino to further discuss the Second Revised Proposal, during which Mr. Consolino responded to certain factors of the Updated Valuation Analysis.

On July 15, 2016, at the direction of the special committee, representatives of Morgan Stanley had a telephonic discussion with Ms. McGraw to further discuss the Company’s second quarter financial results and the Potential Acquisition. Ms. McGraw provided a preliminary overview of the financial results and described the expected timing of their release to the Board and the public and discussed certain revisions that had been made to the Company’s projected financial results with respect to the Potential Acquisition.

Later that day, at a telephonic meeting of the special committee, the special committee and representatives of Morgan Stanley and Willkie Farr engaged in extensive discussion with respect to Company management’s view of the Company’s pending second quarter financial results as well as Company management’s revised financial analysis of, and the timing and likelihood of, the Potential Acquisition. In light of the revised financial analysis with respect to the Potential Acquisition, the special committee and representatives of Morgan Stanley and Willkie Farr discussed the diminished value accretion that the Potential Acquisition would represent to the Company’s business. The special committee agreed to request a call with certain members of senior management of the Company to further discuss the Company’s financial results and the Potential Acquisition before taking a formal vote with respect to the Second Revised Proposal.

On July 18, 2016, the special committee, Messrs. Gonzales and Mercurio, Ms. McGraw and representatives of Morgan Stanley had a telephonic discussion during which they engaged in extensive discussion regarding Company management’s view of the likely outcome of Company’s pending second quarter financial results, Company management’s revised financial analysis of the Potential Acquisition. They also discussed a further updated valuation analysis to be prepared by Morgan Stanley that incorporated the Company management’s revised projected financial results (the “Second Revised Valuation Analysis”).

Later that day, Mr. Consolino had a telephonic discussion with representatives of Morgan Stanley to further discuss the Second Revised Proposal.

On July 20, 2016, at a telephonic meeting of the special committee, the special committee and representatives of Morgan Stanley and Willkie Farr discussed the July 18, 2016 call with Mr. Consolino as well as potential responses to the Second Revised Proposal. The special committee and representatives of Morgan Stanley and Willkie Farr engaged in extensive discussion with respect to the pending second quarter financial results as well as revised financial analysis prepared by Company management which no longer reflected material value accretion arising from the Proposed Transaction. Representatives of Morgan Stanley discussed recent telephonic meetings with certain investors regarding the Merger Transaction and the Second Revised Proposal. Representatives of Willkie Farr provided the special committee with an overview of the directors’ fiduciary duties. Following extensive discussion regarding a potential response to the Second Revised Proposal, the special committee agreed that Morgan Stanley would request a call with Mr. Consolino and representatives of Skadden and Willkie Farr to communicate that a majority of the special committee likely could support the Second Revised Proposal and that, in the alternative, the special committee would likely unanimously support a transaction that included merger consideration of $32.50 per share in cash. In addition, Mr. Spachman directed representatives of Willkie Farr to communicate that he was

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prepared to approve the Merger Transaction and to vote his shares in favor of the Merger Transaction at $32.50 per share.

Later that day, representatives of Morgan Stanley and Willkie Farr engaged in a teleconference with Mr. Consolino and representatives of Skadden. During this meeting, representatives of Morgan Stanley notified Mr. Consolino that a less than unanimous majority of the special committee would likely support recommending to the Board approval of the Merger Transaction at a price of $32.00 per share but that the special committee would likely unanimously approve the Merger Transaction at a price of $32.50 per share. In addition, the representatives stated that Mr. Spachman was prepared to approve the Merger Transaction and to vote his shares in favor of the Merger Transaction at $32.50 per share.

On July 21, 2016, Mr. Consolino and Mr. Lindner III discussed the feedback received from Morgan Stanley and Willkie Farr the previous evening. During this discussion, Mr. Consolino and Mr. Lindner III discussed that AFG could consider permitting the Company to pay a special dividend of $0.50 per share to all shareholders immediately prior to the effective time of the consummation of a merger if the special committee was prepared to unanimously approve the Merger Transaction at the current offer price of $32.00 per share. Mr. Consolino also noted that, along with unanimous approval by the special committee, AFG should require Mr. Spachman to support the transaction as a shareholder through the execution of a voting agreement. Following discussion, it was determined that Mr. Consolino should make this proposal to Morgan Stanley.

Later in the day on July 21, 2016, Mr. Consolino contacted representatives of Morgan Stanley and communicated that AFG would support the payment by the Company of a $0.50 per share special dividend in connection with a merger closing in addition to regular quarterly dividends if (i) the special committee would unanimously support the Merger Transaction at $32.00 per share, (ii) Mr. Spachman would support the Merger Transaction by executing a voting agreement, (iii) the special committee accept the merger agreement draft substantially in the form of the Skadden Draft and (iv) a transaction were announced prior to the open of the financial markets on Monday, July 25, 2016 (the “Final Proposal”).

Later that day, the special committee met telephonically with representatives of Morgan Stanley and Willkie Farr and engaged in discussion regarding the Final Proposal. The special committee unanimously resolved to instruct Morgan Stanley to use Company management’s projections for 2016-2018 as the basis for its financial analysis of the Final Proposal.

Later that day, at the direction of the special committee, representatives of Morgan Stanley confirmed to Mr. Consolino that although the special committee would need to formally approve the Merger Transaction, the special committee had instructed its advisors to proceed with AFG’s advisors to negotiate the Merger Transaction and certain terms of the Merger Agreement based on the overall Final Proposal.

During the evening of July 21, 2016, Willkie Farr delivered a revised draft of the merger agreement to Skadden (the “Willkie Draft”). Willkie Farr’s draft introduced the concept that, given AFG’s and Parent’s knowledge of the Company, knowledge of matters by AFG or Parent should be excepted from certain of the Company’s representations and warranties. Willkie Farr also added various exceptions to the definition of “material adverse effect” and deleted certain representations and warranties by the Company. In addition, Willkie Farr suggested various changes to the “fiduciary out” provisions (including regarding the definition of “superior proposal” and the standard pursuant to which the special committee could change its recommendation of the merger) and eliminated the contractual provisions that provided for the payment of a termination fee or any expense reimbursement by the Company if the merger agreement were terminated under certain circumstances, including a change in the special committee’s recommendation of the merger or if the requisite majority of the shareholders failed to approve the merger.

On July 22, 2016, Skadden delivered a draft of the voting agreement to Willkie Farr and a further revised version of the merger agreement (the “Revised Skadden Draft”) to Willkie Farr, which proposed a compromise relating to selected open issues on the merger agreement.

During the afternoon of July 23, 2016, representatives of Skadden and representatives of Willkie Farr participated in a teleconference to discuss the Revised Skadden Draft and responses that Skadden had made to

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various revisions in the Willkie Draft. Later that evening, Willkie Farr delivered a markup of the voting agreement and draft disclosure schedules to Skadden.

On July 23, 2016 and July 24, 2016, representatives of Willkie Farr and Skadden had various teleconference and e-mail communications regarding the Merger Transaction, the Merger Agreement, the voting agreement and certain other transaction documents.

On July 24, 2016, Skadden distributed a package proposal to settle open issues under the merger agreement, particularly with respect to a two-tier termination fee (at lower dollar amounts that had initially been proposed by AFG), the terms of the voting agreement and related proxy. Later on July 24, 2016, representatives of Willkie Farr and Skadden met telephonically to discuss certain terms of the merger agreement, the package proposal that had been delivered by Skadden and questions regarding the draft disclosure schedules. Representatives of Willkie Farr noted that the special committee was particularly focused on the standard by which the special committee could change its recommendation of the merger and requested that the lower termination fee contemplated by the package proposal be revised to include a capped expense reimbursement provision. During this call, representatives of Skadden accepted Willkie Farr’s proposals regarding the “fiduciary out” standard and a capped expense reimbursement provision in connection with certain termination events in lieu of a reduced termination fee.

During the evening of July 24, 2016, the special committee had a telephonic meeting to finalize consideration of the Final Proposal and the Merger Agreement and to hold a formal vote on the Final Proposal. After discussing the timing and process related to recommending to the Board that it approve the Merger Transaction, representatives of Willkie Farr reiterated the fiduciary duties and responsibilities of the special committee. Willkie Farr then proceeded to provide an overview of the Merger Transaction, including a summary of key terms in the merger agreement.

Willkie Farr also provided an overview of the voting agreement that AFG had requested of Mr. Spachman in connection with the Merger (the “Voting Agreement”), a draft of which had been circulated to Mr. Spachman on July 23, 2016 and which had been the subject of negotiation between Willkie Farr and Skadden.

Next, representatives of Morgan Stanley reviewed Morgan Stanley’s financial presentation with respect to the Merger Transaction, a copy of which presentation is filed as an exhibit to the transaction statement on Schedule 13E-3 filed in connection with the Merger Transaction, and delivered to the special committee Morgan Stanley’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 24, 2016, that, as of such date, and based upon and subject to assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the Merger Consideration to be received by the holders of the Company’s common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•].

After further discussion, the special committee unanimously determined that the Merger Agreement and the Merger Transaction were fair to and in the best interests of the Public Shareholders and resolved to recommend to the Board such approval of the Merger Agreement and the Merger Transaction.

Immediately following the special committee, the entire Board met to consider the approval of the Merger Transaction. Following the recommendation from the special committee that the Board approve the Merger Agreement and the Merger Transaction, the Unaffiliated Directors and Messrs. Mercurio and Michelson unanimously voted to approve the Merger Agreement and the Merger Transaction. The remainder of the Board, having left the meeting, recused themselves from the approval.

On the evening of July 24, 2016, following the meeting of the Board, representatives of Willkie Farr and Skadden met telephonically to finalize the terms of the merger agreement (including the disclosure schedules thereto) and the Voting Agreement. Later that evening, Skadden distributed to Willkie Farr a final copy of the

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merger agreement and the Voting Agreement reflecting the agreed terms, and Willkie Farr distributed to Skadden a final copy of the Company’s disclosure schedules.

During the morning of July 25, 2016, the parties exchanged executed copies of the Merger Agreement and the Voting Agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

The special committee, acting with the advice and assistance of its legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the Merger Agreement, and determined that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders. The special committee unanimously recommended to the Board that it:

•	determine that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders;

•	approve the Merger Agreement and the business combination and related transactions contemplated thereby at a meeting of the Board; and

•	resolve to recommend that the shareholders of the Company approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby.

Overview

The special committee held more than 14 meetings to discuss the Merger Transaction, as it was revised from time to time. On nine occasions, the special committee discussed the price that was proposed and other substantive issues raised by the Merger Transaction.

Reasons for the Merger—Additional Considerations

In the course of reaching its determination and making its recommendations, the special committee considered information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and a prospective basis, as well as current industry, economic and market conditions and trends.

The special committee also considered the following factors as being generally supportive of its determination and recommendations:

•	the current and historical market prices of the common shares, including the fact that the per share merger consideration of $32.00 in cash and $0.50 in cash in the form of a special dividend to the shareholders payable in connection with the merger (the “Merger Consideration”) represents a premium of approximately 44% over the closing price of the common shares of $22.61 on March 4, 2016 (the last trading day prior to the public announcement of the initial AFG proposal), 30% over the volume weighted average price (VWAP) of the common shares for the three-month period prior to the public announcement of the initial AFG proposal, and 12% over the highest per share trading price of the common shares in the 52-week period prior to the public announcement of the initial AFG proposal;

•	that the special committee was able to negotiate an effective increase in the Merger Consideration of $2.00 from the per share consideration offered in the initial AFG proposal plus the payment of $0.50 cash per share the form of a special dividend, an overall increase of greater than eight percent (8%);

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•	the special committee’s consideration of the risk and potential likelihood of achieving greater value for the Public Shareholders by pursuing strategic alternatives to the merger, including continuing as an independent public company and pursuing the Company’s strategic plan, relative to the benefits of the merger;

•	the special committee’s consideration that the timing of the merger is in the best interest of the Public Shareholders given the substantial risk that the present value achievable for shareholders (i) in an alternative transaction effected at a later date or (ii) on a standalone basis, in each case assuming that the Company performs in line with the Company’s financial plan and the projections described in the section entitled “Special Factors—Projected Financial Information” on page [•], would not exceed the present value of the Merger Consideration;

•	the belief by the special committee that the Merger Consideration was the most favorable price that could be obtained from AFG and that further negotiations would run the risk of causing AFG to abandon the transaction altogether, in which event the Public Shareholders would lose the opportunity to accept the premium being offered;

•

communications directed to representatives of the special committee from certain significant shareholders, indicating that they would be supportive of a transaction at a lower price than the Merger Consideration;

•	the fact that the Public Shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares;

•	the oral opinion delivered by Morgan Stanley to the special committee, which was subsequently confirmed by a written opinion dated July 24, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as more fully described in the section entitled “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•];

•	the terms of the Merger Agreement, including:

o	the requirement that the Merger Agreement be approved by a majority of the outstanding common shares other than shares held by AFG or any of its affiliates;

o	the ability of the Company to furnish information to and engage in discussions or negotiations with a third party under certain circumstances permitted under the Merger Agreement;

o	the termination fee and expense reimbursement available to AFG under certain circumstances, including as described above, in connection with the termination of the Merger Agreement, which the special committee concluded were reasonable in the context of termination fees and expense reimbursements payable in comparable transactions and in light of the overall terms of the Merger Agreement;

o	the limited representations and warranties given by the Company;

o	the inclusion of provisions that permit the Board, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement and the

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merger and respond to unsolicited proposals to acquire the Company to the extent the Board believes in good faith that failure to do so would be inconsistent with its fiduciary duties; and

o	the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement” on page [•], which the special committee, after consulting with Willkie Farr, considered to be reasonable and consistent with relevant precedent transactions;

•	the likelihood that the merger would be completed, and that it would be completed in a reasonably prompt time frame, based on the limited conditions precedent to each party’s obligation to effect the merger;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any insurance law;

•	the fact that the termination date under the Merger Agreement allows for sufficient time to complete the merger;

•	the fact that none of the obligations of any of the parties to complete the merger are conditioned upon receipt of financing; and

•	the rights of Public Shareholders to elect to dissent from the merger, vote their shares against the merger and demand payment of the fair cash value of their common shares.

In addition to the foregoing factors, which the special committee considered as being generally positive or favorable in making its determination and recommendations in favor of the merger, the special committee also considered that its determination and recommendations were supported by its belief that there were limited strategic alternatives for enhancing value for the Public Shareholders, especially in light of AFG’s statement that it would not consider selling its stake in the Company or vote in favor of any such alternative transaction, as well as the risks and uncertainties to the Company’s stockholders associated with such alternatives.

The special committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The special committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Public Shareholders:

•	the Merger Agreement must be approved by the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of all outstanding common shares that are not held by AFG or its affiliates, as discussed in the section entitled “The Special Meeting—Required Vote” on page [•];

•	the authority granted to the special committee by the Board to negotiate the terms of the definitive agreement with respect to the initial AFG proposal, or to determine not to pursue any agreement with AFG;

•	the fact that the special committee consists solely of independent, for purposes of serving on the special committee, and disinterested directors without any member of the special committee (i) being an employee of the Company or any of its subsidiaries, (ii) being affiliated with AFG or its affiliates, or (iii) having any financial interest in the merger that is different from that of the Public Shareholders, other than as discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page [•];

•	the fact that the special committee (i) held numerous meetings and met regularly to discuss and evaluate the various proposals from AFG and (ii) was advised by independent financial and legal

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advisors and that each member of the special committee was actively engaged in the negotiation process on a regular basis;

•	the fact that while, pursuant to the Voting Agreement, the parties to the Voting Agreement have committed to vote in favor of adopting the Merger Agreement and approving the merger, such commitments terminate automatically upon termination of the Merger Agreement or a change in the recommendation of the special committee or the Board with respect to the Merger Agreement;

•	the fact that the special committee retained and received the advice of (i) Morgan Stanley as its independent financial advisor and (ii) Willkie Farr as its legal advisor;

•	the fact that the Merger Consideration was the product of extensive negotiations between the special committee and its advisors, on the one hand, and AFG and its affiliates and their advisors, on the other hand;

•	the oral opinion delivered by Morgan Stanley to the special committee, which was subsequently confirmed by a written opinion dated July 24, 2016, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of the Company’s common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as more fully described in the section entitled “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•]; and

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger or any other transaction.

In the course of reaching its determinations and making its recommendations, the special committee also considered the following countervailing factors concerning the Merger Agreement and the merger:

•	the restrictions on the Company’s operations prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

•	the possibility that the termination fee and expense reimbursement, payable by the Company upon the termination of the Merger Agreement under certain circumstances, may discourage other potential acquirers from making an acquisition proposal for the Company;

•	the fact that the Public Shareholders will have no ongoing equity participation in the Company following the merger, and that such Shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

•	the risk that, while the merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the holders of a majority of the outstanding common shares held by Public Shareholders; and

•	the risks and costs to the Company of the pendency of the merger or if the merger does not close, including the potential effect of the diversion of management and employee attention from the

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Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts.

The special committee also considered the financial analyses and the opinion of Morgan Stanley, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement. These analyses, including a discussion of the Company financial plan that served as a basis for certain of the financial analyses, are summarized below in the sections entitled “Special Factors—Opinion of Morgan Stanley & Co. LLC” on page [•] and “Special Factors—Projected Financial Information” on page [•]. As part of making its determination regarding the fairness of the merger, the special committee relied upon the Company financial plan and the projections described in the section entitled “Special Factors—Projected Financial Information” on page [•] and assumed that such plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the financial performance of the Company for the year ending December 31, 2016.

Recommendation of the Board of Directors of the Company

The Board consists of eleven directors. On July 24, 2016, based in part on the unanimous recommendation of the special committee, as well as on the basis of the other factors described above, the Board (other than the Affiliated Directors, who recused themselves from such determination) unanimously:

•	determined that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders;

•	approved the Merger Agreement and the business combination and related transactions contemplated thereby at a meeting of the Board; and

•	resolved to recommend that the shareholders of the Company vote “FOR” the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby.

In reaching these determinations, the Board (other than the Affiliated Directors, who recused themselves from such determination) considered a number of factors, including the following material factors:

•	the special committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders, and the special committee’s unanimous recommendation that the Board approve the Merger Agreement and the business combination and related transactions contemplated thereby and recommend that the shareholders of the Company approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby;

•	the procedural fairness of the transaction, including that the transaction was negotiated over a period of more than four months by a special committee consisting of five directors who are not affiliated with Purchasers or AFG and are not employees of the Company or any of its subsidiaries, that the members of the special committee do not have an interest in the merger different from, or in addition to, that of the Company’s shareholders who are not affiliated with Purchasers or AFG other than their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•], and that the special committee was advised by its own legal and financial advisors; and

•	the written opinion of Morgan Stanley, dated July 24, 2016, to the special committee that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the

37

Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares, as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC” beginning on page [•].

The foregoing discussion of the information and factors considered by the special committee and by the Board is not intended to be exhaustive but includes the material factors considered by the special committee and the Board, respectively, including the factors considered by the special committee and the Board discussed above. In view of the wide variety of factors considered by the special committee and by the Board in evaluating the merger Agreement and the merger, neither the special committee nor the Board found it practicable, or attempted, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective conclusion. In addition, individual members of the special committee and of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

Other than as described in this proxy statement, the Board is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Board (other than the Affiliated Directors, who recused themselves from the determination related to such recommendation) recommends unanimously that you vote “FOR” the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby.

Opinion of Morgan Stanley & Co. LLC

The special committee retained Morgan Stanley to provide it with financial advisory services in connection with the merger. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of the Company’s business and affairs. On July 24, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the special committee to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of common shares.

The full text of the written opinion of Morgan Stanley, dated July 24, 2016, is attached to this proxy statement as Annex A-3, and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Morgan Stanley’s opinion and this section summarizing Morgan Stanley’s opinion carefully and in their entirety. Morgan Stanley’s opinion was directed to the special committee, in its capacity as such, and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights) in connection with the merger, as of the date of the opinion, and does not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any shareholder of the Company as to how to vote at any shareholders’ meeting to be held in connection with the merger or whether to take any other action with respect to the merger.

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In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company and approved by the special committee;

•	discussed the past and current operations and financial condition and standalone prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the common shares;

•	compared the financial performance of the Company and the prices and trading activity of the common shares with that of certain other publicly-traded companies comparable with the Company, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of the special committee and Parent and their respective legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company, and which formed a substantial basis for its opinion. With respect to the Company’s financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and the special committee of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of Company common shares in the merger.

Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 24, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary

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transaction, involving the Company, nor did Morgan Stanley negotiate with any of the parties, other than Parent, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the special committee. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 22, 2016 (the last trading day immediately preceding the July 24, 2016 presentation by Morgan Stanley to the special committee), and is not necessarily indicative of current market conditions. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by the Company’s management and approved by the special committee and referred to in this proxy statement as the “Management Projections,” and certain financial projections based on Wall Street research reports and referred to in this proxy statement as the “Street Case.”

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of the common shares for the 52-week period ending March 4, 2016 (the last trading day prior to the announcement of Parent’s initial proposal) and noted that, during such period, the maximum trading price per common share was $28.98 and the minimum trading price per common share was $22.26. Morgan Stanley also noted that that the volume weighted average price per common share for the 3 month period ending March 4, 2016 was $24.97 and that the closing price per common share on March 4, 2016 was $22.61.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for the Company with corresponding current and historical financial information, ratios and public market multiples for companies selected, based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similar lines of business, market capitalizations and/or other similar operating characteristics (we refer to these companies as the comparable companies). These companies were the following:

•	Old Republic International Corporation

•	AmTrust Financial Services, Inc.

•	RLI Corp.

•	Selective Insurance Group Inc.

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•	National General Holdings Corp.

•	OneBeacon Insurance Group, Ltd.

•	United Fire Group, Inc.

•	State Auto Financial Corp.

•	EMC Insurance Group Inc.

•	Donegal Group Inc.

•	Baldwin & Lyons Inc.

For each of the comparable companies, Morgan Stanley calculated the ratio of such company’s price per share of common equity divided by the book value of such company’s common equity (“P/BV”) using market data as of July 22, 2016. The following table presents the results of this analysis:

Comparable Company	P/BV Ratio
Old Republic International Corporation	1.26
AmTrust Financial Services, Inc.	1.72
RLI Corp.	3.45
Selective Insurance Group Inc.	1.55
National General Holdings Corp.	1.67
OneBeacon Insurance Group, Ltd.	1.32
United Fire Group, Inc.	1.16
State Auto Financial Corp.	1.02
EMC Insurance Group Inc.	1.08
Donegal Group Inc.	0.99
Baldwin & Lyons Inc.	1.00

Based on the results of this analysis and its professional judgment, Morgan Stanley applied a P/BV range of 1.00x to 1.45x to the Company’s book value per common share of $18.46 as of March 31, 2016, which resulted in an implied per share equity value range of the Company of $18.46 to $26.77 (as compared to the closing price per common share of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50).

For each comparable company, Morgan Stanley also calculated such company’s price/2016 earnings per share ratio by dividing such company’s stock price as of July 22, 2016 by its estimated earnings per share (2016 P/E). For purposes of this analysis, Morgan Stanley utilized publicly available estimates of earnings, prepared by equity research analysts, available as of July 22, 2016. Based on the results of this analysis, Morgan Stanley applied a 2016 P/E range of 12.0x to 16.0x, which resulted in an implied per share equity value range of the Company of $18.90 to $25.20, based on estimated net income per common share of $1.58 in the Street Case, and an implied per share equity value range of the Company of $24.70 to $32.94, based on estimated net income per common share of $2.06 in the Management Projections (as compared to the Company’s closing common share price of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50).

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No company included in the comparable company analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable company data.

Premiums Paid Analysis

Using publicly available information, Morgan Stanley reviewed the terms of 24 U.S. minority “squeeze-out” transactions (i.e., transactions in which a majority shareholder acquires the minority shareholders’ interests in a company in exchange for cash or shares) announced between January 1, 2000 to December 31, 2015. These transactions consisted of 12 U.S. minority “squeeze-out” transactions in the insurance sector and 12 U.S. minority “squeeze-out transactions” in other sectors. The following is a list of the transactions reviewed:

Selected U.S. Minority “Squeeze-Out” Transactions in the Insurance Sector (Target/Acquiror)	Selected U.S. Minority “Squeeze-Out” Transactions in Other Sectors (Target/Acquiror)
CNA Surety/ CNA Financial	Pioneer Southwest/Pioneer Natural Resources
Wesco Financial/Berkshire Hathaway	Danfoss Power/Danfoss A/S
Odyssey Re/Fairfax Financial	CNX Gas/CONSOL Energy
First Advantage/First American	NetRatings/Nielson Holdings
Northbridge Financial/Fairfax Financial	Siliconix/Vishay Intertechnology
Nationwide Financial Services/Nationwide	Pure Resources/Unocal
Alfa Corporation/Alfa Mutual	Travelocity/Sabre Holdings
Great American Financial Resources /American Financial Group	Westfield America/Westfield America Trust
21st Century/American International Group	Hertz/Ford Motor Co.
MEEMIC/ProAssurance	BHC Communications/News Corporation
AXA Financial/AXA Group	Boise Cascade Office Products/Boise Cascade Corporation
Hartford Life/The Hartford	Thermo Instrument Systems/Thermo Fisher Scientific

Morgan Stanley calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the majority shareholder paid for the minority shareholders’ shares exceeded the market price of such shares) for the one day, three month and fifty-two week periods prior to the announcement of the acquisition offer. The following table summarizes the mean premiums paid for the 24 transactions on a combined basis over each of these time periods.

1-Day Prior	3-Month Volume Weighted Average Price	52-Week High
28.6%	31.2%	2.7%

Based on the results of this analysis, Morgan Stanley applied a premium range of 15% to 35% to the closing share price per common share of $22.61 on March 4, 2016, which resulted in an implied per share equity value range of the Company of $26.00 to $30.52 (as compared to the maximum trading price of the common shares for the 52-week period ending March 4, 2016 of $28.98). Based on the results of this analysis, Morgan Stanley also applied a premium range of 15% to 35% to the volume weighted average stock price per common share for the

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three-month period ending March 4, 2016 of $24.97, which resulted in an implied per share equity value range of the Company of $28.72 to $33.71 (as compared to the maximum trading price of the common shares for the 52-week period ending March 4, 2016 of $28.98).

Dividend Discount Analysis

Morgan Stanley performed a dividend discount analysis to calculate a range of implied present values of the distributable cash flows that the Company is forecasted to generate. The range was determined by adding:

•	the present value of an estimated future dividend stream for the Company over a period of thirty months from June 30, 2016 to December 31, 2018 based on the Management Projections, which were prepared by the management of the Company and approved by the special committee; and

•	the present value of an estimated “terminal value” of the common shares at the end of the year 2018.

In performing its analysis, Morgan Stanley assumed a cost of equity of 6.8% to 8.8%, which it used as the discount rate. Morgan Stanley calculated the terminal value for the common shares by applying a regression analysis that examined the correlation between the return on equity and P/BV of selected peer group companies to determine a range of P/BV multiples from 1.2x to 1.6x. This resulted in an implied per share equity value range of the common shares of $25.00 to $33.00 (as compared to the closing price per common share of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50).

Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley compared publicly available statistics for (i) 5 property and casualty insurance (“P&C”) transactions that were announced since June 1, 2014 to appropriately reflect the current M&A environment in the P&C industry and (ii) 6 P&C transactions announced between January 1, 2010 and May 31, 2014 in which the target companies were of similar size and business focus to that of the Company. The following is a list of the insurance transactions reviewed:

Selected Insurance Transactions Announced Since June 1, 2014

(Target/Acquiror)	P/BV	NTM P/E
Maxum/Hartford	1.50x	N/A
Chubb/ACE	1.79x	16.9x
HCC/Tokio Marine	1.90x	18.8x
Ironshore/Fosun	1.25x	N/A
Western World/Valdius Holdings	1.61x	N/A

Selected Insurance Transactions Announced between January 1, 2010 and May 31, 2014

(Target/Acquiror)	P/BV	NTM P/E
Eastern Insurance/ProAssurance Corporation	1.46x	14.4x
Guard Insurance/National Indemnity Co.	1.00x	N/A
JEVCO Insurance/Intact Financial	1.30x	N/A

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Selected Insurance Transactions Announced between January 1, 2010 and May 31, 2014

(Target/Acquiror)	P/BV	NTM P/E
Mercer/United Fire & Casualty	1.09x	13.7x
Vanliner/National Interstate	1.03x	N/A
Zenith/Fairfax	1.35x	N/A

Utilizing publicly available information, including publicly available estimates of earnings prepared by equity research analysts, Morgan Stanley noted the P/BV and next twelve month price/earnings (NTM P/E) ratios for each of the transactions listed above. Based on the results of this analysis and its professional judgment, Morgan Stanley applied a P/BV range of 1.40x to 1.80x to the Company’s book value per common share of $18.46 as of March 31, 2016, which resulted in an implied per common share equity value range of $25.84 to $33.23 (as compared to the closing price per common share of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50). Based on the results of this analysis, Morgan Stanley also applied a 2016 P/E range of 13.0x to 17.0x, which resulted in an implied per common share equity value range of $20.48 to $26.78, based on estimated net income per common share of $1.58 in the Street Case, and an implied per common share equity value range of $26.76 to $35.00, based on estimated net income per common share of $2.06 in the Management Projections.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond our control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of the Company derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the merger, but is one of many factors Morgan Stanley considered.

Preliminary Presentations by Morgan Stanley

In addition to its July 24, 2016 opinion and presentation to the special committee and the underlying financial analyses performed in relation thereto, Morgan Stanley also delivered preliminary presentation materials to the special committee on May 19, 2016, May 26, 2016, July 1, 2016, July 8, 2016, July 18, 2016 and July 20, 2016. The preliminary financial considerations and other information in such preliminary presentation materials were based on information and data that was available as of the dates of the respective presentations. Morgan Stanley also continued to refine various aspects of its financial analyses. Accordingly, the results and other information presented in such preliminary presentation materials differ slightly from the July 24, 2016 financial analyses.

The preliminary presentation materials referenced above were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Morgan Stanley with respect to the fairness of the merger consideration or otherwise. The preliminary presentation materials delivered by Morgan Stanley to the special committee contained substantially similar analyses as described above under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses” on page [•]. The financial analyses performed by Morgan Stanley in relation to its opinion dated July 24, 2016 supersede all analyses and information presented in the preliminary presentation materials.

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May 19, 2016 Preliminary Presentation Materials

The May 19, 2016 preliminary presentation materials contained a preliminary analysis of expected Company earnings in the Management Projections and in the Street Case, based on publicly available estimates of earnings prepared by equity research analysts available as of May 10, 2016. The preliminary analysis of expected Company earnings in the May 19, 2016 preliminary presentation materials indicated that expected net income per common share for 2016 was $2.06 in the Management Projections and that expected net income per common share for 2016 was $1.56 in the Street Case.

The May 19, 2016 preliminary presentation materials also contained a preliminary comparable company analysis utilizing the same methodology and same comparable company peer group as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Comparable Company Analysis” on page [•], but utilizing for comparative purposes publicly available information, including publicly available estimates of earnings prepared by equity research analysts, as of May 17, 2016. The preliminary comparable company analysis in the May 19, 2016 preliminary presentation materials revealed a comparable company P/BV range of 0.94x to 3.13x and a comparable company 2016 P/E range of 8.6x to 27.9x.

May 26, 2016 Preliminary Presentation Materials

The May 26, 2016 preliminary presentation materials contained a situation overview including a summary of Parent’s initial proposal on March 7, 2016, indicating a per common share value of $30.00.

The May 26, 2016 preliminary presentation materials contained a preliminary historical trading range analysis utilizing the same methodology as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Historical Trading Range Analysis” on page [•].

The May 26, 2016 preliminary presentation materials also contained a preliminary comparable company analysis of the Company utilizing the same methodology and same comparable company peer group as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Comparable Company Analysis” on page [•], but utilizing for comparative purposes publicly available information, including publicly available estimates of earnings prepared by equity research analysts, as of May 20, 2016. The preliminary comparable company analysis in the May 26, 2016 preliminary presentation materials revealed a comparable company P/BV range of 0.90x to 3.27x, which Morgan Stanley used to apply a P/BV range of 1.00x to 1.40x to the Company’s book value per common share of $18.46 as of March 31, 2016, which resulted in an implied per common share equity value range of $18.46 to $25.84 (as compared to the closing price of the common shares of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s initial proposed price per common share of $30.00). The preliminary comparable company analysis in the May 26, 2016 preliminary presentation materials also revealed a comparable company 2016 P/E range of 8.9x to 28.2x, which Morgan Stanley used to apply a 2016 P/E range of 10.0x to 15.0x. This resulted in an implied per share equity value range of the Company of $15.75 to $23.63, based on estimated net income per common share of $1.58 in the Street Case, and an implied per share equity value range of the Company of $20.59 to $30.88, based on estimated net income per common share of $2.06 in the Management Projections (as compared to the closing price of the common shares of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s initial proposed price per common share of $30.00).

The May 26, 2016 preliminary presentation materials also contained a preliminary dividend discount analysis of the Company utilizing the same methodology as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Dividend Discount Analysis” on page [•], but utilizing a cost of equity of 6.7% to 8.7%. The preliminary dividend discount analysis in the May 26, 2016 preliminary presentation materials indicated an implied per common share equity value range of $25.00 to $33.00 (as compared to the closing price per common share of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s initial proposed price per common share of $30.00).

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The May 26, 2016 preliminary presentation materials also contained a preliminary premiums paid analysis utilizing the same methodology and same group of precedent transactions as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Premiums Paid Analysis” on page [•].

The May 26, 2016 preliminary presentation materials also contained a preliminary precedent transactions analysis utilizing the same methodology and same group of precedent transactions as described as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Precedent Transactions” on page [•].

July 1, 2016 Preliminary Presentation Materials

The July 1, 2016 preliminary presentation materials contained an updated situation overview including a summary of Parent’s revised proposal of June 24, 2016, indicating a per common share value of $30.75. The July 1, 2016 preliminary presentation materials indicated that based on the Company’s book value per common share of $18.46 as of March 31, 2016, the revised price of $30.75 per common share implied a P/BV of 1.67x (as compared to a P/BV of 1.63x based on Parent’s initial proposal of $30.00 per common share).

The July 1, 2016 preliminary presentation materials also indicated that based on publicly available information, including publicly available estimates of earnings prepared by equity research analysts, as of July 1, 2016, the revised price of $30.75 per common share implied a 2016 P/E of 19.5x based on estimated earnings per common share of $1.58 in the Street Case, and an implied 2016 P/E of 14.9x, based on estimated net income per common share of $2.06 in the Management Projections.

July 8, 2016 Preliminary Presentation Materials

The July 8, 2016 preliminary presentation materials contained an updated situation overview including a summary of Parent’s further revised proposal of July 6, 2016, indicating a per common share value of $32.00. The July 8, 2016 preliminary presentation materials indicated that based on the Company’s book value per common share of $18.46 as of March 31, 2016, Parent’s further revised proposal of $32.00 per common share implied a P/BV of 1.73x (as compared to a P/BV of 1.67x based on Parent’s revised proposal of $30.75 per common share and a P/BV of 1.63x based on Parent’s initial proposal of $30.00 per common share).

The July 8, 2016 preliminary presentation materials also indicated that the revised price of $32.00 per common share implied a 2016 P/E of 20.6 x based on estimated net income per common share of $1.56 in the Street Case based on publicly available estimates of earnings, prepared by equity research analysts, available as of July 8, 2016, and an implied 2016 P/E of 15.5x, based on estimated net income per common share of $2.06 in the Management Projections.

The July 8, 2016 preliminary presentation materials also indicated that, based on publicly available information as of July 6, 2016, the revised price of $32.00 per common share represented a premium of 42% based on the closing price per common share on March 4, 2016 of $22.61, a 28% premium based on the volume weighted average price per common share for the three month period ending March 4, 2016 of $24.97, a premium of 10% based on the maximum price per common share for the 52-week period ending March 4, 2016 of $28.98, and a premium of 6% based on the closing price per common share on July 6, 2016 of $30.12.

July 18, 2016 Preliminary Presentation Materials

The July 18, 2016 preliminary presentation materials contained an update on the Company’s year-to-date financial results through May 2016 relative to the Management Projections for the same time period.

July 20, 2016 Preliminary Presentation Materials

The July 20, 2016 preliminary presentation materials contained an update on the Company’s year-to-date financial results through May 2016 relative to the Management Projections for the same time period, which

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was identical to the interim financial results described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Preliminary Presentations by Morgan Stanley—July 18, 2016 Preliminary Presentation Materials” on page [•]. The July 20, 2016 preliminary presentation materials also contained the same P/BV and 2016 P/E analyses as described under “Special Factors—Opinion of Morgan Stanley & Co. LLC—Preliminary Presentations by Morgan Stanley—July 8, 2016 Preliminary Presentation Materials” on page [•], but utilizing for comparative purposes estimated earnings of $1.58 per common share in the Street Case based on publicly available estimates of earnings, prepared by equity research analysts available as of July 20, 2016, and also utilizing for comparative purposes the closing price per common share on July 15, 2016 of $30.71, based on publicly available information.

General

In connection with the review of the merger by the special committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) in connection with the merger and in connection with the delivery of its opinion to the special committee. These analyses do not purport to be appraisals or to reflect the prices at which the common shares might actually trade. The consideration to be paid by Parent pursuant to the merger agreement was determined through negotiations on an arms-length basis under Ohio law between the special committee and Parent and was approved by the Board of Directors. Morgan Stanley provided advice to the special committee during these negotiations but did not, however, recommend any specific consideration to the special committee, nor did Morgan Stanley opine that any specific consideration to be received by shareholders constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion and its presentation to the special committee was one of many factors taken into consideration by the special committee in deciding to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the special committee with respect to the consideration to be received by shareholders pursuant to the merger agreement or of whether the special committee would have been willing to agree to a different form or amount of consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any shareholder of the Company as to how to vote at the Company special meeting to be held in connection with the merger or whether to take any other action with respect to the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

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The special committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions and finance positions and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Parent and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the special committee with financial advisory services and a fairness opinion, described in this section and attached to this proxy statement as Annex A-3, in connection with the merger, and the Company has agreed to pay Morgan Stanley a fee of $4 million for its services, $1 million of which is contingent upon the closing of the merger, $1.5 million of which was payable upon rendering its opinion and $1.5 million of which was payable upon execution of the engagement letter. The Company has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement, up to an amount equal to $125,000. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have not been engaged in financial advisory or financing assignments for the Company, Parent or their respective affiliates. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to the Company, Parent and their affiliates in the future and would expect to receive fees for the rendering of these services.

Purposes and Reasons of Parent and Merger Sub for the Merger

Under the SEC rules governing “going-private” transactions, each of Parent and Merger Sub is required to express its purposes and reasons for the merger to the Public Shareholders of the Company, as defined in Rule 13e-3 of the Exchange Act. Parent and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

AFG and Parent decided to pursue the merger because after careful consideration they concluded that the best available and most attractive investment for AFG’s excess capital at this time is the merger. AFG and Parent believe that the Company can be operated more effectively as a privately held company for a number of reasons, including AFG and Parent’s belief that:

•	the Company’s competitive position will be improved as a result of delisting its common shares from the NASDAQ Stock Market and operating privately within AFG’s larger group of insurance companies;

•	as a wholly-owned subsidiary of AFG and Parent, the Company’s ability to benefit from the strong financial position, capital strength and risk diversification of AFG and Parent will be enhanced;

•	the combination of AFG’s insurance operations, which include multiple lines and generate significantly greater gross written premiums than those of the Company, with those generated by the Company will have the potential to achieve efficiencies in the operation of the insurance companies;

•	the successful completion of the merger would increase AFG’s investment in core specialty insurance businesses where AFG already has significant expertise while at the same time further simplifying the organizational structure of those businesses. Specifically, the Company’s structure

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would be simplified if the merger is consummated in that it would no longer be owned, in part, by the Public Shareholders but instead would be owned 100% by AFG and Parent;

•	the successful completion of the merger would allow for easier movement of capital throughout all of AFG’s operations, which may facilitate the raising of capital by AFG in the future;

•	the successful completion of the merger would terminate the Company’s obligations to file reports and other information as a public company required under the Exchange Act. The elimination of the burdens associated with public reporting and other tasks resulting from the Company’s public company status, including, for example, the dedication of time and resources of management and of the Board to meet the various requirements of being a public company, will allow for increased management focus on the operations of the business;

•	eliminating the Company’s status as a public company would also result in the Company no longer being required to comply separately with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010. AFG and Parent believe that as a privately held company, the Company will have greater operating flexibility to manage its business and benefit from the reduction of expenses associated with being a public company. AFG and Parent anticipate that the decrease in costs associated with being a public company (for example, as a privately held company, the Company would no longer be required to file quarterly, annual or other periodic reports with the SEC, publish and distribute to its shareholders annual reports and proxy statements, comply with certain provisions of the Sarbanes-Oxley Act of 2002 or pay NASDAQ listing fees or transfer agent fees) should result in savings of approximately $2.2 million per year. In addition, the burdens on management associated with public reporting and other tasks resulting from the Company’s public company status, including, for example, the dedication of time by and resources of the Company’s management and the Board to shareholder inquiries and investor and public relations, will be eliminated;

•	the Company will have greater operating flexibility, allowing management to concentrate on long-term growth and reduce the focus on the quarter-to-quarter performance often emphasized by the public markets;

•	the Company will have a simpler ownership structure; and

•	if the merger is consummated, AFG and Parent intend that AFG’s investment adviser subsidiary would manage a greater portion of the investment portfolio of the Company and its insurance company subsidiaries as opposed to the portion AFG’s investment adviser subsidiary currently manages. AFG and Parent believe that the consolidation of investment management may enable an enhanced return on such portfolios compared to what they currently earn.

Position of AFG, Parent and Merger Sub as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, AFG, Parent and Merger Sub are affiliates of the Company and, therefore, are required to express their beliefs as to the substantive and procedural fairness of the merger to the Public Shareholders of the Company. AFG, Parent and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As described below, AFG, Parent and Merger Sub believe that the merger is fair to the Public Shareholders of the Company on the basis of (i) the factors described in the “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” section beginning on page [•], which factors AFG, Parent and Merger Sub agree with and adopt, and (ii) the additional factors described below. In this section, when we refer to the “Board of Directors” and the “Board,” we are referring to the members of the Company’s Board of Directors other than the Affiliated Directors (who recused themselves from the Board’s determinations regarding the merger).

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None of AFG, Parent or Merger Sub participated in the deliberations of the special committee or the vote of the Board of Directors regarding, or received advice from the Company’s legal advisor or the special committee’s legal or financial advisors as to, the fairness of the merger. As described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page [•], AFG, Parent and Merger Sub have interests in the merger different from those of the Public Shareholders by virtue of the fact that, as a result of the merger, the Company will become a wholly owned subsidiary of each of AFG and Parent.

The interests of the Public Shareholders were represented by the special committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of the special committee’s legal and financial advisors. None of AFG, Parent or Merger Sub have performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the Public Shareholders. AFG and Parent also did not engage a financial advisor in connection with negotiating the terms of the merger.

Based on AFG’s, Parent’s and Merger Sub’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the special committee described in the “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” section beginning on page [•], AFG, Parent and Merger Sub believe that the merger is substantively fair to the Public Shareholders of the Company. In particular, AFG, Parent and Merger Sub considered the following:

•	the financial performance and business prospects of the Company, including that:

•	between March 2014 and March 2016: (i) the Company experienced continued adverse reserve development, including a reserve charge of $20 million taken by the Company in the second quarter of 2014; and (ii) AFG and Parent noted the significant challenges that the commercial auto liability subsector of the property and casualty business continued to experience during the period;

•	the combined ratio for the commercial auto liability subsector of the property and casualty business exceeded 100% for each of 2011 to 2015; notwithstanding modest improvement from 107.2% to 103.4% from 2013 to 2014, the combined ratio climbed to 108.8% in 2015;

•	the Company’s combined ratio largely reflected the results of the auto liability subsector – its combined ratio for 2013, 2014 and 2015 was 102.4%, 103.9% and 100.4%, respectively; and

•	the Company reported net earnings per share of $0.89, $0.56 and $1.05 and return on equity of 5.0%, 3.1% and 5.8% for 2013, 2014 and 2015, respectively;

•	other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or the Board’s recommendation or approval of the merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page [•], no member of the Board or the special committee has a financial interest in the merger that is different from, or in addition to, the interests of the Public Shareholders generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;

•	the Board determined, by the unanimous vote of the Board (other than the Affiliated Directors, who recused themselves from such determination), based in part on the unanimous recommendation of the special committee, that the Merger Agreement and the business combination and related transactions contemplated thereby are fair and in the best interest of the Company and the Public Shareholders;

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•	the consideration of $32.50 per share, comprised of $32.00 per common share and the special dividend of $0.50 per common share, represents a premium of approximately 43.7% to the closing price of the Company’s common shares on March 4, 2016, the last trading day before the announcement by AFG and Parent of their initial proposal to acquire the Company;

•	the consideration of $32.50 per share, comprised of $32.00 per common share and the special dividend of $0.50 per common share, will provide consideration to shareholders entirely in cash, allowing shareholders to realize immediately a certain and fair value for their common shares and eliminating any uncertainty in valuing the consideration to be received by those shareholders; and

•	that there are no unusual requirements or conditions to the merger (such as a financing condition, which the Merger Agreement does not contain), which increases the likelihood that the merger will be consummated and that the consideration of $32.50 per share, comprised of $32.00 per common share and the special dividend of $0.50 per common share, will be received.

AFG, Parent and Merger Sub did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method.

AFG, Parent and Merger Sub believe that the merger is procedurally fair to the Public Shareholders of the Company based upon the following:

•	the special committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with AFG, Parent or Merger Sub, and who have no financial interest in the merger that is different from, or in addition to, the interests of the shareholders of the Company generally, other than their receipt of Board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s or the Board’s recommendation or approval of the merger) and their interests described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page [•], was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed Merger and to decide whether or not to engage in the merger;

•	the special committee retained its own nationally recognized independent legal and financial advisors;

•	the special committee and its advisors conducted an extensive due diligence investigation of the Company before commencing negotiations, which AFG and Parent believe provided the special committee with the information necessary to represent effectively the interests of the Public Shareholders;

•	the consideration of $32.50 per share, comprised of $32.00 per common share and the special dividend of $0.50 per common share, and the other terms and conditions of the Merger Agreement, resulted from extensive negotiations between Purchasers and their advisors, on the one hand, and the special committee and its advisors, on the other hand;

•	the special committee was deliberate in its process, taking approximately four months to analyze and evaluate AFG and Parent’s initial proposal and consider alternatives and to negotiate with AFG and Parent the terms of the proposed Merger, ultimately resulting in a $2.50 increase in the total consideration being delivered to shareholders in the merger over that initially proposed by AFG and Parent;

•	the special committee requested and received from Morgan Stanley an opinion, dated July 24, 2016, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Merger Consideration to be received by

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holders of common shares (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, or (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•]) pursuant to the Merger Agreement was fair from a financial point of view to such holders of common shares;

•	the merger was approved by the unanimous vote of the Board (other than the Affiliated Directors, who recused themselves from such determination), based in part on the unanimous recommendation of the special committee; and

•	the merger is subject to a condition requiring an affirmative vote of (i) the holders of the Company entitling them to exercise at least two-thirds of the voting power of the Company and (ii) at least a majority of the outstanding common shares owned by the Public Shareholders in favor of the adoption of the Merger Agreement.

While members of AFG and Parent are officers and directors of the Company, because of their participation in the transaction as described in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” section beginning on page [•], they did not serve on the special committee, nor did they participate in, or vote in connection with, the special committee’s evaluation or recommendation of the Merger Agreement and the merger or the Board’s approval of the Merger Agreement and the merger. For these reasons, AFG and Parent do not believe that their interests in the merger influenced the decision of the special committee or the Board with respect to the Merger Agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by AFG, Parent and Merger Sub in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. AFG, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the merger. Rather, each of AFG, Parent and Merger Sub made its fairness determination after considering all of the foregoing as a whole. AFG, Parent and Merger Sub believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Public Shareholders of the Company. This belief should not, however, be construed as a recommendation to any shareholder to approve the merger or adopt the Merger Agreement. None of AFG, Parent or Merger Sub makes any recommendation as to how shareholders should vote their common shares relating to the merger.

Certain Effects of the Merger

If shareholders approve the proposal to adopt the Merger Agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation. If the merger is completed, all of our equity interests will be owned by Parent. Except for Parent, none of our current shareholders will have any ownership interest in, or be a shareholder of, the Company after the completion of the merger. As a result, our current shareholders (other than AFG, Purchasers and any shareholder who may also have an indirect ownership interest in Parent) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, only Parent and AFG (and any shareholder who may also have an ownership interest in Parent) will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon the consummation of the merger:

•	each issued and outstanding Common Share held by the shareholders (other than common shares (a) held by Parent or Merger Sub, (b) held by the Company in treasury or any wholly-owned subsidiary of the Company, (c) held by holders of common shares who have properly demanded dissenters’ rights, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” on page [•], which we refer to below as “excluded shares”) immediately prior to the effective time of the merger will automatically be cancelled and cease to exist, and will be converted into and will represent solely the right to

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receive the $32.00 merger consideration per common share, without interest. In addition, the Merger Agreement provides that the Company will declare a special cash dividend of $0.50 per common share, without interest, payable immediately prior to the effective time of the merger to all shareholders of record as of such time (including holders of restricted share awards);

•	each excluded share will automatically be canceled and will cease to exist, except the right to receive the $0.50 per share special dividend and any quarterly dividend declared for which the record date occurred prior to the closing but which is not yet paid as of the closing, without interest;

•	each option to purchase common shares, whether or not vested, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the sum of the $32.00 per share merger consideration plus $0.50 over (ii) the per share exercise price for such option and (b) the total number of common shares underlying such option, less applicable taxes required to be withheld; and

•	each restricted share award will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (a) the $32.00 per share merger consideration and (b) the number of common shares subject to such restricted share award, less applicable taxes required to be withheld;

The Company does not expect to grant any equity awards under the existing Company equity plans following the closing of the merger.

Following the merger, all of the equity interests in the surviving corporation will be owned by Parent. If the merger is completed, AFG and Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the merger. Similarly, AFG and Parent will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger.

If the merger is completed, the Public Shareholders will have no interest in the Company’s net book value or net earnings. The primary benefit of the merger to the Public Shareholders is the right to receive the merger consideration and the $0.50 per share special dividend. The primary detriments to the Public Shareholders include the lack of any interest that such shareholders will hold in the Company’s potential future earnings, growth or value following the completion of the merger. Additionally, the receipt of cash in exchange for common shares pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to shareholders who surrender their common shares in the merger.

In connection with the merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s shareholders generally, as described in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•]. Those incremental benefits are expected to include, among other benefits, certain executive officers continuing as executive officers of the surviving corporation.

The common shares are currently registered under the Exchange Act and are quoted on NASDAQ under the symbol “NATL.” As a result of the merger, the Company will be a privately held corporation and there will be no public market for its shares. After the merger, the common shares will cease to be quoted on NASDAQ and price quotations with respect to sales of common shares in the public market will no longer be available. In addition, registration of the common shares under the Exchange Act will be terminated.

At the effective time of the merger, the articles of incorporation and code of regulations of the Company will be amended and restated to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub and, as so amended, will be the articles of incorporation and code of regulations of the Company following the merger until thereafter amended in accordance with their respective terms and Ohio law.

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Parent anticipates that the Company’s executive officers as of the effective time of the merger will continue as the initial executive officers of the Company following the merger.

Projected Financial Information

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with their consideration of the Merger, certain forward-looking financial information provided by the Company’s management and approved by the special committee was provided to Morgan Stanley and AFG. We have included financial projections in this proxy statement based on this financial information to give our shareholders access to certain nonpublic information considered by AFG, the special committee and Morgan Stanley for purposes of considering and evaluating the Merger but not to influence the decision of shareholders whether to vote for or against the adoption of the Merger Agreement and the approval of the business combination and the related transactions contemplated thereby. The inclusion of this information should not be regarded as an indication that AFG, the special committee, Morgan Stanley, or any other recipient of this information considered, or now considers, this information to be material or a reliable prediction of future results.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page [•]. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The financial projections also reflect assumptions as to certain business matters that are subject to change.

The financial projections were prepared to assist the special committee in evaluating the merger and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these financial projections.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be

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regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

The following is a summary of the financial projections (in thousands, except per share data):

	2016	2017	2018
Gross premiums written	$772,178	$826,465	$884,738
Net premiums earned	614,395	657,310	703,320
Combined ratio	96.4%	96.1%	95.7%
Net income	$41,045	$45,452	$51,620
Shares outstanding—diluted	19,938	20,038	20,138
Net income per share—diluted	$2.06	$2.27	$2.56
Dividends per share	$0.56	$0.60	$0.64

The following key assumptions were utilized in in preparing the financial projections described above:

The 2016 Company plan approved by its Board of Directors calls for net income per share of $2.06. The 2016 budget assumes gross written premiums of $772 million, net premiums earned of $614 million and a combined ratio of 96.4%. The 2017 financial projections above assume 7.0% growth in gross premiums written, and a combined ratio of 96.1%. The 2018 financial projections above assume 7.1% growth in gross premiums written and a combined ratio of 95.7%. The assumption as to growth in gross premiums written was developed in reference to 6% growth in gross premiums written in 2015 and 9% growth in 2014. The combined ratio assumptions were selected after considering the 2016 budget and adjusting for the cumulative impact of rate increases on renewal business as well as improved pricing discipline and risk selection on new business.

The 2017 and 2018 net income per share projections described above are based on diluted shares outstanding of 19.9 million with 0.1 million of increases in share count in both 2017 and 2018 based on average growth over the prior two years. The Company’s 2015 $0.13 per share quarterly dividend was increased in February 2015 by 8% over the quarterly dividend payments made in 2014. The Company has increased its dividend each year since its initial public offering in 2005. Common share dividends are assumed to increase annually by $0.04 per share in both 2017 and 2018, although the Board of Directors of the Company has taken no such action with respect to 2017’s quarterly dividend.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the special committee and of the Board of Directors with respect to the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, the Affiliated Directors currently serve on the board of or are otherwise employed by the Parent or its parent, AFG, which, together, will control the Company following the merger. Interests of executive officers and directors (other than the Affiliated Directors) that may be different from or in addition to the interests of the Company’s shareholders include:

•	certain of the Company’s executive officers have entered into employment agreements that provide for certain severance protections upon a qualifying termination;

•	the Company’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain

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executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

Treatment of Company Equity Awards

All of the Company’s executive officers hold vested and unvested stock options to purchase the Company’s common shares and restricted common share awards. Upon completion of the merger, these awards will be treated as follows:

•	each outstanding option, whether or not vested, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the sum of the $32.00 per share merger consideration and $0.50 over (ii) the per share exercise price for such option and (b) the total number of common shares underlying such option, less applicable taxes required to be withheld.

•	each outstanding award of restricted common shares will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the $32.00 per share merger consideration and (ii) the number of common shares subject to such restricted share award, less applicable taxes required to be withheld. Holders of restricted share awards will also have the right to receive the $0.50 special dividend in respect of common shares underlying such awards.

All such payments will be made by the surviving corporation, without interest, as promptly as reasonably practicable following the effective time of the merger, and in no event later than 10 business days thereafter.

For an estimate of the amounts that would be payable to each of the Company’s executive officers with respect to their unvested equity awards, see “Advisory Vote on Merger Related Compensation” beginning on page [•].

None of the non-employee members of the Board holds vested or unvested stock options to purchase the Company’s common shares or restricted common share awards.

Employment Agreement with Mr. Michelson

The Company is party to an employment agreement with Mr. Michelson, who currently serves as a Senior Advisor to the Company following his retirement as the Chief Executive Officer of the Company as of the date of the Company’s 2016 annual meeting, pursuant to which Mr. Michelson is entitled to severance in the event of a qualifying termination (i.e., a termination by the Company without “cause” or by Mr. Michelson with “good reason,” as such terms are defined in the agreement). Under the agreement, Mr. Michelson may terminate his employment for “good reason” if, among other reasons, before the end of the term of the agreement (which expires on May 5, 2018), the Company undergoes a “change in control” (as defined in the Company’s Long Term Incentive Plan). The merger will constitute a “change in control” for purposes of Mr. Michelson’s agreement.

If Mr. Michelson’s employment is terminated by the Company without cause or by Mr. Michelson for good reason during the term of the agreement, the Company is required to pay and provide to Mr. Michelson all compensation and benefits to which he would be entitled under his agreement had he continued in the employ of the Company for the remainder of the term, including (i) continued payment of Mr. Michelson’s base salary of $250,000 per year for the remainder of the term, (ii) payment of any accrued but unpaid bonuses under the Company’s Management Bonus Plan as of the termination date, (iii) continued coverage, for the remainder of the term, under the Company health insurance, life and disability benefit plans, (iv) continued eligibility for participation in the Company’s Savings and Profit Sharing Plan in accordance with the provisions of the plan, and (v) continued use of a Company-leased car and reimbursement of home office costs (including computer, telephone, and related support) during the remainder of the term. The agreement also subjects Mr. Michelson to an indefinite confidentiality restriction and 36-month non-competition and non-solicitation covenants following termination.

For an estimate of the amounts that would be payable to Mr. Michelson in the event he incurs a termination of employment other than for cause or he resigns for good reason in connection with the merger, see the section

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entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Merger Related Compensation” beginning on page [•].

Employment Agreement with Mr. Mercurio

The Company is party to an employment agreement with Mr. Mercurio pursuant to which Mr. Mercurio is entitled to general severance benefits in the event of a qualifying termination (i.e., a termination by the Company without “cause” or by Mr. Mercurio with “good reason,” as each such term is defined in employment agreement). These general severance benefits are provided without regard to the occurrence of a change of control of the Company. Except as described above regarding Mr. Michelson’s employment agreement, neither Mr. Mercurio nor any other of the Company’s executive officers is entitled to receive any special enhanced severance payments or benefits under an employment agreement or otherwise upon a termination in connection with or following the merger. For a description of the severance provisions under the existing employment agreements with the Company’s named executive officers, refer to the section entitled “Potential Payments Upon Termination or Change in Control” of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2016.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, following the effective time of the merger, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance” on page [•].

Management Bonus Plan

All of the Company’s executive officers participate in the Company’s Management Bonus Plan, other than Mr. Michelson, who ceased to be eligible to participate in the Management Bonus Plan as of May 5, 2016 (except with regard to amounts accrued prior to such date). Under the Management Bonus Plan, if a “change in control” occurs and the Company terminates a participant’s employment other than for “cause” or a participant terminates his or her employment for “good reason” prior to the first anniversary of such “change in control,” then the Company is required to pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the “change in control” and termination occur during a performance period (and after the applicable awards have been established for such period). The merger will constitute a “change in control” for purposes of the Company’s Management Bonus Plan.

The special committee and the Board of Directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the merger.

Merger Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s shareholders.

The following table sets forth the amount of payments and benefits that each named executive officer would receive in connection with the merger, assuming the consummation of the merger occurred on November 1, 2016, and the employment of the executive officer was terminated other than for cause or the executive officer resigned for good reason, in each case on such date. Except for the amounts reported in the “Equity” column (which are payable on a “single-trigger” basis), the amounts set forth in the table would be payable in connection with the merger only if such a termination of employment occurs.

Golden Parachute Compensation

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Name	Cash (1) ($)	Equity (2) ($)	Pension/NQDC ($)	Perquisites/ Benefits (3) ($)	Tax Reimbursement ($)	Other ($)	Total ($)
David W. Michelson	474,399	384,000		21,271			879,670
Julie A. McGraw	89,078	146,624		—			235,702
Anthony J. Mercurio	231,900	267,808		—			499,708
Arthur J. Gonzales	91,047	532,592		—			623,639
Terry E. Phillips	66,838	146,624		—			213,462
Gary N. Monda	67,547	146,624		—			214,171

(1)	Amounts reported represent the value of the lump sum cash distribution of bonus payments payable to the Company’s named executive officers under the Company’s Management Bonus Plan in the event of a qualifying termination on November 1, 2016. The determination of the lump sum cash distribution of bonus payments payable for accident year 2016 assumes the Company has met the 2016 Plan. Amounts reported for Mr. Michelson include the value of base salary continuation payments payable to him under his employment agreement ($376,712) in addition to the bonus payment to which he would be entitled under the Company’s Management Bonus Plan ($97,687). These payments are “double-trigger” payments (i.e., they are conditioned upon the completion of the merger and the named executive officer’s qualifying termination during the 12-month period following completion of the merger or, in the case of Mr. Michelson, any time following the completion of the merger). Details regarding the terms of these payments, including whether amounts are payable in a lump sum or in installments, and the applicable restrictive covenant obligations on which the payments are conditioned, are set forth in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreement with Mr. Michelson” on page [•] and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Management Bonus Plan” on page [•].

(2)	Amounts reported represent the aggregate value of the cash payments expected to be received in connection with cancellation of the unvested options to purchase common shares and restricted share awards held by each of the Company’s named executive officers upon completion of the merger. Set forth below are the values of the cash payments in respect of the cancellation of each type of unvested equity-based award that the Company’s named executive officers are expected to receive in connection with the merger:

Name	Options ($)	Restricted Share Awards ($)
David W. Michelson	—	384,000
Julie A. McGraw	—	146,624
Anthony J. Mercurio	—	267,808
Arthur J. Gonzales	362,000	170,592
Terry E. Phillips	—	146,624
Gary N. Monda	—	146,624

The cancellation of the equity awards is “single-trigger” (i.e., they are only conditioned on the completion of the merger, not the named executive officer’s subsequent termination of employment following the effective time). Details regarding the treatment of the equity awards held by the Company’s named executive officers upon completion of the merger are set forth in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards” on page [•].

(3)	The amount reported for Mr. Michelson represents the aggregate value of continued health and welfare benefits and perquisites for the remainder of the term under his employment agreement in the event of his qualifying termination following the merger. This amount includes continued health, life and disability benefit plan coverages ($8,671), continued use of Mr. Michelson’s Company-leased automobile ($12,600) and reimbursement of Mr. Michelson’s home office costs. There has been no reimbursement for home office costs as of the date of this report and an estimate cannot be made at this time. These benefits and perquisites are “double-trigger” (i.e., they are conditioned upon the completion of the merger and Mr. Michelson’s qualifying termination following the merger). Details regarding these benefits and perquisites are set forth in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreement with Mr. Michelson” on page [•].

Financing

The Company and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $[•]. These payments are expected to be funded entirely by funds available to the surviving corporation at the effective time of the merger.

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The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the Merger Agreement, Parent and Merger Sub have represented that Merger Sub will have access to sufficient funds to pay the aggregate merger consideration and any other amounts payable pursuant to the Merger Agreement at the effective time of the merger, including fees and expenses incurred in connection therewith.

Voting Agreement

In connection with the merger, Parent and Company entered into a Voting Agreement with Alan R. Spachman, The Hudson Investment Trust, the Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and the Florence McDermott Spachman Revocable Trust. The shareholders party to the Voting Agreement (other than Parent) beneficially owned in the aggregate 1,937,230 common shares as of July 25, 2016, representing approximately 9.7% of the outstanding common shares. The terms and conditions of the Voting Agreement will apply to any common shares acquired by any such shareholder during the “voting period” from July 25, 2016 through the termination of the Voting Agreement.

Pursuant to the terms of the Voting Agreement, each shareholder party thereto (other than Parent) has agreed, during the voting period, to vote all common shares held by such shareholder, whether owned on July 25, 2016 or acquired thereafter: (i) in favor of any proposal to approve the merger and the Merger Agreement, provided that the parties to the Merger Agreement do not agree to an “excluded amendment” as described in clause (ii) below; (ii) at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (i) above) in respect of which the special committee has (A) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement, (B) disclosed the determination described in clause (A) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (C) recommended to be adopted by all of the shareholders of the Company; provided, however, that a shareholder is not required to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would (x) reduce the merger consideration payable pursuant to the Merger Agreement as in effect on July 25, 2016, (y) reduce the amount of the special dividend or (z) impose any materially adverse obligation on such shareholder (defined in the Voting Agreement as an “excluded amendment”); and (iii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such shareholder under the Voting Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s articles of incorporation or code of regulations). For more information, see “Voting Agreement Involving Common Shares” beginning on page [•].

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. Because the Company was an approximately 51%-owned consolidated subsidiary of Parent prior to the merger, AFG will account for the merger as an equity transaction for financial accounting purposes, whereby the excess of the consideration paid over the carrying value of the non-controlling interest acquired will be recorded as a direct reduction in AFG’s shareholders’ equity in accordance with FASB Accounting Standards Codification Topic 810, Consolidation.

Dissenters’ Rights

If the merger is completed, holders of common shares who do not vote in favor of adopting the Merger Agreement may deliver to the Company before the vote on the proposal is taken at the special meeting a written demand for payment of the fair cash value of his or her shares as to which the dissenting shareholder seeks relief under Section 1701.85 of the Ohio Revised Code. The dissenting shareholder is entitled to relief only if the shareholder complies with all of the procedures outlined in Section 1701.85 of the Ohio Revised Code, unless the Company by its Board of Directors waives such failure. Unless the dissenting shareholder and the Company come to an agreement on the fair cash value per share of the shares to which the dissenting shareholder seeks relief, either party may file a complaint with the court of common pleas of the county in which the principal office of the

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Company is located (or was located when the proposal was adopted by the shareholders of the Company) to determine the fair cash value of a share and whether the dissenting shareholder is entitled to receive relief. The fair cash value of the common shares determined by the court could be more, the same as, or less than the $32.00 per common share that shareholders are entitled to receive pursuant to the Merger Agreement.

SECTION 1701.85 OF THE OHIO REVISED CODE GOVERNING THE RIGHTS OF DISSENTING SHAREHOLDERS IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT. ANY NATIONAL INTERSTATE SHAREHOLDER WHO WISHES TO EXERCISE DISSENTING SHAREHOLDERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS, HER, OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX B CAREFULLY AND SHOULD CONSULT HIS, HER, OR ITS LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF THOSE RIGHTS.

No Solicitation

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as “representatives”) to directly or indirectly:

•	initiate, solicit, knowingly encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•];

•	execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (the “acceptable confidentiality agreement”));

•	enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

•	fail to enforce, or grant any waiver under, any standstill or similar agreement with any person;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to, the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

If, prior to the time shareholders approve the proposal to adopt the Merger Agreement, the Company receives an unsolicited bona fide written acquisition proposal, (ii) the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•] and

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(iii) after consultation with its outside financial advisors and outside legal counsel, the special committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Ohio law, then the Company may in response to such acquisition proposal:

•	furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such material information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determination made, or actions taken, and any material amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified.

Except as described below, neither the Board nor any committee thereof (including the special committee) is permitted to:

•	withdraw, suspend, modify or amend its recommendation that the Company’s shareholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	approve, endorse or recommend an acquisition proposal; or

•	at any time following receipt of an acquisition proposal, fail to reaffirm its approval or recommendation that the Company’s shareholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from Parent).

We refer in this proxy statement to any of the actions above as an “adverse company recommendation.”

At any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the special committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Ohio law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event,” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•].

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•	the merger has not been completed on or prior to February 15, 2017, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to February 15, 2017;

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•	a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling permanently enjoining or otherwise prohibiting the merger; or

•	the proposal to adopt the Merger Agreement has been submitted to a vote of shareholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of Parent to vote the common shares beneficially owned by it to approve the Merger Agreement.

Parent may terminate the Merger Agreement:

•	if at any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the special committee) has effected an adverse company recommendation or the Company has materially breached its representations, warranties or covenants relating to non-solicitation, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•], or the convening of the Company Shareholders’ Meeting (as defined below); or

•	if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Purchasers’ obligation to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice by the Company of the breach.

The Company may terminate the Merger Agreement:

•	if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of February 15, 2017 and 15 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses

Termination Fee

The Company will be required to pay a termination fee of $13,500,000 to Parent if Parent terminates the Merger Agreement following:

•	an adverse company recommendation made in connection with the receipt or announcement of an acquisition proposal (as defined below) or a superior proposal (as defined below); or

•	a material breach by us of any of the covenants or agreements relating to non-solicitation or the convening of the Company Shareholders’ Meeting to vote on the proposal to adopt the Merger Agreement.

Parent Expenses

In addition, the Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $3,950,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates if Parent terminates the Merger Agreement following:

•	an adverse company recommendation in a circumstance in which the termination fee is not otherwise payable;

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•	a submission of the proposal to adopt the Merger Agreement to a vote of shareholders for approval, after which the required vote has not been obtained, if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company Shareholders’ Meeting; or

•	our breaching of our representations, warranties or covenants (except for the covenants discussed above, the breach of which would trigger the payment of the termination fee) under the Merger Agreement, if, prior to the date of the Company Shareholders’ Meeting, an acquisition proposal has been made and not withdrawn at least 10 business days prior to the date of termination of the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common shares whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common shares that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of common shares who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold common shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their common shares through the exercise of employee stock options or other compensation arrangements.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

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Holders of common shares are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares.

If a U.S. holder’s holding period in the common shares surrendered in the merger is greater than one year as of the effective date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common shares at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of common shares.

Medicare Tax on Unearned Income

Certain taxable U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a 3.8% tax on all or a portion of “net investment income,” which includes gains recognized upon a disposition of stock. U.S. holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any gain recognized pursuant to the merger.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for common shares pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying the holder is a U.S. person, the taxpayer identification number provided is correct and the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, if that holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the terms of the Merger Agreement, the merger cannot be consummated until Parent receives approval from the Ohio Department of Insurance under Section 3925.08(D)(2) of the Ohio Revised Code for Parent’s investment in the Company resulting from Parent’s direct or indirect acquisition of one hundred percent (100%) of the outstanding common shares of the Company. Parent received such approval from the Ohio Department of Insurance on August 15, 2016.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fee and Parent Expenses” on page [•], if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. If the merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction will be paid by the surviving corporation. Company has agreed to pay Innisfree a fee of $20,000, plus potential fees for additional specified services and reimbursement of out-of-pocket expenses in respect of these services. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

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Description	Amount
Financial advisory fees and expenses	4,125,000
Legal fees and expenses	[●]
Proxy solicitation fees	[●]
SEC filing fees	31,694
EDGAR Filing expenses	[●]
Printing expenses	[●]
Mailing expenses	[●]
Inspector of Elections Fees	[●]
Accounting fees	[●]
Paying agent fees and expenses	[●]
Total

It is also expected that Merger Sub and/or Parent will incur approximately $[●] of financing costs, legal fees and other advisory fees.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding National Interstate,” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement;

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders, governmental or regulatory agencies or third parties in connection with the proposed Merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find Additional Information” beginning on page [•]. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

National Interstate

National Interstate Corporation is an Ohio corporation. National Interstate is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. For information about the Company, see “Important Information Regarding National Interstate—Company Background” beginning on page [•] and “Where You Can Find Additional Information” beginning on page [•].

Great American Insurance Company

Great American Insurance Company is an Ohio corporation and is a wholly-owned subsidiary of AFG. AFG is an insurance holding company, based in Cincinnati, Ohio, with assets of approximately $50 billion. Founded in 1872, Great American Insurance Company is the flagship company of Great American Insurance Group, through which AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. For more information, see “Important Information Regarding AFG, Parent and Merger Sub” beginning on page [•].

GAIC Alloy, Inc.

GAIC Alloy, Inc. is an Ohio corporation. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. For more information, see “Important Information Regarding AFG, Parent and Merger Sub” beginning on page [•].

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting, which will be held at 4059 Kinross Lakes Parkway, Richfield, Ohio 44286, on [•], 2016, 10:00 a.m., Eastern time, or at any adjournments or postponements thereof.

The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the Merger Agreement and approval of the business combination and related transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [•], 2016.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Merger Related Compensation” beginning on page [•]. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on any of the Company, Purchasers or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation if shareholders do not approve the proposal to adopt the Merger Agreement, the compensation will become payable by the surviving corporation if the merger closes, subject only to the conditions applicable thereto, regardless of the outcome of such advisory vote.

Record Date and Quorum

The holders of record of common shares as of the close of business on [•], 2016 (the record date for the determination of shareholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting. As of the record date, there were [•] common shares issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of common shares entitled to exercise at least a majority of the outstanding voting power of the Company on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement and the presence of these shares assures a quorum at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

The merger cannot be completed without the affirmative vote of (i) the holders of common shares entitled to at least two-thirds of the voting power of the Company and (ii) at least a majority of the outstanding common shares owned by Public Shareholders. Pursuant to our articles of incorporation, common shares are entitled to one vote per share.

The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions from voting will have the same effect as a vote “against” these proposals.

Pursuant to that certain Voting Agreement, dated as of July 25, 2016, each of Mr. Spachman, The Hudson Investment Trust, Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and Florence McDermott

Spachman Revocable Trust agreed, subject to certain conditions, to vote all common shares beneficially owned by them in favor of adopting the Merger Agreement. For more information, see “Voting Agreement Involving Common Shares” on page [•].

As of the record date, Parent beneficially owns [10,200,000] common shares, representing approximately 51.2% of the outstanding common shares. Under the Merger Agreement, Parent, as holder of approximately 51.2% of the outstanding common shares, agreed to vote all common shares it owns in favor of adoption of the Merger Agreement. As of the record date, the shareholders party to the Voting Agreement (other than Parent) beneficially own [1,937,230] common shares in the aggregate, representing approximately 9.7% of the outstanding common shares.

Except in their capacities as members of the Board of Directors or the special committee, as applicable, and except as contemplated by the Voting Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the merger or the Merger Agreement or the advisory (non-binding) proposal on specified compensation that may become payable to the named executive officers of the Company in connection with the merger. Based in part on the unanimous recommendation of the special committee, the Board of Directors (other than the Affiliated Directors, who recused themselves from such determination) voted to approve and recommend the Merger Agreement and the merger.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the adoption of the Merger Agreement.

Broker Non-Votes

If you hold your shares in “street name” through a broker, bank, or other nominee, you should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to you. A broker, bank, or other nominee’s ability to vote your shares for you is governed by the rules of various national and regional securities exchanges. Without your specific instruction, a broker, bank or other nominee may only vote your shares on “routine” proposals and may not vote your shares on “non-routine” matters. It is expected that all proposals to be voted on at the special meeting are considered “non-routine” proposals which your bank, broker, or other nominee cannot vote on your behalf, resulting in a ‘broker non-vote.” As a result, if you hold your common shares in “street name” and you do not provide voting instructions, your common shares will have the same effect as a vote “against” these proposals.

Abstentions

Abstaining from voting will have the same effect as a vote “against” the proposal to adopt the Merger Agreement and the advisory (non-binding) vote on the compensation that may be payable to the named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Voting; Proxies; Revocation

Attendance

All holders of common shares as of the close of business on [•], 2016, the record date for voting at the special meeting, including shareholders of record and beneficial owners of common shares registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card.

If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement, the proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If you fail to return your proxy and voting instruction card, the effect will be that your shares will have the same effect as a vote “against” the adoption of the Merger Agreement, but will not affect the vote regarding the advisory (non-binding) proposal on specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

If you sign, date and return the proxy and voting instruction card, the proxies named on the proxy and voting instruction card will be authorized to take any action, in their discretion, upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement of the special meeting, so long as the Board of Directors is not aware of any such other business a reasonable time before the special meeting. The Board of Directors is not aware of any such other business as of the date of this proxy statement.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	giving written notice of revocation to the Secretary of the Company at National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio, 44286;

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company; or

•	attending the special meeting and voting in person.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

Please note that if you hold your common shares in “street name” and you have instructed a broker, bank or other nominee to vote your common shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, although this is not currently expected. Under the Merger Agreement, the special meeting may only be postponed or adjourned at the request of, or only with the consent of, Parent, except to the extent required by applicable law. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the adjournment proposal will be voted in favor of adjournment, if such proposal is introduced at the special meeting.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies, except as described below. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common shares. We may solicit proxies by mail, personal interview, e-mail, telephone or via the Internet. The Company has retained Innisfree, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. The Company has agreed to pay Innisfree a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses in respect of these services. In addition, the Company has agreed to indemnify Innisfree against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1 and is incorporated by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Voting Agreement Involving Common Shares” beginning on page [●], which summarizes the Voting Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement. A copy of the Voting Agreement is attached to this proxy statement as Annex A-2 and is incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A-1, respectively, to this proxy statement, is intended to provide information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by matters specifically disclosed in the Company’s filings with the SEC on or after January 1, 2015, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or Parent or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. The Company acknowledges that the SEC has taken the position that the Merger Agreement (when included in filings made with the SEC) and the related summary constitute public disclosures, and will provide additional disclosure as necessary to comply with its obligations under federal securities laws. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.

The description of the Merger Agreement below does not purport to describe all of the terms of that agreement, and is qualified in its entirety by reference to the full text of the original Merger Agreement, a copy of which is attached as Annex A-1 and is incorporated in this proxy statement by reference.

Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page [●].

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be an Ohio corporation after the merger and a wholly-owned subsidiary of Parent. At the closing of the merger, the articles of incorporation and code of regulations of the Company, as amended and restated pursuant to the Merger Agreement, will be the articles of incorporation and code of regulations of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation following the merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the articles of incorporation or code of regulations. The officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the articles of incorporation or code of regulations.

When the Merger Becomes Effective

The closing of the merger will take place on the third business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to such conditions being satisfied), or at such other place, date and time as the Company and Parent may agree in writing. The merger will become effective at the time when Merger Sub and the Company duly file a certificate of merger with the Secretary of State of the State of Ohio, executed in accordance with the relevant provisions of Ohio law, or at such date or time as may be agreed by Parent and the Company, as specified in the certificate of merger in accordance with Ohio law.

Effect of the Merger on the Common Shares of the Company and Merger Sub

At the effective time of the merger, each outstanding common share of the Company, par value $0.01 per share (other than excluded shares) will be converted into the right to receive $32.00 per common share in cash, without interest and less any required withholding taxes. In addition, the Merger Agreement provides that the Company will declare a special cash dividend of $0.50 per common share payable immediately prior to the effective time to all shareholders of record as of such time (including Parent). At the effective time of the merger, all common shares of the Company will be cancelled automatically and will cease to exist, except the right to receive the merger consideration, the $0.50 per share special dividend and a regular quarterly dividend of $0.14 per common share that was declared by the Board with a record date prior to the closing date of the merger, which dividend is not paid prior to the closing date. Until the effective time of the merger, Parent agreed to cause the four members of the Board who are employees of or otherwise affiliated with Parent to vote in favor of such regular quarterly dividend for dividends payable on September 13, 2016 and December 13, 2016, with record dates of September 2, 2016 and November 28, 2016, respectively. No regular quarterly dividends will be paid if the effective time of the merger precedes the applicable record date.

Each common share that is held by Parent or Merger Sub immediately prior to the effective time of the merger or held by the Company in treasury or any wholly-owned subsidiary of the Company will automatically be cancelled and will cease to exist, except for the right to receive the special dividend and any applicable quarterly dividend, and no consideration will be delivered in exchange for such cancellation.

Each common share that is issued and outstanding immediately prior to the effective time of the merger that is held by any shareholder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who delivers to the Company, in accordance with Sections 1701.84 and 1701.85 of the Ohio Revised Code (the “ORC”), a written demand for payment of the fair cash value of such common shares (the “dissenting shares”) will not be converted into or represent the right to receive the merger consideration. The holder of such dissenting shares will instead be entitled to such consideration as may be determined to be due to such holder pursuant to the procedures set forth in Section 1701.85 of the ORC. Each holder of a dissenting share as of the record date for the $0.50 per share special dividend and, if applicable, the quarterly dividend shall have the right to receive the $0.50 per share special dividend and, if applicable, the quarterly dividend, respectively, in respect of such dissenting share.

At the effective time of the merger, each common share of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one common share of the surviving corporation.

Upon completion of the merger, the common shares will no longer be publicly traded, and holders (other than Parent, Merger Sub and their affiliates) of the common shares that have been converted will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards

At the effective time of the merger, each outstanding option to purchase common shares granted under the Company’s Long Term Incentive Plan, whether or not vested, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the sum of the per share merger consideration and $0.50 over (ii) the per share exercise price for such option and (b) the total number of common shares underlying such options, less applicable taxes required to be withheld.

In addition, at the effective time of the merger, each outstanding award of restricted common shares granted under the Company’s Long Term Incentive Plan will be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the per share merger consideration and (ii) the number of common shares subject to such restricted share award, less applicable taxes required to be withheld. In addition, all shareholders of record as of immediately prior to the effective time of merger (including Parent) will also have the right to receive the $0.50 per share special dividend and any applicable quarterly dividend.

All such payments will be made by the surviving corporation, without interest, as promptly as reasonably practicable following the effective time of the merger, and in no event later than 10 business days thereafter.

Payment for the Common Shares in the Merger

At or prior to the effective time of the merger, Parent will have deposited, or caused to be deposited, with a bank or trust company appointed by Parent (reasonably acceptable to the Company) as the paying agent for the merger consideration, in trust for the benefit of the holders of common shares (other than excluded shares) the aggregate amount of cash payable sufficient to pay the merger consideration.

Promptly after the effective time of the merger and not later than the five business days after the effective time of the merger, the paying agent will mail to each holder of record of common shares whose common shares were converted into the right to receive the per share merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented common shares or non-certificated shares represented by book-entry in exchange for the per share merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company as to, among other things:

•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;

•	the capitalization of the Company, including in particular the number of common shares, preferred shares and shares held in treasury and the number of options and restricted share awards outstanding;

•	ownership of the Company’s subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	the approval and recommendation by the special committee and/or the Board, as applicable, in favor of the merger agreement and the merger and related transactions contemplated by the merger agreement;

•	the receipt by the special committee and the Board of an opinion of the financial advisor to the special committee;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings;

•	the absence of certain events or changes since December 31, 2015 and the absence of any material adverse effect with respect to the Company since December 31, 2015;

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries;

•	compliance with laws by the Company and its subsidiaries since January 1, 2015 and there having been no violation of any of the necessary permits and authorizations since January 1, 2014;

•	the absence of actual or pending actions, claims, suits, certain investigations, litigations, administrative actions or disputes, arbitrations or proceedings by or before any governmental entity with respect to the Company and its subsidiaries;

•	intellectual property owned, licensed or used by the Company and its subsidiaries;

•	material contracts of the Company and its subsidiaries;

•	the absence of certain defaults under material contracts, including arising out of the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement;

•	insurance matters and compliance with insurance laws by the Company and its subsidiaries that conduct the insurance operations of the Company;

•	the inapplicability of anti-takeover provisions of applicable law with respect to the merger;

•	the Company’s employee benefit plans;

•	the filing of tax returns, the payment of taxes and other tax matters related to the Company and its subsidiaries;

•	title to the real property owned by the Company or its subsidiaries and leasehold interests under enforceable leases in the properties leased to or by the Company or its subsidiaries;

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries; and

•	the absence of any fees or commission owed to any broker, finder, advisor or intermediary in connection with the merger, other than the fees to be paid to Morgan Stanley.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	corporate organization and good standing;

•	power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by it;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•	sufficiency of funds to pay the aggregate merger consideration and other amounts payable by Merger Sub pursuant to the Merger Agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the merger;

•	ownership of common shares constituting at least fifty percent (50%) of the voting securities of the Company; and

•	the absence of any fees or commission owed to any broker, finder, advisor or intermediary in connection with the merger.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Merger Agreement, a “material adverse effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

The Merger Agreement provides that a “material adverse effect” will not include effects relating to or arising from (in the case of the first four bullets below, other than if any such change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any of its subsidiaries compared to other companies operating in the industries in which the Company or its subsidiaries operate):

•	changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations;

•	the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations;

•	changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company and its subsidiaries operate;

•	changes in any applicable Laws or applicable accounting regulations (including U.S. generally accepted accounting principles or statutory accounting principles);

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a “material adverse effect”);

•	the announcement of the execution of the Merger Agreement and the transactions contemplated thereby, including the initiation or continuation of litigation by any Person with respect to or related to the subject matter of the Merger Agreement, or the identity of Parent or the Company’s or its subsidiaries’ compliance with the covenants set forth herein (provided, that the impact of any actual breach of contract caused by the consummation of the transactions contemplated by the

Merger Agreement shall not be disregarded when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur); or

•	any action taken or not taken by the Company or any subsidiary of the Company, in each case which is expressly required or prohibited by the Merger Agreement (provided, that such exception shall not apply with respect to any action taken pursuant to the requirement that the Company and its subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice).

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s prior written consent, during the period from the signing of the Merger Agreement to the effective time of the merger, the Company must, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries must use their respective reasonable efforts to preserve their business organizations intact, maintain existing business relationships and goodwill and retain the services of their and their subsidiaries’ employees and agents. In addition, subject to certain exceptions or Parent’s prior written consent, the Company must not and shall cause each of its subsidiaries not to:

•	adjust, split, combine or reclassify any of its capital stock or other equity interests;

•	set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, subject to certain exceptions, including the regular quarterly dividends of $0.14 per common share for dividends payable on September 13, 2016 and December 13, 2016, with record dates of September 2, 2016 and November 28, 2016, respectively;

•	repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or its subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests;

•	issue, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or security convertible or exchangeable into any such shares of capital stock or other equity interests;

•	amend (by merger, consolidation or otherwise) its articles of incorporation, code of regulations or other organizational documents in any manner;

•	merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•	create, incur, issue, modify in any material respect, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed, subject to certain exceptions;

•	guarantee any indebtedness, subject to certain exceptions, other than in the ordinary course of business consistent with past practice;

•	enter into any swap or hedging transaction or other derivative agreement or make any loans, capital contributions to, investments in or advances to any other individual or entity, as applicable;

•	acquire any person, assets or businesses with a value or purchase price in the aggregate in excess of $500,000, other than acquisitions of investments held in investment accounts of insurance company subsidiaries of the Company in accordance with the Company’s investment guidelines;

•	except as may be required by changes in U.S. generally accepted accounting principles or statutory accounting principles, change any method, practice or principle of accounting;

•	enter into any employment agreement with, or increase the compensation of, any officer, director, consultant or employee of the Company or any subsidiary of the Company, or otherwise amend, modify or restate in any material respect any existing agreements with any such person or use its discretion to amend, modify or restate any benefit plan or accelerate the vesting or any payment under any benefit plan;

•	settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint of form of equitable relief in settlement of (i) any action where the amount at issue is in excess of $500,000 or (ii) any action relating to the merger or the transactions contemplated by the Merger Agreement;

•	sell, lease, license, subject to a lien, or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a subsidiary of the Company) with a value or purchase price in the aggregate in excess of $500,000, other than sales of investments held in investment accounts of any insurance company subsidiary of the Company in the ordinary course of business consistent with past practice;

•	enter into, terminate, modify, release or relinquish any material rights or claims under, or grant any consents under or amend any material contract other than in the ordinary course of business consistent with past practice;

•	materially change any underwriting, claim handling, loss control, investment, reserving, actuarial or financial reporting methods, principles, policies or practices of the Company or any subsidiary of the Company, except for any such change required by a change in U.S. generally accepted accounting principles or statutory accounting principles;

•	reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of insurance contracts and assumed reinsurance contracts, subject to certain exceptions;

•	terminate, cancel, amend or modify in any material respect any material insurance or reinsurance policies maintained by it covering the Company or any subsidiary of the Company or their respective properties which is not replaced by a comparable amount of insurance or reinsurance coverage, other than in the case of reinsurance policies in the ordinary course of business;

•	make, rescind or change any express or deemed material election concerning taxes or tax returns, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a material refund of taxes or obtain any tax ruling;

•	abandon, dedicate to the public, convey title or grant licenses under (other than in the ordinary course of business consistent with past practice) any material intellectual property of the Company and its subsidiaries;

•	adopt a plan or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company; or

•	enter into any agreement to, or make any commitment to, take any of the actions prohibited by the Merger Agreement.

Other Covenants and Agreements

Shareholders’ Meeting

The Company will take all action necessary in accordance with Ohio law and its articles of incorporation and code of regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (but no later than thirty (30) days) following the mailing of this proxy statement for the purpose of obtaining the required shareholder approval for the adoption of the Merger Agreement and the merger (the “Company Shareholders’ Meeting”), subject to certain limitations described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [●], and will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the Merger Agreement.

No Solicitation; No Adverse Company Recommendation

For purposes of this proxy statement:

•	An “acquisition proposal” means any proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) ten percent (10%) or more of the outstanding common shares, (ii) ten percent (10%) or more (based on the fair market value thereof) of the assets (including equity securities of its subsidiaries) of the Company and its subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its subsidiaries that constitute or generate ten percent (10%) or more of the consolidated revenues or net income of the Company and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than Parent) owning, directly or indirectly, ten percent (10%) or more of the outstanding common shares, (c) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any subsidiary of the Company, other than, in each case, the transactions contemplated by the Merger Agreement or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

•	A “superior proposal” means an unsolicited bona fide acquisition proposal (except that references to “ten percent (10%) or more” in the definition of such term will be deemed for purposes of this definition of superior proposal to be references to “fifty percent (50%) or more”) made in writing and not solicited in violation of the Merger Agreement that the Board or the special committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the Merger Agreement and the time likely to be required to consummate such acquisition proposal).

•	An “intervening event” means a material event, change, development, effect, occurrence or state of facts occurring after the date of the Merger Agreement that is not related to the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto.

Pursuant to the Merger Agreement, except as described below, the Company will not, nor will it authorize or permit any of its subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, which we refer to collectively in this proxy statement from time to time as, “representatives”) to directly or indirectly:

•	initiate, solicit, knowingly encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•];

•	execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement between the Company and a person making an acquisition proposal entered into in accordance with the Merger Agreement and on terms and conditions customary with respect to transactions of the nature contemplated by such acquisition proposal (an “acceptable confidentiality agreement”));

•	enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the Merger Agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

•	fail to enforce, or grant any waiver under, any standstill or similar agreement with any person;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

If, prior to the time shareholders approve the proposal to adopt the Merger Agreement, (i) the Company receives an unsolicited bona fide written acquisition proposal, (ii) the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal,” as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•] and (iii) after consultation with its outside financial advisors and outside legal counsel, the special committee determines that failure to take the actions below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Ohio law, then the Company may in response to such acquisition proposal:

•	furnish access and non-public information with respect to the Company and its subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement meeting certain requirements specified by the Merger Agreement (as long as all such material information provided to such person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person); and

•	participate in discussions and negotiations with such person regarding such acquisition proposal.

The Company must promptly (and, in any event, within 24 hours) advise Parent in writing by email if (i) any inquiries, proposals or offers with respect to an acquisition proposal are received by, (ii) any information is requested from, or (iii) any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives. The Company is required to keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determination made, or actions taken, and any material amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any changes in the Company’s intentions as previously notified.

Except as described below, neither the Board nor any committee thereof (including the special committee) is permitted to:

•	withdraw, suspend, modify or amend its recommendation that the Company’s shareholders adopt the Merger Agreement in any manner adverse to Parent or fail to include such recommendation in this proxy statement or any supplement hereto;

•	approve, endorse or recommend an acquisition proposal; or

•	at any time following receipt of an acquisition proposal, fail to reaffirm its approval or recommendation that the Company’s shareholders approve the adoption of the Merger Agreement and the business combination and related transactions contemplated thereby as promptly as practicable (but in any event within four business days after receipt of any reasonable written request to do so from Parent).

We refer in this proxy statement to any of the actions above as an “adverse company recommendation.”

At any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the special committee may make an adverse company recommendation pursuant to the procedures set forth in the Merger Agreement, if the special committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Ohio law, in response to (i) a superior proposal received by the Board after the date of the Merger Agreement or (ii) an “intervening event,” as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•].

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts (subject to, and in accordance with, applicable law) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement.

In addition to the foregoing, subject to the terms and conditions in the Merger Agreement, the Company and Parent will:

•	reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by the Merger Agreement; and

•	subject to applicable law, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly notifying the other party of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against any party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated by the Merger Agreement or any change or event that would be reasonably likely to cause a condition of the closing of the merger to not be satisfied or to cause the satisfaction thereof to be materially delayed.

Access

The Company must allow Parent and its representatives reasonable access at all reasonable times to the personnel, auditors, offices, books and records, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company.

Directors’ and Officers’ Indemnification

The articles of incorporation and the code of regulations of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers as set forth in the Company’s articles of incorporation and the code of regulations in effect as of the date of the Merger Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any manner that would adversely affect the rights of individuals who on or prior to the effective time of the merger were directors or officers of the Company (each a “covered person”), unless such modification is required by law and then only to the maximum extent required by such applicable law.

From the effective time of the merger through the later of (i) the sixth anniversary of the date on which the effective time of the merger occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the surviving corporation shall indemnify and hold harmless each covered person against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law and as required by the articles of incorporation and the code of regulations of the Company in effect on the date of the Merger Agreement.

The surviving corporation shall provide, for a period of six years from the effective time of the merger, the covered persons who are currently covered by an affiliate of Parent’s director and officer insurance policy in effect on the date of the Merger Agreement with an insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy and the aggregate premium of which is not in excess of two hundred percent (200%) of the last annual premium paid by an affiliate of Parent for such insurance before the date of the Merger Agreement (such two hundred percent (200%) amount being the “maximum premium”). If the surviving corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the maximum premium, then the surviving corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the maximum premium. Notwithstanding the foregoing, in lieu of the foregoing arrangements, Parent shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters previously described, and if it so elects, the obligations shall be satisfied so long as Parent (or the surviving corporation) causes such policy to be maintained in effect for a period of six years following the effective time of the merger.

Shareholder Litigation

The Company shall give Parent notice of and the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any action brought by any shareholder of the Company or any other person against the Company or its directors or officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; shall give due consideration to Parent’s advice with respect to such litigation; and shall not settle or compromise any such action without Parent’s prior written consent.  Parent must promptly advise the Company of any action brought by any stockholder of Parent or other third party against Parent or its directors or officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and must keep the Company reasonably informed regarding any such litigation.

Employee Matters

As of and following the effective time of the merger, each employee who remains in the employment of Purchasers, the surviving corporation or their respective subsidiaries shall be subject to the employment policies of Parent and its affiliates as in effect from time to time. Purchasers shall cause continuing employees to continue to participate in the employee benefit plans of the Company or any of its subsidiaries as further described in the Merger Agreement, as such employee benefit plans are in effect from time to time, until such time as Purchasers shall determine to transition the continuing employees to the employee benefit plans and arrangements of Parent and its respective affiliates. Purchasers must or must cause the surviving corporation to provide to each continuing employee service credit for purposes of determining eligibility to participate, preexisting conditions exclusions and level of benefits and vesting under the employee benefit plans and arrangements of Purchasers and their respective affiliates with respect to his or her length of service with the Company (and its subsidiaries) prior to the effective time of the merger, except to the extent that such crediting would result in the duplication of any benefits. Purchasers must use commercially reasonable efforts to provide each such employee with credit for any deductibles or co-insurance paid prior to and in the same calendar year as the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements under any medical plans in which such employees are eligible to participate.

Dividends

The Merger Agreement provides that the Company will declare a special dividend of $0.50 per common share payable immediately prior to the effective time of the merger to all shareholders of record as of such time (including Parent). In no event shall the $0.50 per share special dividend be paid in respect of any common share more than once.

The Merger Agreement also provides that Parent will cause the members of the Board that are employees of or otherwise affiliated with Parent (which we refer to as “Affiliated Directors”) to vote irrevocably in favor of each $0.14 per common share quarterly dividend expressly contemplated by the Merger Agreement (provided the declaration and payment thereof is permitted by applicable law). Parent acknowledges and agrees that if the record date for such quarterly dividend that has been duly approved by the Board occurs prior to the closing date and such quarterly dividend has not yet been paid as of the closing date, the holders of common shares will remain entitled to receive such quarterly dividend, and Parent will cause the Company to pay such dividend and the Affiliated Directors and any other directors appointed to the Board following the closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that such quarterly dividend is paid in accordance with the Merger Agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, at or before the effective time, of the following conditions:

•	that no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the payment of the $0.50 per share special dividend;

•	that the Merger Agreement has been adopted by the requisite majorities of all shareholders and the Public Shareholders; and

•	that the Company has irrevocably transferred aggregate cash sufficient to pay the $0.50 per share special dividend to the paying agent for the benefit of holders of common shares as of immediately prior to the effective time.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the date of the closing of the merger:

•	that the representations and warranties of Purchasers set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the closing date of the merger as though made on and as of the closing date (disregarding all qualifications and exceptions regarding materiality or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not prevent the consummation of the merger and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; and except that the representations and warranties of each of the Parent and Merger Sub pertaining to the requisite corporate power and authority are true and correct in all material respects;

•	that each Purchaser has performed and complied in all material respects with all its agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger; and

•	that Parent has delivered to the Company a certificate of a senior executive officer of each Purchaser, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Purchasers to effect the merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

•	that the representations and warranties of the Company set forth in the Merger Agreement are true and correct at and as of the date of the Merger Agreement and at and as of the closing date of the merger as though made as of the closing date (disregarding all qualifications and exceptions regarding materiality or a “material adverse effect” or any similar standard or qualification), except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a “material adverse effect”, and except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date; however; (i) the representations and warranties pertaining to the Company’s capitalization and the absence of a “material adverse effect” on the Company since December 31, 2015 must be true and correct in all respects (other than in de minimis and immaterial respects in the case of the representations regarding capitalization and permitted exercises of existing outstanding equity awards); and (ii) the representations and warranties pertaining to the requisite corporate power and authority of the Company, the Board’s recommendation of the adoption of the Merger Agreement to shareholders and the special committee’s receipt of an opinion from its financial advisor, brokers and finders and anti-takeover statutes or regulations must be true and correct in all material respects;

•	that the Company has performed and complied in all material respects with all of its agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date of the merger;

•	that the Company has delivered to Parent and Merger Sub a certificate of a senior executive officer of the Company, dated as of the closing date of the merger, certifying that the conditions set forth in the two items described immediately above have been fulfilled;

•	that since the date of the Merger Agreement, there has not been any “material adverse effect”; and

•	that Parent has received approval from the Ohio Department of Insurance under Section 3925.08(D)(2) of the Ohio Revised Code for Parent’s investment in the Company resulting from Parent’s direct or indirect acquisition of one hundred percent (100%) of the outstanding common shares of the Company.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either the Company or Parent, in each case by written notice to the other, may terminate the Merger Agreement if:

•	the merger has not been completed on or prior to February 15, 2017, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to February 15, 2017;

•	a governmental entity has issued any final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the merger; or

•	the proposal to adopt the Merger Agreement has been submitted to a vote of shareholders for approval and the required vote has not been obtained, provided that this termination right is not available to Parent if the failure to obtain such approval is due to the failure of Parent to vote the common shares beneficially owned by it to approve the Merger Agreement.

Parent may terminate the Merger Agreement:

•	if at any time prior to the time shareholders approve the proposal to adopt the Merger Agreement, the Board or any committee thereof (including the special committee) has effected an adverse company recommendation or the Company has materially breached its representations, warranties or covenants relating to non-solicitation, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation” beginning on page [•], or the convening of the Company Shareholders’ Meeting; or

•	if there is a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of the Company, except with respect to the covenants discussed in the above paragraph, such that the conditions to Purchasers’ obligation to complete the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice by the Company of the breach.

The Company may terminate the Merger Agreement:

•	if there is a breach of any of the covenants or agreements on the part of Parent or Merger Sub or if any of the representations or warranties of Parent fail to be true, such that the conditions to each party’s obligation to effect the merger or the conditions to the obligation of the Company to effect the merger would be incapable of fulfillment and the breach is incapable of being cured, or is not cured, by the earlier of February 15, 2017 and 15 days following written notice to Parent of the breach.

Termination Fee and Parent Expenses

Except as otherwise provided in the Merger Agreement, as described in this “The Merger Agreement—Termination Fee and Parent Expenses” section, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger will be paid by the party incurring or required to incur them. However, all costs and expenses related to the filing and other fees paid to the SEC in connection with the merger will generally be borne by the Company.

Termination Fee

The Company will be required to pay a termination fee of $13,500,000 to Parent if Parent terminates the Merger Agreement following:

•	an adverse company recommendation made in connection with the receipt or announcement of an acquisition proposal or a superior proposal; or

•	a material breach by us of any of the covenants or agreements relating to non-solicitation or the convening of the Company Shareholders’ Meeting.

Parent Expenses

In addition, the Company will be required to reimburse reasonable out-of-pocket fees and expenses up to $3,950,000 (including reasonable legal fees and expenses), actually incurred on or prior to the termination of the

Merger Agreement in connection with the merger by Parent, Merger Sub and their respective affiliates if Parent terminates the Merger Agreement following:

•	an adverse company recommendation in a circumstance in which the termination fee is not otherwise payable;

•	a submission of the proposal to adopt the Merger Agreement to a vote of shareholders for approval, after which the required vote has not been obtained, if an acquisition proposal has been made and not withdrawn at least 10 business days before the Company Shareholders’ Meeting; or

•	our breaching of our representations, warranties or covenants (except for the covenants discussed above, the breach of which would trigger the payment of the termination fee) under the Merger Agreement, if, prior to the date of the Company Shareholders’ Meeting, an acquisition proposal has been made and not withdrawn at least 10 business days prior to the date of termination of the Merger Agreement.

Amendments and Waivers

Except as described in the next paragraph, at any time prior to the effective time of the merger and prior to approval of the adoption of the Merger Agreement by the shareholders of the Company, each of the Company, Parent or Merger Sub may amend any provision of the Merger Agreement by an agreement in writing executed by all of the parties. After the approval of the adoption of the Merger Agreement by the shareholders of the Company, no amendment requiring approval of the shareholders of the Company and Merger Sub may be made without first obtaining such approval.

In addition, at any time prior to the effective time of the merger, each of the Company, Parent or Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of any of the other party or parties, as the case may be, or (b) waive compliance with any of the agreements of the other party or parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under the Merger Agreement.

Any approval of an amendment to the Merger Agreement or of a waiver of compliance with a provision of the Merger Agreement by the Company requires the approval of the special committee.

Equitable Remedies, Specific Performance and Jurisdiction

The Company, Parent and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in a federal or state court of competent jurisdiction located in Hamilton County, Ohio, in addition to any other remedy to which such parties are entitled at law or in equity. The Company, Parent and Merger Sub irrevocably and unconditionally waived any right to a trial by jury in respect of any such action.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Ohio without regard to that state’s principles of conflict of laws.

VOTING AGREEMENT INVOLVING COMMON SHARES

Voting Agreement

In connection with the merger, Parent and the Company entered into a Voting Agreement with Alan R. Spachman, The Hudson Investment Trust, Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007 and Florence McDermott Spachman Revocable Trust. Based upon the Company’s representation in the Merger Agreement that, as of July 25, 2016, there were 19,991,694 outstanding common shares, the shareholders party to the Voting Agreement (other than Parent) beneficially owned in the aggregate 1,937,230 common shares, representing approximately 9.7% of the outstanding common shares. The terms and conditions of the Voting Agreement will apply to any common shares acquired by any such shareholder during the “voting period” from July 25, 2016 through the termination of the Voting Agreement.

Pursuant to the terms of the Voting Agreement, each shareholder party thereto has agreed, during the voting period, to vote all common shares held by such shareholder, whether owned on July 25, 2016 or acquired thereafter: (i) in favor of any proposal to approve the merger and the Merger Agreement, provided that the parties to the Merger Agreement have not agreed to an “excluded amendment” as described in clause (ii) below; (ii) at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (i) above) in respect of which the special committee has (A) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement, (B) disclosed the determination described in clause (A) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (C) recommended to be adopted by all of the shareholders of the Company; provided, however, that a shareholder is not required to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would (x) reduce the merger consideration payable pursuant to the Merger Agreement as in effect on July 25, 2016, (y) reduce the amount of the $0.50 per share special dividend or (z) impose any materially adverse obligation on such shareholder (defined in the Voting Agreement as an “excluded amendment”); and (iii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such shareholder under the Voting Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s articles of incorporation or code of regulations).

Pursuant to the terms of the Voting Agreement, each shareholder party thereto has irrevocably granted to and appointed Parent (and any designee of Parent), during the voting period, as such shareholder’s proxy to vote such shareholder’s common shares at any duly convened meeting of the Company’s shareholders, or in any action by written consent of the Company’s shareholders, in accordance with the terms of the Voting Agreement. The Company has agreed in the Voting Agreement to recognize the grant of any such proxy and the exercise thereof by Parent (and any designee of Parent) in accordance with its terms.

In addition, the Voting Agreement provides that each shareholder party thereto will not, subject to limited exceptions, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber any of the common shares held by such shareholder, whether owned on July 25, 2016 or acquired thereafter, or enter into any contract, option or other agreement with respect to, or consent to, a transfer of, any of such common shares or such shareholder’s voting or economic interest therein, subject to limited exceptions for transfers to immediate family members and affiliates.

The Voting Agreement will automatically terminate upon the earliest to occur of: (a) a written agreement among Parent and each shareholder party thereto to terminate the Voting Agreement, (b) the effective time of the merger, (c) the termination of the Merger Agreement in accordance with its terms, (d) any amendment, waiver or other modification to the Merger Agreement that is materially adverse to the shareholder (including, any excluded amendment), (e) an adverse company recommendation and (f) February 15, 2017.

Alan R. Spachman has further agreed in the Voting Agreement (a) not to initiate, join, voluntarily support or otherwise participate in (other than to comply with subpoena and discovery requests required under applicable law) any litigation commenced or threatened against Parent, Merger Sub, the Company, or any of their directors or officers which seeks to prohibit, prevent or materially delay consummation of the merger or the transactions contemplated by the Merger Agreement, (b) to promptly following the execution of the Voting Agreement, file with the SEC an amendment to his Schedule 13D announcing his entrance into the Voting Agreement and summarizing the material terms thereof, and (c) to comply with, and to instruct his immediate family members to comply with, the covenants set forth in Section 5.4(a) and Section 5.4(c) of the Merger Agreement applicable to the Company as if such covenants were applicable to him and his immediate family members. Mr. Spachman has also agreed during the voting period not to make any public announcement or private statement to any person that is inconsistent with or contrary to the statements set forth in the amendment to his Schedule 13D/A except statements that have been authorized by the Board or special committee pursuant to the terms of the Merger Agreement.

The Voting Agreement is governed by Ohio law and is subject to the jurisdiction of Ohio federal and state courts.

PROVISIONS FOR PUBLIC SHAREHOLDERS

No provision has been made (i) to grant the Company’s Public Shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING NATIONAL INTERSTATE

Company Background

Founded in 1989, National Interstate and its subsidiaries are a specialty property and casualty insurance company with a niche orientation and a focus on the transportation industry. We operate as an insurance holding company group that underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation, trucking and moving and storage industries, general commercial insurance to small businesses in Hawaii and Alaska and personal insurance to owners of recreational vehicles throughout the United States. Parent, a wholly-owned subsidiary of AFG, is our majority shareholder. As of August 15, 2016, Parent owned approximately 51.2% of our outstanding common shares. Our common shares trade on the NASDAQ Global Select Market under the symbol “NATL.” If the Merger Agreement is adopted by the National Interstate shareholders at the special meeting and the merger is completed as contemplated, National Interstate will survive the merger and will continue its operations as a private company and a wholly-owned subsidiary of Parent. Our principal executive offices are located at 3250 Interstate Drive, Richfield, Ohio 44286 and our telephone number is (330) 659-8900.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States and can be reached care of National Interstate, 3250 Interstate Drive, Richfield, Ohio 44286.

Directors and Executive Officers

The board of directors presently consists of eleven members. The persons listed below are the directors and executive officers of National Interstate as of the date of this proxy statement. There are no family relationships among any of our directors or executive officers.

Name	Age	Current Position and Office
Anthony J. Mercurio	43	Director, President, Chief Executive Officer
Julie A. McGraw	52	Vice President, Chief Financial Officer and Treasurer
Arthur J. Gonzales	56	Senior Vice President, General Counsel and Secretary
Terry E. Phillips	66	Senior Vice President
Gary N. Monda	59	Vice President and Chief Investment Officer
Joseph E. (Jeff) Consolino	49	Chairman of the Board
Ronald J. Brichler	60	Director
I. John Cholnoky	58	Director
Patrick J. Denzer	56	Director
Gary J. Gruber	61	Director
Donald D. Larson	65	Director

Name	Age	Current Position and Office
David W. Michelson	59	Director
Norman L. Rosenthal	65	Director
Donald W. Schwegman	65	Director
Alan R. Spachman	69	Director

Below is information about our directors:

Ronald J. Brichler	Mr. Brichler currently serves as executive vice president of GAIC, our largest shareholder, and has held that position since 2010. In that position, Mr. Brichler oversees numerous property and casualty insurance products. Mr. Brichler began his career in the finance department of American Financial Group (“AFG”), the parent company of GAIC, in 1976 and has remained employed with AFG and GAIC over the last four decades, including serving as senior vice president of operations of GAIC prior to his current position of executive vice president. Mr. Brichler is a Certified Public Accountant and holds both the Chartered Property Casualty Underwriter designation and Associate in Reinsurance designation.

Joseph E. (Jeff) Consolino, Chairman	Mr. Consolino became our Chairman of the Board effective February 15, 2013, and previously served as our Audit Committee Chairman from 2006 through February 15, 2013. Mr. Consolino has served as executive vice president of AFG, the parent of our largest shareholder, since February 16, 2013 and since March 1, 2013, has served as chief financial officer of AFG. Prior to joining AFG, Mr. Consolino served as president and chief financial officer as well as a director of Validus Holdings, Ltd. (“Validus”), a Bermuda-based property and casualty (re)insurance company. During this time, Mr. Consolino also served as chief executive officer, president and founding director of PaCRe Ltd., a Bermuda-based underwriter of top-layer property reinsurance. Prior to joining Validus in March 2006, Mr. Consolino served as managing director in Merrill Lynch’s investment banking division. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions. Mr. Consolino led the underwriting of our initial public offering, which provided him with specific experience related to our operations.

I. John Cholnoky	Mr. Cholnoky served as president of General Reinsurance Corporation (“General Reinsurance”) until his retirement in March 2014. Throughout his 33-year tenure at General Reinsurance, Mr. Cholnoky served in numerous marketing, underwriting, and management roles and held various officer level positions.

Patrick J. Denzer	Mr. Denzer currently serves as founder and president of LI Ventures, LLC, an independent firm providing investment and advisory services and has held this position since 2012. From 2004 until 2009, Mr. Denzer served as president and chief executive officer of John B. Collins Associates, Inc. (“Collins”), a national reinsurance brokerage company. When Collins was acquired by Guy Carpenter & Company in 2009, Mr. Denzer began serving as chairman of the Americas for Guy

Carpenter & Company and held that position until 2012.

Gary J. Gruber	Mr. Gruber serves as executive vice president of GAIC, our largest shareholder. Mr. Gruber joined GAIC in 1977 and has held a variety of financial, management, and officer positions since 1983. Mr. Gruber has served as a director of GAIC since 1993, is a Certified Public Accountant, and has over 35 years of experience with property and casualty insurance operations, financial statements, loss reserving, reinsurance and investments.

Donald D. Larson	Mr. Larson was named president and chief operating officer of Great American Property & Casualty Insurance Group in 2010. Prior to being named president, Mr. Larson served as executive vice president and president, specialty group, for the Great American Property & Casualty Insurance Group since 1999. Mr. Larson joined AFG in 1973 and GAIC in 1981, and he has served as a director of GAIC since 1988. Additionally, Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson holds both a Certified Public Accountant license and a Chartered Property and Casualty Underwriter designation and has over 34 years of experience in the property and casualty insurance industry.

Anthony J. Mercurio	Mr. Mercurio has served as our President since November 2015 and became our Chief Executive Officer effective May 5, 2016. Prior to serving in these roles, he served as Executive Vice President and Chief Operating Officer of the Company beginning in January 2013. Since 1997, he has also held numerous other management and executive positions with our subsidiaries, National Interstate Insurance Company and Vanliner Insurance Company, including serving as chief executive officer of Vanliner Insurance Company from 2010 through 2012. Prior to joining us, Mr. Mercurio held various product and management positions with Westfield Insurance Company and American International Group.

David W. Michelson	Mr. Michelson is a Senior Advisor to the Company. He became our President and Chief Executive Officer effective January 1, 2008, began serving exclusively as our Chief Executive Officer effective November 12, 2015 and retired from such position as of the date of the Company’s 2016 annual meeting. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992 to 1998 and since rejoining us in 1999, including serving as our Senior Vice President and Executive Vice President. Mr. Michelson holds an Associate in Research and Planning designation and has approximately 35 years of insurance industry experience, including management of all departments and facets of our Company and through his prior service in various positions at Reliance Insurance Company, Liberty National Fire, and Progressive Corporation.

Norman L. Rosenthal	Dr. Rosenthal has served as director of Arthur J. Gallagher & Co. since 2008. Since 1996, he has been president of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years as an equity research analyst for the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, including serving as a managing director. In addition, Dr. Rosenthal previously served on the boards of multiple public and private insurance, reinsurance, and related entities, including Aspen Insurance Holdings, Ltd., Mutual Risk Management, Ltd., Vesta Insurance Group, Inc., and Alliant Insurance Group, Inc. He currently serves as a director of the Plymouth Rock Company. He is also an affiliate partner of the private equity firm of Lindsay Goldberg. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania.

Donald W. Schwegman	Mr. Schwegman was the lead client service partner for various complex insurance organizations for over 20 years at Deloitte until he retired in June 2012. Most recently, Mr. Schwegman served as the insurance industry profession practice director for Deloitte with responsibility for formulating the U.S. firm’s position on insurance accounting and auditing issues, developing internal insurance training programs, and overseeing risk management. Mr. Schwegman was admitted as a partner with Deloitte in 1984, has significant experience with insurance industry accounting policies and procedures, and has a substantial background with SEC registrants’ filings. Mr. Schwegman is a member of the American Institute of Certified Public Accountants and is a licensed Certified Public Accountant in multiple states.

Alan R. Spachman	Mr. Alan Spachman is our founder and served as our Chairman from 2004 through February 15, 2013. Mr. Spachman served as our Chief Executive Officer from our inception in 1989 through 2007. From 1984 through 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. In addition to his insurance experience, Mr. Spachman previously held various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc.

Below is information on the Company’s other executive officers:

Julie A. McGraw has served as our Vice President, Chief Financial Officer and Treasurer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Arthur J. Gonzales has served as our Senior Vice President, General Counsel and Secretary since February 2015 and joined the Company as Vice President, General Counsel, and Secretary in February 2009. Prior to joining us, Mr. Gonzales served as executive vice president and general counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005 to 2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998 to 2005, including senior vice president, general counsel, and secretary. Additionally, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years, and worked in private practice.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips also previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer from 1999 until January 2006. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of 15 years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of common shares for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Historical Selected Financial Information

Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the years ended 2015, 2014, 2013, 2012 and 2011 have been derived from the Company’s historical audited consolidated financial statements, and the historical selected financial data as of and for the six months ended June 30, 2016 and 2015 are derived from the Company’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page [•]. Historical results are not necessarily indicative of results to be expected in any future period.

	Six Months Ended June 30,		At and for the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(unaudited)
	(In thousands except per share data)
Operating Data:
Gross premiums written	$349,898	$340,260	$727,119	$689,003	$631,993	$573,470	$526,313
Net premiums written	$275,154	$274,435	$607,426	$575,574	$537,604	$492,215	$442,200
Premiums Earned	$300,855	$281,715	$585,787	$557,267	$525,710	$458,049	$429,946
Net investment income	21,172	19,484	39,739	35,517	33,377	34,927	30,554
Net realized (losses) gains on investments	(929)	1,500	(3,278)	6,758	6,536	6,219	4,477
Other	1,485	1,716	3,477	3,399	3,303	3,278	3,541
Total revenues	322,583	304,415	625,725	602,941	568,926	502,473	468,518
Losses and loss adjustment expenses	229,332	222,324	471,940	466,998	429,556	341,008	308,357
Commissions and other underwriting expenses	49,488	46,347	94,075	94,430	92,193	89,917	87,860
Other operating and general expenses	14,901	13,117	25,569	20,955	19,722	19,151	17,432
Transaction expenses	2,233	—	—	2,163	—	—	—
Expense on amounts withheld	3,732	3,153	6,458	6,410	5,057	3,953	3,910
Interest expense	109	96	199	220	706	615	298
Total expenses	299,795	285,037	598,241	591,176	547,234	454,644	417,857

Income before income taxes	22,788	19,378	27,484	11,765	21,692	47,829	50,661
Provision for income taxes	6,899	5,627	6,637	739	4,119	13,535	15,113
Net income	$15,889	$13,751	$20,847	$11,026	$17,573	$34,294	$35,548
Selected GAAP Ratios:
Losses and loss adjustment expense ratio	76.2%	78.9%	80.6%	83.8%	81.7%	74.4%	71.7%
Underwriting expense ratio	20.9%	20.5%	19.8%	20.1%	20.7%	23.1%	23.7%
Combined ratio	97.1%	99.4%	100.4%	103.9%	102.4%	97.5%	95.4%
Return on equity	8.6%	7.5%	5.8%	3.1%	5.0%	9.8%	10.8%
Per Share Data:
Earnings per common share, basic	$0.80	$0.69	$1.05	$0.56	$0.89	$1.76	$1.84
Earnings per common share, assuming dilution	0.80	0.69	1.05	0.56	0.89	1.75	1.82
Book value per common share, basic (at period end)	$19.17	$18.54	$18.03	$18.29	$17.92	$18.07	$17.99
Weighted average number of common shares outstanding, basic	19,924	19,837	19,862	19,755	19,645	19,446	19,371
Weighted average number of common shares, diluted	19,968	19,885	19,910	19,833	19,768	19,579	19,491
Common shares outstanding (at period end)	19,926	19,839	19,909	19,793	19,661	19,591	19,398
Cash dividends per common share	$0.28	$0.26	$0.52	$0.48	$0.44	$2.40	$0.36

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,

	2016	2015	2015	2014	2013	2012	2001
	(In thousands)
Earnings
Earnings before income taxes	$22,788	$19,378	$27,484	$11,765	$21,692	$47,829	$50,661
Undistributed equity in (earnings) losses of investees	(3,094)	(1,355)	1,856	(3,160)	(1,392)	(462)	772
Fixed charges:
Interest expense	109	96	199	220	706	615	298
Amortization of capitalized expenses related to indebtedness	22	22	44	44	44	7	—
Portion of rentals representing interest	218	214	432	411	462	467	469
Total Earnings	$20,043	$18,355	$30,015	$9,280	$21,512	$48,456	$52,200
Fixed Charges
Interest expense	$109	$96	$199	$220	$706	$615	$298
Amortization of capitalized expenses related to indebtedness	22	22	44	44	44	7	—
Portion of rentals representing interest	218	214	432	411	462	467	469
Total Fixed Charges	$349	$332	$675	$675	$1,212	$1,089	$767
Ratio of earnings to fixed charges	57.4	55.3	44.5	13.7	17.7	44.5	68.1

Book Value Per Share

Our net book value per share as of June 30, 2016 was approximately $19.71 (calculated based on 19,925,875 common shares outstanding).

Market Price of the Company’s Common Shares

The common shares are traded on the NASDAQ under the symbol “NATL.” The following table sets forth the high and low sales prices per share of common shares for the fiscal years ended December 31, 2014 and December 31, 2015 and first and second quarters of the fiscal year ending December 31, 2016:

	Market Price
	High	Low
2016
First Quarter	$30.19	$21.15
Second Quarter	$31.77	$29.50
Third Quarter (through August 15, 2016)	$32.70	$29.91
2015
First Quarter	$30.49	$24.60
Second Quarter	$29.25	$25.20
Third Quarter	$28.60	$24.78
Fourth Quarter	$30.40	$25.99
2014
First Quarter	$32.66	$21.18
Second Quarter	$29.25	$26.52
Third Quarter	$28.85	$25.60
Fourth Quarter	$30.54	$26.49

The closing price of our common shares on July 22, 2016, which was the last trading day before the announcement of the Merger Agreement was $30.94 per share. The closing price of our common shares on July 5, 2016, which was the last trading day before the announcement by AFG and Parent of their offer to increase the Merger Consideration to $32.00 per share was $30.04 per share. The closing price of our common shares on March 4, 2016, which was the last trading day before the announcement by AFG and Parent of their initial proposal to acquire the Company, was $22.61 per share.

Dividends

The following table sets forth the dividends on our common shares declared by us in the fiscal years ended December 31, 2015 and December 31, 2014, respectively.

Dividends per share declared in	2015	2014
1st Quarter	$0.13	$0.12
2nd Quarter	0.13	0.12
3rd Quarter	0.13	0.12
4th Quarter	0.13	0.12
Total	$0.52	$0.48

State insurance laws restrict the ability of our insurance subsidiaries to declare shareholder dividends and require our insurance companies to maintain specified levels of statutory capital and surplus. The amount of an insurer’s surplus following payment of any dividends must be reasonable in relation to the insurer’s outstanding liabilities and adequate to meet its financial needs. Limitations on dividends are generally based on net income or statutory capital and surplus. Under the Merger Agreement, the Company is permitted to declare and pay two quarterly dividends on its common shares of $0.14 per share, consistent with prior timing, for dividends payable on September 13, 2016 and December 13, 2016 with record dates of September 2, 2016 and November 28, 2016, respectively. No regular quarterly dividends will be paid if the effective time of the Merger precedes the applicable record date. Under the Merger Agreement, the Company is permitted to declare a special cash dividend of $0.50 per

Common Share payable immediately prior to the effective time of the Merger to shareholders of record as of such time. For further information, see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page [•] and the section entitled “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” beginning on page [•].

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management

The following table sets forth information, as of August 15, 2016, concerning the beneficial ownership of our equity securities by our current Directors, the executive officers and by all of our Directors and executive officers as a group. Such information is based on data furnished by the persons named. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member. Each of the individuals listed below can be reached care of National Interstate, 3250 Interstate Drive, Richfield, Ohio, 44286.

Name of Beneficial Owner	Number of Shares (1)	Percent
Anthony J. Mercurio (2)	34,540	*
Julie A. McGraw (2)	5,547	*
Arthur J. Gonzales (2)	45,331	*
Terry E. Phillips (2)	49,218	*
Gary N. Monda (2)	53,847	*
Joseph E. (Jeff) Consolino	9,479	*
Ronald J. Brichler	1,000	*
I. John Cholnoky	889	*
Patrick J. Denzer	5,201	*
Gary J. Gruber	1,000	*
Donald D. Larson	1,000	*
David W. Michelson (2)	214,996	1.1%
Norman L. Rosenthal	1,424	*
Donald W. Schwegman	2,109	*
Alan R. Spachman	1,937,230	9.7%
Directors and executive officers as a group (15 people)	2,362,811	11.9%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Mr. Gonzales’s shares include 40,000 shares that may be acquired within 60 days of August 15, 2016.

(2)	Beneficial ownership includes shares of service-based restricted shares, in which the owners have sole voting power (Mr. Michelson-12,000; Mr. Mercurio-8,369; Mr. Gonzales-5,331; Mr. Phillips-4,582; Ms. McGraw-4,582; Mr. Monda-4,582).

Security Ownership of Certain Beneficial Owners

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of August 15, 2016:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class
Great American Insurance Company	10,200,000	51.2%
301 East Fourth Street Cincinnati, Ohio 45202
T. Rowe Price Associates, Inc. (2)	1,437,641	7.2%
100 E. Pratt Street Baltimore, Maryland 21202
Alan R. Spachman (3)	1,937,230	9.7%
1 Westbury Park Way, Suite 101 Bluffton, South Carolina 29910

(1)          Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting and investment power with respect to securities. The number of shares outstanding on August 15, 2016 was 19,927,191.

(2)          Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016. As of December 31, 2015, T. Rowe Price Associates, Inc. (“T. Rowe”) had sole voting power with respect to 413,476 of these shares and had sole dispositive power with respect to 1,437,641 shares.

(3)          Mr. Spachman has sole voting power and sole dispositive power with respect to all of these shares.

Security Ownership of AFG, Parent and Merger Sub

Information regarding the beneficial ownership of common shares by Parent and Merger Sub is set forth in the preceding table. The common shares owned of record by Parent, a wholly-owned subsidiary of AFG, are beneficially owned by AFG.  As of August 15, 2016, AFG is the beneficial owner of 10,200,000 common shares representing 51.2% of the outstanding common shares.

Transactions in Common Shares

Transactions During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement discussed in “Voting Agreement Involving Common Shares,” beginning on page [•], the Company, Parent, Merger Sub and their respective affiliates, have not conducted any transactions with respect to common shares during the past 60 days, except as follows:

Executive Officers and Directors (excluding AFG and Parent)

Messrs. Cholnoky, Denzer, Rosenthal and Schwegman are compensated for their participation on National Interstate’s Board of Directors. Pursuant to their annual elections, Mr. Cholnoky receives 25% of his Board retainer in common shares in lieu of cash, Mr. Denzer receives his retainer in common shares in lieu of cash, Dr. Rosenthal receives his meeting fees in common shares in lieu of cash and Mr. Schwegman receives a portion of his Board and Audit Committee Chairman retainers in common shares in lieu of cash. In the past 60 days Messrs. Cholnoky, Denzer, Rosenthal and Schwegman received 165, 661, 99 and 391 common shares respectively.

Transactions in Common Shares by the Company During the Past Two Years

There have been no purchases of common shares by the Company during the past two years.

Transactions in Common Shares by AFG, Parent and Merger Sub During the Past Two Years

Except as contemplated by the Voting Agreement discussed in the section “Voting Agreement Involving Common Shares” on page [•], during the past two years, none of Parent, Merger Sub, or any of their respective officers or directors have purchased or acquired any common shares.

IMPORTANT INFORMATION REGARDING AFG, PARENT and MERGER SUB

Set forth below are the names, the current principal occupations or employment, telephone number and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each of AFG, Parent and Merger Sub. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen.

AFG, an Ohio corporation, is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. AFG is currently publicly listed and traded on the New York Stock Exchange under the symbol “AFG.”

Parent is an Ohio corporation and a wholly-owned subsidiary of AFG. Parent is engaged primarily in property and casualty insurance, focusing on specialty commercial products for businesses.

Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.

Name	Business Address & Telephone	Employment History

American Financial Group, Inc.

c/o Karl J. Grafe

Vice President, Assistant General Counsel and Secretary

American Financial Group, Inc.

Great American Insurance Group Tower

301 East Fourth Street

27th Floor

Cincinnati, Ohio 45202

(513) 579-2540

N/A

Great American Insurance Company

c/o Karl J. Grafe

Vice President, Assistant General Counsel and Secretary

American Financial Group, Inc.

Great American Insurance Group Tower

301 East Fourth Street

27th Floor

Cincinnati, Ohio 45202

(513) 579-2540

N/A

GAIC Alloy, Inc.	c/o Karl J. Grafe Vice President, Assistant General Counsel and Secretary American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street 27th Floor	N/A

Name	Business Address & Telephone	Employment History
Cincinnati, Ohio 45202 (513) 579-2540

1. Directors and Executive Officers of AFG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of AFG. Unless otherwise indicated, each such person is a U.S. citizen, the business address of each such person is c/o American Financial Group, Inc., Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio 45202, the telephone number of each such person is (513) 369-5611 and each such person has been engaged in AFG’s or its subsidiaries’ business actively and continuously for the past five years. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with Reporting Person	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Carl H. Lindner III	Co-Chief Executive Officer, Co-President and Director	Co-Chief Executive Officer since January 2005, and since 1996, Co-President. Until 2010, for over ten years, served as President, and since 2010, has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations.
S. Craig Lindner	Co-Chief Executive Officer, Co-President and Director	Co-Chief Executive Officer since January 2005, and since 1996, Co-President. For more than ten years, President of Great American Financial Resources, Inc., a subsidiary of AFG, and has been principally responsible for the Company’s annuity operations. Until 2011, for over ten years, served as President of American Money Management Corporation (“AMMC”), a subsidiary of AFG that provides investment services for AFG, certain of its affiliated companies and certain third-party pooled investment vehicles that are organized as private funds.
Kenneth C. Ambrecht	Director	Principal of KCA Associates, LLC, an investment banking firm.
John B. Berding	President of American Money Management Corporation and Director	President of AMMC since January 2011. Prior to election as President, held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009.
Joseph E. (Jeff) Consolino	Executive Vice President, Chief Financial Officer, and Director	Executive Vice President and Chief Financial Officer of the Company since February 2013. Also serves, since February 2013, as Chairman of the Board of National Interstate. Prior to joining the Company, served as president and chief financial officer of Validus Holdings, Ltd., a Bermuda-based property and casualty reinsurance company. Prior to joining Validus in March 2006, served as a managing director in Merrill Lynch’s investment banking division.
Virginia “Gina” C. Drosos	Director	Since 2014, Chief Executive Officer, and since 2013,

President of Assurex Health, a personalized medicine company specializing in pharmacogenomics for neuropsychiatric and other disorders.
James E. Evans	Executive Consultant and Director	Executive consultant to the Company. From 1994 through 2013, served as Senior Vice President of the Company and also served as General Counsel until March 2012 when elected Executive Counsel.
Terry S. Jacobs	Director	Chairman and Chief Executive Officer, JFP Group, LLC, a real estate development company, and Chairman Emeritus, Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies.
Gregory G. Joseph	Director	Executive Vice President and Principal, Joseph Automotive Group, an automobile dealership and real estate management company.
William W. Verity	Director	President, Verity & Verity, LLC, an investment management company.
John I. Von Lehman	Director	Retired Executive Vice President, Chief Financial Officer and Secretary, The Midland Company, an Ohio-based provider of specialty insurance products.
Michelle A. Gillis	Senior Vice President and Chief Administrative Officer	Senior Vice President since March 2013 and serves in such role in addition to serving as Chief Administrative Officer. Since March 2012, has served as Vice President and Chief Administrative Officer. Since joining the Company in 2004, has held various senior human resource management positions with Great American Insurance Company and AFG.
Vito C. Peraino	Senior Vice President and General Counsel	Senior Vice President and General Counsel since March 2012. Previously served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. Also served on the Board of National Interstate Corporation from October 2010 until 2015.

2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Parent considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer, and executive vice president. Unless otherwise indicated, each such person is a U.S. citizen, the business address of each such person is c/o American Financial Group, Inc., Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio 45202, the telephone number of each such person is (513) 369-5611 and each such person has been engaged in Parent’s or its subsidiaries’ business actively and continuously for the past five years. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Carl H. Lindner III	Chairman of the Board and Chief Executive	Co-Chief Executive Officer of AFG since January 2005, and since 1996, Co-President of AFG. Until

	Officer	2010, for over ten years, served as President, and since 2010, has served as Chairman of Parent.
Donald D. Larson	Director, President, and Chief Operating Officer	Since 1973, has held various positions with Parent and its affiliates, currently serving as President and Chief Operating Officer of Parent.
Ronald J. Brichler	Director and Executive Vice President	Since 1976, has held various positions with Parent and its affiliates, currently serving as Executive Vice President of Parent.
Gary J. Gruber	Director and Executive Vice President	Since 1977, has held various positions with Parent and its affiliates, currently serving as Executive Vice President of Parent.
Vincent McLenaghan	Executive Vice President	Executive Vice President since September 2012. From 1995-2011 held various positions with QBE Insurance Group, most recently as CEO, Australia Asia Pacific Division.
Aaron B. Latto	Director, Senior Vice President, and Assistant General Counsel	Senior Vice President since March 2012. Previously Senior Divisional Vice President from 2010 to 2012. From 2000 to 2010, served in various capacities for Travelers Insurance (formerly St. Paul Insurance), including most recently as Vice President.
Michael D. Pierce	Director and Senior Vice President	Since 1986, has held various positions with Parent and its affiliates, currently serving as Senior Vice President of Parent.
Sue A. Erhart	Senior Vice President and General Counsel	Since 2010, has held various positions with Parent and its affiliates and has served as Senior Vice President and General Counsel of Parent since March 2016.
Eve Cutler Rosen	Director and Executive Counsel	Since 1987, has held various positions with Parent and its affiliates, currently serving as Executive Counsel of Parent.
Michael E. Sullivan, Jr.	Director and Senior Vice President	Since 2006, has held various positions with Parent and its affiliates, currently serving as Senior Vice President of Parent.
David J. Witzgall	Director, Senior Vice President, and Chief Financial Officer	Since 2001, has held various positions with Parent and its affiliates, currently serving as Senior Vice President and Chief Financial Officer of Parent.

3. Directors and Executive Officers of Merger Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub. Unless otherwise indicated, each such person is a U.S. citizen, the business address of each such person is c/o American Financial Group, Inc., Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio 45202, the telephone number of each such person is (513) 369-5611 and each such person has been engaged in AFG’s or its subsidiaries’ business actively and continuously for the past five years. During the past five years, none of the persons or entities described has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ronald J. Brichler	Director	Since 1976, has held various positions with Parent and its affiliates, currently serving as Executive Vice President of Parent.

Joseph E. (Jeff) Consolino	Director	Executive Vice President and Chief Financial Officer of the Company since February 2013. Also serves, since February 2013, as Chairman of the Board of National Interstate. Prior to joining the Company, served as president and chief financial officer of Validus Holdings, Ltd., a Bermuda-based property and casualty reinsurance company. Prior to joining Validus in March 2006, served as a managing director in Merrill Lynch’s investment banking division.
Gary J. Gruber	Director	Since 1977, has held various positions with Parent and its affiliates, currently serving as Executive Vice President of Parent.
Donald D. Larson	Director and President	Since 1973, has held various positions with Parent and its affiliates, currently serving as President and Chief Operating Officer of Parent.
Eve Cutler Rosen	Vice President, Executive Counsel and Secretary	Since 1987, has held various positions with Parent and its affiliates, currently serving as Executive Counsel of Parent.
Sue A. Erhart	Vice President and General Counsel	Since 2010, has held various positions with Parent and its affiliates, currently serving as Senior Vice President and General Counsel of Parent since March 2016.
David J. Witzgall	Vice President and Treasurer	Since 2001, has held various positions with Parent and its affiliates, currently serving as Senior Vice President and Chief Financial Officer of Parent.

DISSENTERS’ RIGHTS

If the Merger Agreement is adopted, a holder of common shares who does not vote in favor of adopting the Merger Agreement may be entitled to seek relief as a dissenting shareholder under section 1701.85 of the Ohio Revised Code (“ORC”).

The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the ORC. This summary is qualified by reference to section 1701.85 and other provisions of the ORC. Any shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of section 1701.85 of the ORC is attached to this proxy statement as Annex B and is incorporated herein by reference.

To perfect dissenting shareholders’ rights, a dissenting National Interstate Insurance shareholder must satisfy each of the following conditions and must otherwise comply with section 1701.85:

•	Must be a shareholder of record. A dissenting shareholder must be a record holder of common shares on [•], 2016, the record date established for determining those shareholders entitled to vote on the proposal to adopt the Merger Agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns common shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the common shares to satisfy all of the requirements outlined under section 1701.85 of the ORC. The Company may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder shall provide the evidence within a reasonable time to the Company, but not sooner than 20 days after receipt of the Company’s written request.

•	Does not vote in favor of adopting the Merger Agreement. A dissenting shareholder must not vote his, her or its common shares in favor of the proposal to adopt the Merger Agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to the Company signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the Merger Agreement and will constitute a waiver of dissenting shareholders’ rights.

•	File a written demand. Prior to the shareholder vote upon the adoption of the Merger Agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon the Company for the fair cash value of the common shares so held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of the common shares held by the shareholder. Voting against the adoption of the Merger Agreement does not satisfy the requirement of a written demand to the Company as required by section 1701.85 of the ORC.

•	Deliver certificates for placement of a legend. If the Company sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit his, her or its share certificates to the Company within 15 days from the date of the sending of such request for endorsement thereon by the Company that a demand for the fair cash value of the common shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed share certificates to the dissenting shareholder. At the option of the Company, exercised by written notice sent to the dissenting shareholder, a dissenting shareholder who fails to deliver his, her or its certificates upon request may have his, her or its dissenting shareholder’s rights terminated within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s common shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either the Company or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for the fair cash value of the common shares, file a petition in the Court of Common Pleas of Summit County, Ohio for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of the common shares. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to vote on the adoption of the Merger Agreement. For purposes of determining fair cash value of a common share listed on a national securities exchange (such as the NASDAQ, on which the common shares are currently listed) immediately before the effective time of the merger, fair cash value will be the closing sale price on the day before the shareholders meeting to vote on the adoption of the Merger Agreement. Otherwise, the amount of the fair cash value excludes any appreciation or depreciation in market value of the common shares resulting from the merger, any premium associated with control of the Company, or any discount for lack of marketability or minority status. The fair cash value of the common shares may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the Merger Agreement.

Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the merger. Any such payment will be made only upon simultaneous surrender to the Company of the share certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its common shares will terminate if:

•	the dissenting shareholder has not complied with section 1701.85 of the ORC, unless the Company by its Board of Directors agrees to waive such failure;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the Merger Agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the Company by its Board of Directors; or

•	the dissenting shareholder and the Company have not agreed on the fair cash value per common share and neither has filed or joined in a timely complaint in the Court of Common Pleas of Summit County, Ohio requesting a determination of fair cash value within three months after the dissenting shareholder delivered his, her or its demand for fair cash value to the Company.

All rights accruing from a dissenting shareholder’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to those common shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from that demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by the Company of the dissenting shareholder’s common shares, then at the time of termination all rights of the dissenting shareholder will be restored and all distributions that would have been made, but for that suspension, will be made.

ADVISORY VOTE ON MERGER RELATED COMPENSATION

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•].

We are asking our shareholders to indicate their approval of the various compensation that will or may become payable by the Company to its named executive officers in connection with the merger. These payments are set forth in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [•] of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its named executive officers, and previously have been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of National Interstate Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to National Interstate Corporation’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” in National Interstate Corporation’s proxy statement for the special meeting.”

The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting.

Shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company, our Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to approve, by advisory, non-binding vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our shares who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, a single set of this proxy statement will be sent to any household at which two or more of our shareholders reside. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The procedure applies to our annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive a separate copy of this proxy statement, please contact Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and a copy of the proxy statement will be promptly delivered on our behalf.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we do not expect to hold an annual meeting of shareholders in 2017. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders. We will hold an annual meeting of shareholders in 2017 only if the merger has not already been completed.

In accordance with Rule 14a-8 of the Exchange Act, and as stated in our proxy statement for the 2016 annual meeting of shareholders, any shareholder who wishes to submit a proposal at our annual meeting in 2017, if held, and who wishes to have the proposal considered for inclusion in the proxy statement for such meeting must, in addition to complying with Rule 14a-8 under the Exchange Act and all other applicable laws and regulations governing submission of such proposals, deliver the notice of the proposal to us for consideration by December 5, 2016. If, however, the 2017 annual meeting of shareholders is not held within 30 days of the anniversary of the 2016 annual meeting, which was held on May 5, 2016, any shareholder who wishes to submit a proposal to be considered for inclusion in the 2017 proxy statement should send such proposal to us, addressed to our Secretary, so that it is received within a reasonable time prior to the mailing date for the 2017 annual meeting of shareholders.

Pursuant to our code of regulations, if a shareholder intends to submit a proposal or director nomination for consideration at our annual meeting in 2017, if held, that is not intended to be included in the proxy statement for such meeting, the shareholder must give notice in accordance with the requirements set forth in our code of regulations, no later than the close of business on the 60th day and no earlier than the opening of business on the 90th day prior to the date of the 2017 annual meeting. As stated in our proxy statement for the 2016 annual meeting of shareholders, in order for a shareholder notice to be deemed adequate for the 2017 annual meeting of shareholders, and assuming that such meeting is held on May 5, 2017, the notice must be received by us not later than March 6, 2017 and not earlier than February 4, 2017. If the first public announcement of the date of the 2017 annual meeting is not made at least 100 days prior to the date of the 2017 annual meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day after the first public announcement of the date of the 2017 annual meeting and not earlier than the opening of business on the 120th day prior to the 2017 annual meeting. If the date of the 2017 annual meeting does not occur within 30 days of the anniversary of our 2016 annual meeting, then the shareholder notice must be received by us within a reasonable time before the mailing of any proxy materials. Such notice should be addressed to our Secretary at our principal executive office, located at 3250 Interstate Drive, Richfield, Ohio 44286. In addition, our code of regulations requires that certain information and acknowledgments with respect to the proposal or the nominee and the shareholder making the proposal or nomination be set forth in the notice.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at http://invest.natl.com. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the merger is a “going-private” transaction, the Parent, the Company and the merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015;

our Quarterly Report on Form 10-Q for the period ended June 30, 2016; and

our Current Reports on Form 8-K filed on July 25, 2016 and August 5, 2016.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GREAT AMERICAN INSURANCE COMPANY,

GAIC ALLOY, INC.

and

NATIONAL INTERSTATE CORPORATION

Dated as of July 25, 2016

As amended as of August 15, 2016

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INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	2
Acquisition Proposal	2
Action	2
Adverse Company Recommendation	35
Affiliates	2
Agreement	1
Articles of Incorporation	7
Benefit Plan	2
Book-Entry Shares	10
Business Day	3
Certificate of Merger	7
Certificates	9
Chosen Court	46
Closing	7
Closing Date	7
Code	3
Code of Regulations	7
Common Share	1
Company	1
Company Board	1
Company Disclosure Schedule	13
Company Insurance Subsidiaries	3
Company IP	19
Company Meeting Date	32
Company Recommendation	16
Company Restricted Share Award	12, 13, 14
Company SAP Statements	21
Company Shareholders’ Meeting	32
Company Subsidiaries	15
Continuing Employees	39
Contract	3
Control	3
Covered Person	37
Dissenting Shares	8
EDGAR	3
Effective Time	7
Environmental Law	3
ERISA	2
Exchange Act	3
Exchange Fund	9
Excluded Shares	8
GAAP	3
Governmental Entity	3
Intellectual Property	3

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Intervening Event	4
Judgment	4
Knowledge	4
Law	4
Leased Real Property	25
Liabilities	4
Lien	4
Material Adverse Effect	4
Maximum Premium	38
Merger	1
Merger Consideration	8
Merger Sub	1
OGCL	7
Ohio Law	1
Outside Date	43
Owned Real Property	25
Parent	1
Parent Directors	40
Parent Expenses	44
Party	5
Paying Agent	9
Permits	19
Permitted Liens	5
Person	5
Proxy Statement	31
Public Shareholders	5
Purchasers	1
Quarterly Dividend	29, 40
Representatives	33
Required Shareholder Vote	15
SAP	5
Schedule 13E-3	32
SEC	5
SEC Documents	17
Securities Act	6
Software	6
Special Committee	1
Special Committee Financial Advisor	16
Special Dividend	40
Specified Shareholders	1
Subsidiary	6
Superior Proposal	6
Surviving Corporation	7
Tax	6
Tax Return	6
Termination Fee	44

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2016 (this “Agreement”), by and among Great American Insurance Company, an Ohio corporation (“Parent”), GAIC Alloy, Inc., an Ohio corporation (“Merger Sub” and, together with Parent, “Purchasers”) and National Interstate Corporation, an Ohio corporation (the “Company”).

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company with the Company as the surviving corporation in accordance with the laws of the State of Ohio (“Ohio Law”), upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each common share of the Company, par value $0.01 per share (each, a “Common Share”), other than Excluded Shares and Dissenting Shares, will be converted into the right to receive $32.00 per share in cash, without interest;

WHEREAS, the Company intends to declare and pay the Special Dividend on the Closing Date payable to holders of record of Common Shares as of immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, Alan R. Spachman (together with certain other Persons, the “Specified Shareholders”) is entering into a voting agreement with the Company and Parent, pursuant to which the Specified Shareholders have agreed, among other things, to vote the Common Shares beneficially owned by them in favor of the adoption of this Agreement and the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of certain members of the Company Board not affiliated with Parent (the “Special Committee”)) has unanimously (i) determined that this Agreement and the business combination and related transactions contemplated hereby are fair and in the best interests of the Company and the Public Shareholders, (ii) approved this Agreement at a meeting of the Company Board and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement and the business combination and related transactions contemplated hereby; and

WHEREAS, the sole shareholder of Parent and the board of directors of Merger Sub each has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and such companies’ shareholders and (ii) approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

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Article I

DEFINED TERMS

Section 1.1             Definitions. In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 5.4, and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) ten percent (10%) or more of the outstanding Common Shares, (ii) ten percent (10%) or more (based on the fair market value thereof) of the assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and the Company Subsidiaries that constitute or generate ten percent (10%) or more of the consolidated revenues or net income of the Company and the Company Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than Parent) owning, directly or indirectly, ten percent (10%) or more of the outstanding Common Shares, (c) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any Company Subsidiary, other than, in each case, the transactions contemplated by this Agreement or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

“Action” shall mean any actual or pending action, claim, suit, investigation (other than any ordinary course examination by any Governmental Entity), litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity.

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided, that (a) Parent and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.

“Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company

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Subsidiaries for the benefit of directors, employees or former employees of the Company or any of the Company Subsidiaries.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Cincinnati, Ohio are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Insurance Subsidiaries” means the Company Subsidiaries that conduct the insurance operations of the Company.

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Exchange Act from time to time.

“GAAP” means accounting principles and practices generally accepted in the United States.

“Governmental Entity” means: (a) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (b) any self-regulatory organization or (c) any subdivision of any of the foregoing.

“Intellectual Property” means all foreign and domestic: (a) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (b) patents and proprietary inventions and discoveries; (c) confidential and proprietary information, trade secrets and know-how; (d) copyrights, Software and works of authorship in any media; (e) all other intellectual property rights; and (f) all applications and registrations, invention

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disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

“Intervening Event” means a material event, change, development, effect, occurrence or state of facts occurring after the date of this Agreement that is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto.

“Judgment” means any judgment, order, stipulation, determination, award, writ, injunction or decree entered by or with any Governmental Entity.

“Knowledge” means, with respect to the Company, the knowledge of the officers of the Company after reasonable inquiry and, with respect to Parent, the knowledge of the officers of Parent after reasonable inquiry.

“Law” means any state or federal law, statute, common law, ordinance, code, rule, Judgment, directive, Permit, regulation or other requirement having the force of law.

“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise.

“Lien” means any mortgage, pledge, lien, license, charge, restriction, claim, option to purchase, security interest or encumbrance of any nature whatsoever (other than Liens for or with respect to Taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any such effect relating to or arising from (a) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations, (b) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations, (c) changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company and its Subsidiaries operate, (d) changes in any applicable Laws or applicable accounting regulations (including GAAP or SAP), (e) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (f) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (g) the announcement of the

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execution of this Agreement and the transactions contemplated hereby, including the initiation or continuation of litigation by any Person with respect to or related to the subject matter of this Agreement, or the identity of Parent or the Company’s or its Subsidiaries’ compliance with the covenants set forth herein (provided, that the impact of any actual breach of Contract caused by the consummation of the transactions contemplated by this Agreement shall not be disregarded when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), or (h) any action taken or not taken by the Company or any Company Subsidiary, in each case which is expressly required or prohibited by this Agreement (provided, that this clause (h) shall not apply with respect to any action taken pursuant to the requirement that the Company and the Company Subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice); provided, however, that, with respect to clauses (a) through (d), effects resulting from any change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any Company Subsidiary compared to other companies operating in the industries in which the Company or its Subsidiaries operate will be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Party” means each party to this Agreement.

“Permitted Liens” means (a) any Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Public Shareholders” means all of the holders of outstanding Common Shares, excluding Parent and its Affiliates.

“SAP” means accounting practices required or permitted by applicable insurance Governmental Entities.

“SEC” means the U.S. Securities and Exchange Commission, and any successor or replacement entity.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Securities Act from time to time.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than fifty percent (50%) of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests); provided, that the Company and the Company Subsidiaries shall not be deemed to be Subsidiaries of Parent or Parent for any purpose hereunder.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that references to “ten percent (10%) or more” in the definition of such term will be deemed for purposes of this definition of Superior Proposal to be references to “fifty percent (50%) or more”) made in writing and not solicited in violation of Section 5.4 that the Company Board or the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.4(e) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits, occupation, premium, social security (or similar), workers compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions and including any amount payable pursuant to an obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, and declaration of estimated Tax.

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Article II

THE MERGER

Section 2.1             The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Ohio General Corporation Law (the “OGCL”), Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects as provided by the OGCL.

Section 2.2             Effective Time. As soon as practicable on the Closing Date, Merger Sub and the Company will file with the Ohio Secretary of State the certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the OGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Ohio Secretary of State, or at such other time as is permissible in accordance with the OGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.3             Closing. Unless otherwise agreed by the Parties in writing, the closing of the Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) provided in Article VI (the date of the Closing, the “Closing Date”).

Section 2.4             Articles of Incorporation; Code of Regulations; Directors and Officers. At the Effective Time:

(a)	subject to Section 5.9(a), the fourth amended and restated articles of incorporation of the Company shall be amended in the Merger to read the same as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the articles of incorporation of the Surviving Corporation (the “Articles of Incorporation”), until thereafter amended in accordance with its terms and as provided by the OGCL;

(b)	subject to Section 5.9(a), the amended and restated code of regulations of the Company shall be amended in the Merger to read the same as the code of regulations of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the code of regulations of the Surviving Corporation (the “Code of Regulations”), until thereafter amended in accordance with its terms and as provided by the OGCL;

(c)	the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors

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are duly elected or appointed as provided in the Articles of Incorporation or Code of Regulations; and

(d)	the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Articles of Incorporation or Code of Regulations.

Section 2.5             Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any equity interests of the Company or Merger Sub, as applicable:

(a)	each common share, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share, par value $0.01 per share, of the Surviving Corporation;

(b)	subject to Section 2.6:

(i)	each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Shares (A) held by Merger Sub or Parent or (B) held by the Company in treasury or any wholly owned Company Subsidiary (collectively, “Excluded Shares”)) will be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist, except the right to receive the Merger Consideration, the Special Dividend and any Quarterly Dividend (as defined below) declared for which the record date occurred prior to the Closing but which is not yet paid as of the Closing (to the extent not previously paid), without interest; and

(ii)	each Excluded Share will automatically be canceled and will cease to exist, except the right to receive the Special Dividend and any Quarterly Dividend declared for which the record date occurred prior to the Closing but which is not yet paid as of the Closing (to the extent not previously paid), without interest.

Section 2.6             Dissenting Shares.

(a)	Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has complied with all the provisions of the OGCL concerning the right of holders of Common Shares to require payment of the fair cash value of such Common Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such consideration as may be determined to be due to the holder of such Dissenting

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Shares pursuant to the procedures set forth in Section 1701.85 of the OGCL; provided, that each holder of a Dissenting Share as of the record date for the Special Dividend and, if applicable, the Quarterly Dividend shall have the right to receive the Special Dividend and, if applicable, Quarterly Dividend, respectively, in respect of such Dissenting Share.

(b)	If a holder of Dissenting Shares withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, each of such holder’s Common Shares shall thereupon be treated as though such Common Shares had been converted into the right to receive the Merger Consideration, without interest, in accordance with Section 2.5(b), the Special Dividend and, if applicable, the Quarterly Dividend, and shall no longer be deemed Dissenting Shares hereunder.

(c)	The Company shall give Parent:

(i)	prompt notice of any written demand for appraisal or payment of the fair value of Common Shares (including copies of any written demands), withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL received by the Company; and

(ii)	the right to direct all negotiations and proceedings with respect to such demands.

(d)	The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair cash value of such Common Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7             Exchange of Certificates; Payment for Common Shares.

(a)	Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent will have deposited, or caused to be deposited, with the Paying Agent, for the benefit of the holders of Common Shares other than Excluded Shares, the aggregate amount of cash payable under Section 2.5(b) (the “Exchange Fund”).

(b)	Common Shares shall be exchanged for the Merger Consideration as set forth in this Section 2.7.

(i)	Promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which represented outstanding Common Shares immediately prior to the Effective Time (“Certificates”), and to each holder of uncertificated Common Shares represented by book entry immediately prior to the Effective Time

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(“Book-Entry Shares”), in each case, whose shares were converted into the right to receive cash pursuant to Section 2.5(b):

(A)	a letter of transmittal (which will be in customary form and reviewed by the Company prior to the delivery thereof) specifying that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person will pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent; and

(B)	instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, in exchange for the applicable Merger Consideration.

(ii)	Upon surrender to, and acceptance in accordance with Section 2.7(b)(iii) below by, the Paying Agent of a Certificate or of Book-Entry Shares, the holder will be entitled to the amount of cash into which the number of Book-Entry Shares or Common Shares formerly represented by each Certificate surrendered have been converted under this Agreement.

(iii)	Parent shall cause the Paying Agent to accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as Parent may cause the Paying Agent to impose to effect an orderly exchange of the Certificates or Book-Entry Shares in accordance with normal exchange practices.

(iv)	After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the Common Shares represented by such Certificates or Book-Entry Shares.

(v)	No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(vi)	If any Merger Consideration is to be remitted to a name other than that in which the surrendered Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(A)	the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer;

(B)	the Book-Entry Share is properly transferred; and

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(C)	the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vii)	Until surrendered as contemplated by this Section 2.7 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration, the Special Dividend and, if applicable, any Quarterly Dividend declared for which the record date occurred prior to the Closing but which is not yet paid as of the Closing allocable to such Book-Entry Share or the shares represented by such Certificate as contemplated by Section 2.5(b).

(c)	No Further Ownership Rights in Common Shares. The Merger Consideration, the Special Dividend and any Quarterly Dividend declared for which the record date occurred prior to the Closing but which is not yet paid as of the Closing paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 2.7 will be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares represented by such Certificates or Book-Entry Shares.

(d)	Termination of Exchange Fund. Parent shall cause the Paying Agent to deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the holders of Certificates or Book-Entry Shares upon expiry of the period of six (6) months following the Effective Time. Any holders of Common Shares prior to the Merger who have not complied with this Section 2.7 prior to such time may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)	No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(f)	Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 2.7, only upon:

(i)	the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and

(ii)	if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may

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reasonably require as indemnity against any claim that may be made against it with respect to such Certificate; or

(iii)	if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate.

(g)	Withholding Rights. Purchasers and the Surviving Corporation may deduct and withhold, or may instruct the Paying Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of Common Shares such amounts as Purchasers, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code or any similar provision of state, local or foreign Tax Law with respect to the making of such payment. Any amounts so deducted and withheld by Purchasers, the Surviving Corporation or the Paying Agent will be treated as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made for all purposes.

Section 2.8             Treatment of Options and Restricted Common Shares.

(a)	Company Options. At the Effective Time, each outstanding option to purchase Common Shares granted under the Company’s Long Term Incentive Plan (the “Company Options”), whether or not vested, shall be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the excess, if any, of (A) the sum of the Merger Consideration and $0.50 over (B) the per share exercise price for such Company Option and (ii) the total number of Common Shares underlying such Company Option, less applicable Taxes required to be withheld. At the Effective Time, all Company Options, whether vested or unvested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the cash payment described in the first sentence of this Section 2.8(a).

(b)	Restricted Common Shares. At the Effective Time, each outstanding award of restricted Common Shares granted under the Company’s Long Term Incentive Plan (the “Company Restricted Share Award”) shall be cancelled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the Merger Consideration and (ii) the number of Common Shares subject to such Company Restricted Share Award, less applicable Taxes required to be withheld. At the Effective Time, all Company Restricted Share Awards shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Restricted Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment described in the first sentence of this Section 2.8(b). For the avoidance of doubt, each Company Restricted Share Award will be entitled to payment of the Special Dividend and any Quarterly Dividend declared for which the record date occurred prior to the Closing but which is not

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yet paid as of the Closing pursuant to the terms of the underlying award grant agreement.

(c)	Payment. All payments under this Section 2.8 with respect to each Company Option and each Company Restricted Share Award shall be made by the Surviving Corporation, without interest, as promptly as reasonably practicable following the Effective Time (and in all events no later than ten (10) Business Days following the Effective Time).

(d)	Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the provisions of this Section 2.8. In addition, the Company shall take all actions necessary to ensure that from and after the Effective Time, neither Purchasers nor the Surviving Corporation will be required to deliver Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of the Company Options or the Company Restricted Share Awards.

Section 2.9             Adjustments to Merger Consideration. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding Common Shares or securities convertible or exchangeable into or exercisable for Common Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the per share Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing in the foregoing shall permit the Company to take any action which is otherwise prohibited by the terms of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to the extent that the relevance of such item to such other section is reasonably apparent on its face to the Purchasers) or (ii) the SEC Documents made publicly available on EDGAR on or after January 1, 2015 and at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Purchasers as follows:

Section 3.1             Organization and Qualification.

(a)	The Company is a corporation duly organized, validly existing and in good standing under Ohio Law and has all the requisite corporate power and authority

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to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b)	The Company and the Company Subsidiaries are qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2             Capitalization.

(a)	As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 Common Shares and (ii) 10,000,000 preferred shares, without par value. As of July 22, 2016, there were 19,991,694 Common Shares issued and outstanding, 914,125 Common Shares held in treasury and 0 preferred shares held in treasury. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, no restricted Common Shares have been granted by the Company other than such shares that have vested prior to the date hereof. As of the date hereof, there are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company to acquire from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security. Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list of all outstanding Company Options and Company Restricted Share Awards as of the date hereof, including the holder, date of grant, vesting schedule, number of Common Shares covered by or subject to the award, the Benefit Plan under which the award was granted and, where applicable, the exercise price and term.

(b)	The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)	As of the date of this Agreement, there were no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or securities convertible into or exchangeable into capital stock of the Company. Neither the Company nor any Company Subsidiary is a party to any Contract that (i) obligates the Company or any Company Subsidiary to

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repurchase, redeem or otherwise acquire any capital stock or securities convertible into or exchangeable into capital stock of the Company, (ii) related to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock or securities convertible into or exchangeable into capital stock of the Company or (iii) otherwise related to, creates, establishes or defines the terms and conditions of any capital stock or securities convertible into or exchangeable into capital stock of the Company.

(d)	Other than the 2,510,000 Common Shares owned by National Interstate Insurance Company, no Common Shares are owned by any Company Subsidiary.

Section 3.3             Subsidiaries. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of (a) all Subsidiaries of the Company (the “Company Subsidiaries”) and (b) the Company’s or the Company Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (i) securities in a publicly traded company held for investment by the Company or any of the Company Subsidiaries and consisting of less than five percent (5%) of the outstanding capital stock of such company or (ii) any investments held in investment accounts of the Company Insurance Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any Lien.

Section 3.4             Authorization; Approval and Fairness.

(a)	The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to adoption of this Agreement by the affirmative vote of (i) the holders of at least two-thirds of the voting power of all outstanding Common Shares and (ii) at least a majority of all outstanding Common Shares held by the Public Shareholders, in each case, entitled to vote on such matter at a meeting of shareholders duly called and held for such purpose (together, the “Required Shareholder Vote”). The quorum for the Company Shareholders’ Meeting is Common Shares representing a majority of the voting power of the Company in person or by proxy.

(b)	This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c)	On or prior to the date of this Agreement, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have (i)

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determined that this Agreement and the business combination and related transactions contemplated hereby are fair and in the best interest of the Company and the Public Shareholders, (ii) approved this Agreement at a meeting of the Company Board and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement and approve the business combination and related transactions contemplated hereby (the “Company Recommendation”).

(d)	The Special Committee has received an opinion of Morgan Stanley & Co. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration, together with the Special Dividend, is fair, from a financial point of view, to the Public Shareholders and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent within two (2) Business Days of the date of this Agreement for informational purposes only.

Section 3.5             Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.5(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)	any provision of the Company’s or any of the Company Subsidiaries’ articles of incorporation or code of regulations (or comparable organizational documents);

(ii)	any Law or Judgment to which the Company or any of the Company Subsidiaries or their respective properties is subject or bound, or any Permit held by the Company or any of the Company Subsidiaries, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(iii)	any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties is bound, or result in the creation of any Lien upon any of the properties or assets of any the Company or any of the Company Subsidiaries, except for such violations, conflicts, breaches, defaults or Liens that would not, together with all such other violations, conflicts, breaches, defaults and Liens, , individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.6             Proxy Statement; Schedule 13E-3.

(a)	None of the information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders’ Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s shareholders and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)	The Proxy Statement will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.7             SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)	The Company has timely filed (or received the appropriate extension of time within which to file) with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b)	As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. None of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC

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Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC formal, informal or voluntary review or investigation.

(c)	The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) present fairly, in all material respects, the consolidated financial position of the Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of the Company for each of the periods then ended except as otherwise expressly noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments). No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group.

(d)	The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

Section 3.8             Absence of Certain Changes or Events.

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(a)	Since December 31, 2015, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses.

(b)	Since December 31, 2015, no Material Adverse Effect has occurred.

Section 3.9             No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, except Liabilities:

(a)	reflected, reserved for or disclosed in the Company’s balance sheet as of December 31, 2015 included in the SEC Documents filed by the Company;

(b)	incurred after December 31, 2015 in the ordinary course of business consistent with past practice; or

(c)	that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10           Compliance with Laws. Each of the Company and each of the Company Subsidiaries is in compliance with, and at all times since January 1, 2015 have been in compliance with and has not been given notice of any violation of, any applicable Law or Judgment of any Governmental Entity applicable to the Company or the Company Subsidiaries, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted except for such failure to have in effect Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2014, no default has occurred under any such Permit and the Company has not been given notice of violation of any such Permit except for such defaults and violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11           Legal Proceedings. There is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company, the Company Subsidiaries or any of their respective directors or officers (in their capacities as such) except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, nor any of their respective directors or officers (in their capacities as such) is subject to any continuing Judgment with any Governmental Entity, except for Judgments which would not, individually or in the aggregate, reasonably be expected to, have a Material Adverse Effect.

Section 3.12           Intellectual Property.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free

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and clear of all Liens and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of the Company Subsidiaries are subsisting.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of the Company Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

Section 3.13           Contracts.

(a)	Except for this Agreement, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any Contract (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan), (ii) containing covenants binding upon the Company or any of the Company Subsidiaries that materially restrict the ability of the Company or any of its Affiliates to compete in any business or in any geographic area, (iii) with respect to a joint venture, limited liability company or partnership agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any Person who is not an Affiliate of the Company and which arrangement is material to the Company and the Company Subsidiaries, taken as a whole, (iv) that limits or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of capital stock of the Company or any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any of the Company Subsidiaries (other than pursuant to applicable Law or Order), (v) which provides for any guarantee of third party obligations, other than any guarantees by the Company of the Company Subsidiaries’ obligations or guarantees by the Company Subsidiaries of the Company’s obligations, (vi) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction), or (vii) which provides for payments to be made to a third party by the Company or any of the Company Subsidiaries upon a change in control of any of them, including the Merger, except in the case of clauses (i) through (vi) for any (A) such Contract that may be cancelled without material penalty by the Company or any of the Company Subsidiaries upon notice of thirty (30) days or less and (B) information technology Contracts. Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract.”

(b)	Each Material Contract is valid and binding on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each

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other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or the Company Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14           Insurance Matters.

(a)	The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2014 and December 31, 2015, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in conformity with SAP applied on a consistent basis and present fairly, in all material respects, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except as such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. After the Company SAP Statements for the year ended December 31, 2015 was so filed, the annual statutory balance sheets and income statements included in such Company SAP Statements were audited by an independent accounting firm of recognized national or international reputation.

(b)	All reserves for losses (including incurred but not reported), loss adjustment expenses (whether allocated or unallocated) and unearned premium of the Company Insurance Subsidiaries recorded in their respective Company SAP Statements, as of December 31, 2015, (a) have been computed in all material respects in accordance with generally accepted actuarial standards in effect on such date, using actuarial assumptions that were developed on a basis consistent with historical analysis applied with respect to the Company Insurance Subsidiaries and (b) were in compliance in all material respects with the requirements of applicable Law; provided, however, that it is acknowledged and agreed by Parent and Merger Sub that the Company is not making any representation or warranty in this Section 3.14 as to the adequacy or sufficiency of reserves.

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(c)	Except as required by Law and the insurance Permits maintained by the Company Subsidiaries, as of the date of this Agreement, there are no orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to the Company or any Company Subsidiaries which (i) limit the ability of the Company or any Company Subsidiary to issue insurance policies or write surety bonds, (ii) require any investments of the Company or any Company Subsidiary to be treated as nonadmitted assets, (iii) require any divestitures of any investments of the Company or any Company Subsidiary, (iv) in any manner relate to the capital adequacy, credit policies or management of the Company or any Company Subsidiary or the ability of the Company or any Company Subsidiary to pay dividends or other distributions or (v) otherwise restrict the conduct of business of the Company or any Company Subsidiary in any material respect.

Section 3.15           Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover statute or regulation (including Section 1701.831 of the OGCL and Chapter 1704 of the Ohio Revised Code) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.16           Employee Benefit Plans.

(a)	Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Benefit Plan.

(b)	With respect to each material Benefit Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof.

(c)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, i) each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, ii) with respect to each Benefit Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and iii) neither the Company nor any of its Subsidiaries has engaged in a transaction (but specifically excluding any transactions with Parent or any of its Affiliates) in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d)	No Benefit Plan is and neither the Company nor any of its current or former Subsidiaries sponsors, maintains or contributes to, or has within the six (6) years

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immediately preceding the date hereof and the Closing Date sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)	There are no Benefit Plans maintained for the benefit of employees outside of the United States.

(f)	Neither the Company nor any Company Subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment health coverage (other than health care continuation coverage as required by applicable Law or for a limited and defined period of time following a termination of employment pursuant to an employment, severance or similar agreement).

(g)	Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h)	Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any Company Subsidiary becoming due, or material increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Benefit Plan) or vesting of any compensation or benefits payable to or in respect of any employee or consultant or (iv) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan. Without limiting the generality of the foregoing, no amount payable (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement would be nondeductible under Section 280G or 162(m) of the Code.

Section 3.17           Tax Matters.

(a)	The Company and the Company Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all

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such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects.

(b)	All material Taxes owed by the Company and the Company Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet (other than in the notes thereto). The unpaid Taxes of the Company and the Company Subsidiaries for all taxable periods and portions thereof through the balance sheet date did not, as of the balance sheet date, exceed by a material amount the accruals and reserves for Taxes, excluding accruals and reserves for deferred Taxes) set forth on the balance sheet (other than in the notes thereto). The Company and the Company Subsidiaries have not since the balance sheet date incurred any material liability for Taxes other than in the ordinary course of business.

(c)	There are no pending, nor has the Company or any of the Company Subsidiaries received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or of a Company Subsidiary.

(d)	There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries.

(e)	None of the Company or any of the Company Subsidiaries have been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f)	All material amounts of Tax required to be withheld by the Company and each of the Company Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(g)	No deficiency for any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP in the SEC Documents on the balance sheet (other than in the notes thereto).

(h)	Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

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(i)	No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of the Company Subsidiaries that could affect material Tax Returns or material Taxes of the Company or any of the Company Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(j)	Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (other than pursuant to customary provisions of credit agreements or of agreements entered into with employees, customers, vendors or lessors in the ordinary course of business).

(k)	Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)	Each Company Insurance Subsidiary has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code. Neither the Company nor any of its Subsidiaries has held reserves that qualify as “life insurance reserves” pursuant to Section 816 of the Code or any Treasury Regulation under Subchapter L of the Code.

Section 3.18           Title to Properties. Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”), and includes the address of such Owned Real Property. The Company or one of the Company Subsidiaries has good and marketable title to each parcel of Owned Real Property. The Owned Real Property is not subject to any Liens (other than Permitted Liens). Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all material real property leased to or by the Company or any of the Company Subsidiaries providing (collectively, the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens (other than Permitted Liens).

Section 3.19           Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the

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Knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Owned Real Property or Leased Real Property that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law.

Section 3.20           Brokers and Finders. Other than the Special Committee Financial Advisor, the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. The Company has furnished to Parent a complete and correct copy of the engagement letter with the Special Committee Financial Advisor and Willkie Farr & Gallagher LLP.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Purchasers hereby represent and warrant to the Company as follows:

Section 4.1             Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, and is validly existing and in good standing under Ohio Law. Merger Sub is a direct, wholly-owned subsidiary of Parent and has been formed solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for Liabilities and activities contemplated by this Agreement, Merger Sub has not incurred any obligations or Liabilities or engaged in any business activities of any kind prior to the Closing. All issued and outstanding common shares, par value $0.01 per share, of Merger Sub are and will remain beneficially owned by Parent prior to the Closing.

Section 4.2             Authorization.

(a)	Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger.

(b)	This Agreement has been duly executed and delivered by Purchasers and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

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(c)	Immediately following the execution of this Agreement by the parties hereto, Parent, in its capacity as the sole shareholder of Merger Sub, will approve this Agreement.

Section 4.3             Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.3(b) have been made or obtained, the execution, delivery and performance by Purchasers of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)	any provision of the organizational documents of Parent or Merger Sub; or

(ii)	any Law or Judgment to which Parent or Merger Sub or their respective properties is subject or bound, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation of any other transaction contemplated on the part of Parent or Merger Sub under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the filing with the Certificate of Merger with the Ohio Secretary of State, (iii) the approval of the transactions contemplated by this Agreement by the Ohio Department of Insurance pursuant to Section 3925.08(D)(2) of the Ohio Revised Code, which filing was submitted by Parent on June 30, 2016, and (iv) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4             Financing. Merger Sub will have access to sufficient funds to pay the aggregate Merger Consideration and other amounts payable pursuant to this Agreement at the Effective Time, including all fees and expenses incurred in connection with the transactions contemplated hereby.

Section 4.5             Proxy Statement; Schedule 13E-3. None of the information to be supplied by the Purchasers for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders’ Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s shareholders and as of the date of the Company Shareholders’ Meeting,

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contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to information provided by Purchasers, in light of the circumstances under which they are made, not misleading.

Section 4.6             Ownership of Shares. Parent owns 10,200,000 Common Shares as of the date hereof, which, assuming the accuracy and completeness of Section 3.2(a), constitutes at least fifty percent (50%) of the voting securities of the Company, as calculated pursuant to 16 C.F.R. Section 801.12, as of the date hereof. Except as set forth herein, none of Parent or its Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company or holds any rights to acquire or vote any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.7             Brokers and Finders. Purchasers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

Article V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1             Certain Actions Pending Merger. Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and the Company Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, policyholders, reinsurers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing, except as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent (in the cases of clauses (g), (h), (i) (with respect to litigation brought in the ordinary course related to claims on insurance policies underwritten the Company and its Affiliates), (k), (l), (m), (n) and (p) not to be unreasonably withheld or delayed):

(a)	(i) adjust, split, combine or reclassify any of its capital stock or other equity interests, (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except, in each case, (A) any such dividends or distributions from any Company Subsidiary to the Company or any other Company Subsidiary, (B) that the Company shall be entitled to pay, and shall pay, regular quarterly dividends on Common Shares not to exceed $0.14 per Common Share per quarter, as of the

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specified record dates and on the payment dates set forth on Section 5.1(a) of the Company Disclosure Schedule (each such dividend, a “Quarterly Dividend”) and (C) the Special Dividend, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Company Subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests;

(b)	issue, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or security convertible or exchangeable into any such shares of capital stock or other equity interests;

(c)	amend (by merger, consolidation or otherwise) its articles of incorporation, code of regulations or other organizational documents in any manner;

(d)	merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(e)	(i) create, incur, issue, modify in any material respect, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed (excluding (A) any letters of credit issued in the ordinary course of business and draws upon existing credit facilities (other than in the ordinary course of business and consistent with the Company’s approved 2016 budget) and (B) such indebtedness, if any, as may be necessary to permit the Company to pay the Special Dividend, provided, that prior to incurring any indebtedness described in clause (B) hereof, the Company will request that Parent provide a loan to fund the Special Dividend and, provided, further, that the Company shall consult with Parent prior to incurring any such indebtedness if Parent does not comply with the Company’s request that it provide a loan to fund the Special Dividend), (ii) guarantee any indebtedness (other than indebtedness of a Company Subsidiary existing on the date hereof or permitted under clause (i) of this Section 5.1(e)), (iii) enter into any swap or hedging transaction or other derivative agreements other than in respect of indebtedness permitted under clause (i) of this Section 5.1(e), or (iv) make any loans, capital contributions to, investments in or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

(f)	acquire any Person, assets or businesses with a value or purchase price in the aggregate in excess of $500,000, other than acquisitions of investments held in investment accounts of Company Insurance Subsidiaries in accordance with the Company’s investment guidelines;

(g)	except as may be required by changes in GAAP or SAP, change any method, practice or principle of accounting;

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(h)	enter into any employment agreement with, or increase the compensation of, any officer, director, consultant or employee of the Company or any Company Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or such Company Subsidiary), or otherwise amend, modify or restate in any material respect any existing agreements with any such person or use its discretion to amend, modify or restate any Benefit Plan or accelerate the vesting or any payment under any Benefit Plan;

(i)	settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint of form of equitable relief in settlement of (i) any Action where the amount at issue is in excess of $500,000 or (ii) any Action relating to the Merger or the transactions contemplated by this Agreement;

(j)	sell, lease, license, subject to a Lien, or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) with a value or purchase price in the aggregate in excess of $500,000, other than sales of investments held in investment accounts of Company Insurance Subsidiaries in the ordinary course of business consistent with past practice;

(k)	enter into, terminate, modify, release or relinquish any material rights or claims under, or grant any consents under or amend any Material Contract other than in the ordinary course of business consistent with past practice;

(l)	materially change any underwriting, claim handling, loss control, investment, reserving, actuarial or financial reporting methods, principles, policies or practices of the Company or any Company Subsidiary, except for any such change required by a change in GAAP or SAP;

(m)	reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts, except (i) to the extent required by SAP (disregarding any changes to SAP that are not yet required to be implemented) or GAAP, as applicable or (ii) as a result of loss or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts;

(n)	terminate, cancel, amend or modify in any material respect any material insurance or reinsurance policies maintained by it covering the Company or any Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance or reinsurance coverage, other than in the case of reinsurance policies in the ordinary course of business;

(o)	make, rescind or change any express or deemed material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or

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assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(p)	abandon, dedicate to the public, convey title or grant licenses under (other than in the ordinary course of business consistent with past practice) any material Company IP;

(q)	adopt a plan or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; or

(r)	enter into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.1.

Section 5.2             Proxy Statement.

(a)	The Company shall (i) no later than fifteen (15) Business Days after the date of this Agreement, prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments and (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Proxy Statement and thereafter mail to its shareholders such Proxy Statement within three (3) Business Days, and (v) to the extent required by applicable Law, promptly file and mail to the Company shareholders any supplement or amendment to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent and provide Parent with the opportunity to review and comment upon any response to such comments or requests prior to responding to any such comments or request and shall reasonably consider Parent’s comments in good faith, and shall provide Parent promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be reasonably required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and shall reasonably consider Parent’s comments in good faith.

(b)	The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule

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13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall promptly notify the other upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3.

(c)	If, at any time prior to the Company Shareholders’ Meeting any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, the Company (or the Company and Parent jointly, in the case of the Schedule 13E-3) shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

(d)	Subject to Section 5.4, the Company Recommendation shall be included in the Proxy Statement and the Schedule 13E-3 and the Company shall use reasonable best efforts to secure the Required Shareholder Vote.

Section 5.3             Shareholders’ Meeting.

(a)	The Company will call and hold a meeting of the shareholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting and the record date therefor will be held (on a date selected by the Company in consultation with Parent (the “Company Meeting Date”)) as promptly as practicable (but no later than thirty (30) days) following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and Schedule 13E-3 or that it is not reviewing the Proxy Statement and Schedule 13E-3. The Company shall not postpone or adjourn the Company Shareholders’ Meeting, except to the extent required by applicable Law or requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Required

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Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company. If prior to the Company Shareholders’ Meeting there has not been a sufficient number of proxies cast to constitute the Required Shareholder Vote, and provided Parent has irrevocably voted all of its and its controlled Affiliates’ Common Shares in favor of the Merger, the Company will, at Parent’s written request, postpone or adjourn the Company Shareholders’ Meeting one time and for no longer than thirty (30) days. The Company shall keep the Purchasers updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Company Shareholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.3 shall not be affected by the announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

(b)	Parent shall cause to be voted all Common Shares beneficially owned by it in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement.

Section 5.4             No Solicitation; No Adverse Company Recommendation.

(a)	Except as expressly permitted by this Section 5.4, the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, collectively, “Representatives”) to (and the Company shall use its reasonable best efforts to cause each such Person not to), directly or indirectly:

(i)	initiate, solicit, knowingly encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)	execute or enter into any Contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 5.4(b));

(iii)	enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

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(iv)	fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person;

(v)	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(vi)	otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b)	Notwithstanding Section 5.4(a), from the date hereof until the date that the Required Shareholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to the extent necessary to clarify the terms of such Acquisition Proposal and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Ohio law, then the Company may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and of the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such material information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

(c)	The Company shall promptly (and, in any event, within 24 hours) notify Parent in writing by email if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any e-mail correspondence or other written requests, proposals or offers, including proposed agreements, and summaries of all material oral communications, sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal)

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and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determination made, or actions taken, pursuant to Section 5.4(b) and any material amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d)	Except as set forth in Section 5.4(e), the Company Board or any committee thereof (including the Special Committee) shall not (i) withdraw, suspend, modify or amend the Company Recommendation in any manner adverse to Parent or fail to include the Company Recommendation in the Proxy Statement, (ii) approve, endorse or recommend an Acquisition Proposal or (iii) at any time following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within four (4) Business Days after receipt of any reasonable written request to do so from Parent) (any of the above, an “Adverse Company Recommendation”).

(e)	Notwithstanding the foregoing, the Special Committee may, at any time before obtaining the Required Shareholder Vote, to the extent it determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Ohio law, in response to (i) a Superior Proposal received by the Company Board after the date of this Agreement or (ii) an Intervening Event, make an Adverse Company Recommendation, but only if:

(i)	the Company shall have first provided Parent prior written notice, at least five (5) Business Days in advance, that it intends to make such Adverse Company Recommendation, which notice shall include (A) the terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal or (B) the material change, development, effect, circumstance, state of facts or event comprising such Intervening Event; and

(ii)	during the five (5) Business Days after the receipt of such notice, with respect to (A) a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a three (3) Business Day period which may, in whole or in part, run concurrently with the initial five (5) Business Day period), the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Acquisition Proposal to constitute a Superior Proposal and (B) an Intervening Event, the Company shall have, and shall

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have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Adverse Company Recommendation with respect to such Intervening Event.

(f)	Nothing contained in this Section 5.4 shall be deemed to prohibit the Company Board or the Special Committee from disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation so long as the Company Board expressly publicly reaffirms the Company Recommendation in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) three (3) Business Days before the Company Shareholders’ Meeting).

(g)	The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.4. Any violations of the restrictions set forth in this Section 5.4 by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5             Reasonable Best Efforts.

(a)	Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b)	Each Party shall reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement.

(c)	The terms of this Section 5.5 shall not limit the rights of the Company set forth in Section 5.4.

Section 5.6             Access. Without prejudice to any other rights of Parent and its Affiliates, from the date of this Agreement to the Effective Time, the Company shall allow Parent and its Representatives reasonable access at all reasonable times to the personnel, auditors, offices, books and records, correspondence, audits and properties, as well as to all information relating to

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or otherwise pertaining to the business and affairs, of the Company. No investigation by Parent or its Representatives pursuant to this Section 5.6 shall affect any representation or warranty of the Company in this Agreement.

Section 5.7             Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a)	any change or event that would be reasonably likely to cause any of the conditions in Article VI not to be satisfied or to cause the satisfaction thereof to be materially delayed; and

(b)	any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated hereby;

(c)	provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty hereunder.

Section 5.8             Public Announcements. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required (a) by applicable Law or stock exchange regulation or (b) by a party to enforce the terms of this Agreement. The Parties will consult (to the extent reasonably practicable if disclosure is required by Law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement contemplated by clause (a) above.

Section 5.9             Directors’ and Officers’ Indemnification.

(a)	The Articles of Incorporation and the Code of Regulations will contain provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s articles of incorporation and code of regulations in effect as of the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors or officers of the Company (each a “Covered Person”), unless such modification is required by Law and then only to the maximum extent required by such applicable Law.

(b)	From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each Covered Person against all claims, losses, liabilities, damages, judgments,

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fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and as required by the articles of incorporation or code of regulations of the Company in effect on the date of this Agreement.

(c)	The Surviving Corporation shall provide, for a period of six (6) years from the Effective Time, the Covered Persons who are currently covered by an Affiliate of Parent’s director and officer insurance policy in effect on the date of this Agreement with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy so long as the Surviving Corporation is not required to pay an aggregate premium in excess of two hundred percent (200%) of the last annual premium paid by an affiliate of Parent for such insurance before the date of this Agreement (such two hundred percent (200%) amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.9(c), Parent shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.9(c), and if it so elects, the obligations under this Section 5.9(c) shall be satisfied so long as Purchaser (or the Surviving Corporation) causes such policy to be maintained in effect for a period of six (6) years following the Effective Time.

(d)	The covenants contained in this Section 5.9 shall survive the Effective Time, and are intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(e)	In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.9.

Section 5.10           Shareholder Litigation. The Company shall promptly advise Parent in writing by email of any Action brought by any stockholder of the Company or any other Person

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against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle or compromise any such Action without the prior written consent of Parent. Parent shall promptly advise the Company in writing by email of any Action brought by any stockholder of Parent or other third party against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 5.11          Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12           Employee Matters.

(a)	As of and following the Effective Time, the Continuing Employees shall be subject to the employment policies of Parent and its Affiliates as in effect from time to time. Purchasers shall cause the Continuing Employees to continue to participate in each Benefit Plan that is listed on Section 3.16(a) of the Company Disclosure Schedule, as such Benefit Plans are in effect from time to time, until such time as Purchasers shall determine to transition the Continuing Employees to the employee benefit plans and arrangements of Parent and its respective Affiliates. Purchasers shall or shall cause the Surviving Corporation to provide to each employee who remains in the employment of Purchasers, the Surviving Corporation or their respective Subsidiaries (the “Continuing Employees”) service credit for purposes of determining eligibility to participate, preexisting conditions exclusions and level of benefits and vesting under the employee benefit plans and arrangements of Purchasers and their respective Affiliates with respect to his or her length of service with the Company (and its Subsidiaries) prior to the Effective Time, except to the extent that such crediting would result in the duplication of any benefits. Purchasers shall use commercially reasonable efforts to provide each Continuing Employee with credit for any deductibles or co-insurance paid prior to and in the same calendar year as the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any medical plans that such employees are eligible to participate.

(b)	This Section 5.12 shall be binding upon and shall inure solely to the benefit of each of the Parties to this Agreement and nothing in this Section 5.12 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, restate, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Company or any of its Affiliates, or Purchasers or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or

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shall confer upon any current (including any Continuing Employee) or former employee of the Company and its Subsidiaries any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment

Section 5.13           Dividends.

(a)	Special Dividends. As promptly as practicable following the satisfaction of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than (a) those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date and (b) the contemplated payment of the Special Dividend), the Company Board intends to and shall, subject to applicable Law, declare a special cash dividend in an amount equal to $0.50 per Common Share (such dividend, the “Special Dividend”), and shall set the record date and payment date for the Special Dividend as the Closing Date immediately prior to the Effective Time. In no event shall the Special Dividend be paid in respect of any Common Share more than once. The Company shall cooperate with Parent in order to ensure that all notices required to be delivered to NASDAQ regarding such record date and payment date be coordinated in a manner so as not to delay or impede the Closing.

(b)	Quarterly Dividends. Parent will cause the members of the Company Board that are employees of or otherwise affiliated with Parent (the “Parent Directors”) to vote irrevocably in favor of each Quarterly Dividend in the amount of $0.14 per Common Share for the record and payment dates set forth in Section 5.1(a) of the Company Disclosure Schedule (provided the declaration and payment thereof is permitted by applicable Law). Parent acknowledges and agrees that if the record date for a Quarterly Dividend that has been duly approved by the Company Board occurs prior to the Closing Date and such Quarterly Dividend has not yet been paid as of the Closing Date, the holders of Common Shares will remain entitled to receive such Quarterly Dividend on the date of payment determined by the Company Board prior to the Closing at the meeting in which such Quarterly Dividend is declared, and Parent will cause (a) the Company to pay such dividend in accordance therewith and (b) the Parent Directors and any other directors appointed to the Company Board following the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that such Quarterly Dividend is paid in accordance herewith.

Article VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, none of which may be waived:

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(a)	No Injunctions or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the payment of the Special Dividend.

(b)	Approval of Shareholders. The Required Shareholder Vote shall have been obtained.

(c)	Special Dividend. The Company shall have irrevocably transferred aggregate cash sufficient to pay the Special Dividend to the Paying Agent for the benefit of holders of Common Shares.

Section 6.2             Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)	Representations and Warranties. (i) The representations and warranties of the Purchasers contained in Section 4.2 (Authorization) shall be true and correct in all material respects and (ii) all other representations and warranties of the Purchasers contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not prevent the consummation of the Merger, in the case of each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)	Covenants. Each Purchaser shall have performed and complied in all material respects with all its agreements and covenants required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing Date.

(c)	Certificate. The Company shall have received a certificate of a senior executive officer of each of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been fulfilled.

Section 6.3             Conditions to the Obligation of Purchasers to Effect the Merger. The obligation of Purchasers to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)	Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.2(a) and 3.2(c) (Capitalization) and Section 3.8(b) (Absence of Changes) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Sections 3.2(a) and 3.2(c) or resulting from permitted exercises of existing outstanding equity awards set forth

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in Section 3.2(a) following the date of this Agreement), (ii) the representations and warranties of the Company contained in Section 3.4 (Authorization; Approval and Fairness), Section 3.6 (Brokers and Finders) and Section 3.15 (Takeover Statutes) shall be true and correct in all material respects and (iii) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, in the case of each of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)	Agreements. The Company shall have performed and complied in all material respects with all of its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)	Certificate. Parent and Merger Sub shall have received a certificate of a senior executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been fulfilled.

(d)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)	Receipt of Ohio Insurance Department Approval. Parent has received approval from the Ohio Department of Insurance under Section 3925.08(D)(2) of the Ohio Revised Code for Parent’s investment in the Company resulting from Parent’s direct or indirect acquisition of one hundred percent (100%) of the outstanding Common Shares of the Company.

For the avoidance of doubt, the obtaining of financing is not a condition to the obligations of the Purchasers to effect the Merger pursuant to the terms hereof.

Article VII

TERMINATION

Section 7.1             Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	At any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

(b)	By either Parent or the Company, in each case by written notice to the other, if:

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(i)	the Merger has not been consummated on or prior to February 15, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii)	a Governmental Entity of competent jurisdiction shall have issued a final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting consummation of the Merger; or

(iii)	at the Company Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company shareholders fail to approve this Agreement by the Required Shareholder Vote; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain the Required Shareholder Vote is due to the failure of Parent to vote the Common Shares beneficially owned by it in accordance with Section 5.3(b).

(c)	By Parent upon written notice to the Company:

(i)	if (A) at any time prior to adoption of this Agreement by the Required Shareholder Vote, the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Company Recommendation or (B) the Company or its Representatives have materially breached Section 5.3 or Section 5.4; or

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (except with respect to Section 5.3 or Section 5.4) such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within fifteen (15) days following receipt of written notice of such breach.

(d)	By the Company upon written notice to Parent:

(i)	upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within fifteen (15) days following receipt of written notice of such breach or, if earlier, the Outside Date.

Section 7.2             Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement will become null and void (except that the provisions of this Section 7.2, Section 7.3 and Article VIII will survive any termination of this Agreement); provided, that

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nothing in this Agreement will relieve any party from any liability resulting from any willful or intentional breach of this Agreement.

Section 7.3             Termination Fee; Expenses.

(a)	The Company will pay, or cause to be paid, to Parent an amount equal to $13,500,000.00 (the “Termination Fee”) if Parent terminates this Agreement pursuant to (i) Section 7.1(c)(i)(A) following an Adverse Company Recommendation made in connection with the receipt or announcement of an Acquisition Proposal or Superior Proposal or (ii) Section 7.1(c)(i)(B), in each case of clause (i) or (ii) which payment shall be made within two (2) Business Days after the termination of this Agreement.

(b)	If this Agreement is terminated by (i) Parent pursuant to Section 7.1(b)(iii) and prior to the date of the Company Shareholders’ Meeting an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days before the Company Shareholders’ Meeting, (ii) Parent pursuant to Section 7.1(c)(i)(A) under circumstances in which the Termination Fee is not payable or (iii) Parent pursuant to Section 7.1(c)(ii) and prior to the date of the Company Shareholders’ Meeting an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days prior to the date of termination of this Agreement, the Company will pay, or cause to be paid, all of Parent’s, Merger Sub’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided, that in no event shall the amount payable pursuant to this Section 7.3(b) exceed an amount equal to $3,950,000.00 (the amount payable pursuant to this Section 7.3(b), “Parent Expenses”)

(c)	The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchasers would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Parent Expenses and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or Parent Expenses (or a portion of any such fees or expenses), the Company shall pay Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

(d)	All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

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(e)	In the event that Parent shall have the right to receive the Termination Fee or Parent Expenses, Parent’s right to receive such payment (and the fees and expenses set forth in Section 7.3(c)), if any, shall be the sole and exclusive remedy (other than with respect to any liability resulting from any willful or intentional breach of this Agreement by the Company) against the Company and any of the Company Subsidiaries or Affiliates for any and all losses suffered by Parent, Merger Sub, their respective Affiliates in connection with, or as a result of the failure, of the transactions contemplated by this Agreement to be consummated.

Article VIII

MISCELLANEOUS

Section 8.1             Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Purchasers and the Company, their respective Affiliates and any of the officers, directors, employees or shareholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.1 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.2             Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the shareholders of the Company, no amendment requiring approval of the shareholders of the Company and Merger Sub shall be made without first obtaining such approval.

Section 8.3             Waiver. At any time prior to the Effective Time, any of the Parties may:

(a)	extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b)	waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

Section 8.4             Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

Section 8.5             Expenses. Except as expressly contemplated by this Agreement, including Section 7.3, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

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Section 8.6             Applicable Law; Jurisdiction; Specific Performance.

(a)	This Agreement will be governed by Ohio Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a federal or state court of competent jurisdiction located in Hamilton County, Ohio (the “Chosen Court”) and the Company agrees to consent to any motion by Parent to transfer any such actions and proceedings to the commercial docket of the Chosen Court. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Chosen Court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b)	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6(b).

(c)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Court, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 8.7             Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

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If to the Company, to:

National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286-9000
Attention: Special Committee c/o Norman L. Rosenthal
Fax: (330) 659-8909
Email: CentreCat@aol.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099

Attention:	Thomas M. Cerabino
Gregory B. Astrachan
Todd G. Cosenza
Fax:	(212) 728-8111
Email:	tcerabino@willkie.com
gastrachan@willkie.com
tcosenza@willkie.com

and a copy (which shall not constitute notice) to:

National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286-9000

Attention:	Special Committee c/o Arthur Gonzalez
Fax:	(330) 659-8909
Email:	arthur.gonzalez@natl.com

If to Parent or Merger Sub, to:

American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202

Attention:	Vito Peraino
Fax:	(513) 369-5631
Email:	vperaino@amfin.com

with a copy (which shall not constitute notice) to:

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Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention:	Todd E. Freed
Jon A. Hlafter
Richard J. Grossman
Fax:	(212) 735-2000
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com
richard.grossman@skadden.com

Section 8.8             Entire Agreement. This Agreement and the Company Disclosure Schedule contain the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 8.9             No Other Purchaser Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that (i) neither the Purchasers nor any other Person acting on behalf of any Purchaser makes any express or implied representation or warranty to the Company and (ii) neither the Purchasers nor any other Person acting on behalf of any Purchaser will have or be subject to any liability to the Company or any of its Affiliates or their respective directors, officers or employees resulting from the distribution to the Company, or the Company’s use of, any information, documents, projections, forecasts or other material available or made available to the Company or its Representatives

Section 8.10           No Other Company Representations or Warranties. Except for the representations and warranties contained in Article III, each of the Purchasers acknowledges that (a) neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty to the Purchasers and (b) neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability to the Purchasers or any of their Affiliates or their respective directors, officers or employees resulting from the distribution to any Purchaser, or any Purchaser’s use of, any information, documents, projections, forecasts or other material available or made available to the Purchasers or their respective Representatives.

Section 8.11           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however, that each of Parent or Merger Sub may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve such Party of its obligations hereunder.

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Section 8.12           Construction; Interpretation.

(a)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)	Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)	References to “$” mean U.S. dollars.

(d)	References herein to a specific Section, Subsection, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement.

(e)	Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f)	References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.

(g)	References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(h)	The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(i)	If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(j)	References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(k)	The word “or” shall not be exclusive.

Section 8.13           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

Section 8.14           Transfer Taxes. Parent shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred by the Parties in connection with the transactions contemplated by this Agreement (including any penalties and interest) incurred in

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connection with the transactions contemplated by this Agreement. Purchaser shall file all necessary documents (including all Tax Returns) with respect to all such amounts.

Section 8.15           No Third Party Beneficiaries. Except as provided in Section 5.9 with respect to Covered Persons, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 8.16           Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

GREAT AMERICAN INSURANCE COMPANY

By:	/s/ David J. Witzgall
	Name:	David J. Witzgall
	Title:	Senior Vice President &
Chief Financial Officer

GAIC ALLOY, INC.

By:	/s/ David J. Witzgall
	Name:	David J. Witzgall
	Title:	Vice President & Treasurer

NATIONAL INTERSTATE CORPORATION

By:	/s/ Arthur J. Gonzales
	Name:	Arthur J. Gonzales
	Title:	Senior Vice President,
General Counsel & Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-2

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement, dated as of July 25, 2016 (this “Agreement“), is made by and among each of the parties listed on Annex A hereto (each, a “Shareholder“ and collectively, the “Shareholders“), Great American Insurance Company, an Ohio corporation (“Parent“) and National Interstate Corporation, an Ohio corporation (the “Company“). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

WHEREAS, concurrently with or following the execution and delivery of this Agreement, Parent, GAIC Alloy, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub“ and, together with Parent, “Buyers“), and the Company, are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement“), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger“);

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of, and has the right to vote and dispose of, that number of common shares, par value $0.01 per share, of the Company (“Common Shares”), set forth opposite such Shareholder’s name on Annex A hereto (collectively, the “Original Shares”, and, together with any additional Common Shares referenced in Section 5 hereof, the “Shares“);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.           REPRESENTATIONS.

Each Shareholder hereby represents and warrants to Parent as follows:

(a)             Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all of the Common Shares set forth opposite such Shareholder’s name on Annex A hereto free and clear of all security interests, liens, proxy or voting restriction, in each case except as set forth in this Agreement. Such shareholder has the sole power to vote or cause to be voted all such Common Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to any of the Original Shares.

(b)             As of the date hereof, such Shareholder does not beneficially own any Common Shares other than the Original Shares set forth opposite such Shareholder’s name on Annex A hereto. As of the date hereof, such Shareholder does not own or hold any right to acquire any

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additional Common Shares or shares of any other class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Original Shares.

(c)             If such Shareholder is an entity, such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization. Such Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Shareholder’s obligations hereunder (including the proxy described in Section 2(b) below)). This Agreement has been duly and validly executed and delivered by such Shareholder and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.

(d)             None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Shareholder or to such Shareholder’s property or assets.

(e)             Other than compliance by such Shareholder with the applicable requirements of the Exchange Act, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Shareholder is required in connection with the valid execution and delivery of this Agreement. If such Shareholder is an individual, no consent of such Shareholder’s spouse is necessary under any “community property” or other laws in order for such Shareholder to enter into and perform its obligations under this Agreement.

2.           AGREEMENT TO VOTE SHARES; IRREVOCABLE PROXY.

(a)             Each Shareholder agrees, during the period from the date hereof through the earliest to occur of the events specified in Section 12 of this Agreement (the “Voting Period”), to cause to be present, and vote, its Shares at any duly called meeting of shareholders of the Company (and any adjournment or postponement thereof)and to execute a written consent or consents if shareholders of the Company are requested to vote their Common Shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company:

(i)	in favor of any proposal to approve the Merger and the Merger Agreement; provided that the parties to the Merger Agreement shall not have agreed to an Excluded Amendment (as defined below);

(ii)	at the request of Parent, in favor of adoption of any proposal (other than as set forth in clause (i) above) in respect of which the Special Committee

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has (A) determined is reasonably necessary to facilitate the acquisition of the Company by Parent in accordance with the terms of the Merger Agreement, (B) disclosed the determination described in clause (A) in the Company’s proxy materials or other written materials disseminated to the shareholders of the Company and (C) recommended to be adopted by all of the shareholders of the Company; provided, however, that the foregoing shall not require such Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Merger Agreement that would (x) reduce the Merger Consideration payable pursuant to the Merger Agreement as in effect on the date hereof, (y) reduce the amount of the Special Dividend or (z) impose any materially adverse obligation on such Shareholder (any such waiver, modification or amendment, an “Excluded Amendment”); and

(iii)	against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Shareholder under this Agreement and (B) any action, proposal, transaction or agreement which could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Articles of Incorporation or Code of Regulations).

(b)             Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Shareholder’s Shares at any duly called meeting of shareholders of the Company (and any adjournment or postponement thereof) and act by written consent during the Voting Period. This proxy and power of attorney is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Shareholder with respect to any of the Shares. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of a Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 12 hereof. The Company agrees to recognize the proxy and power of attorney granted hereunder at any meeting of the shareholders of the Company during the Voting Period and agrees that such Shareholder will not take any action or fail to take any action with the purpose of causing Parent to fail to recognize such proxy and power of attorney.

3.           NO VOTING TRUSTS OR OTHER ARRANGEMENT.

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Each Shareholder agrees that such Shareholder shall not, and shall not permit any entity under its control to, deposit any of its Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

4.           TRANSFER AND ENCUMBRANCE.

Each Shareholder agrees that during the Voting Period, such Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of its Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of its Shares or such Shareholder’s voting or economic interest therein other than (a) with respect to any Shareholder who is an individual, to any immediate family member of such individual or any trust for the benefit of such immediate family member, in each case for bona fide estate planning purposes, or to any lineal ascendants or descendants of the individual Shareholder pursuant to the laws of descent and distribution or (b) with respect to a Shareholder who is not an individual, to any Affiliate, in each case of clause (a) and (b) provided the applicable transferee executes a joinder hereto that is reasonably satisfactory to Parent. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void and the Company agrees not to recognize, register or give effect to any such Transfer.

5.           ADDITIONAL SHARES.

Each Shareholder agrees that all Common Shares that such Shareholder purchases, acquires the right to vote or over which such Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, including Common Shares underlying unexercised options or other convertible or exchangeable instruments or securities or acquired as the result of any share dividend, share distribution, recapitalization, reorganization or other transaction) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. Upon request of Parent during the Voting Period, each Shareholder shall provide as promptly as reasonably practicable written notice to Parent of the number of Common Shares or other securities of the Company entitling such Shareholder to vote with respect to the matters set forth in Section 2.

6.           WAIVER OF APPRAISAL AND DISSENTERS’ RIGHTS.

The Shareholders hereby waive, and agree not to assert or perfect, any rights of appraisal or rights to dissent (including in accordance with Sections 1701.84 and 1701.85 of the Ohio General Corporation Law) from the Merger that the Shareholders may have by virtue of ownership of the Shares.

7.           NON-SOLICITATION.

During the Voting Period, (i) Spachman (as defined below) shall, and shall cause his Affiliates and Representatives to, comply with the covenants set forth in Sections 5.4(a) and Section 5.4(c) of the Merger Agreement (subject to any exceptions therein) applicable to the Company as if such covenants were applicable to him and (ii) Spachman shall instruct his

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immediate family members to comply with such covenants as if such covenants were applicable to them.

8.           LITIGATION.

Each Shareholder hereby covenants and agrees not to initiate, join, voluntarily support or otherwise participate in (it being understood that nothing in this Section 8 shall prevent any Shareholder from providing information, documents or testimony, or responding to any subpoena or discovery request, in each case to the extent required by applicable Law or any Governmental Entity) any Actions commenced or threatened against Parent, Merger Sub, the Company, or any of their respective directors or officers which seeks to prohibit, prevent or materially delay consummation of the Merger or the transactions contemplated by the Merger Agreement.

9.           AMENDMENT TO SCHEDULE 13D/A; SUPPORT FOR THE MERGER; NO PUBLIC STATEMENTS TO THE CONTRARY.

As promptly as reasonably practicable following the execution of this Agreement, Alan R. Spachman (“Spachman”) shall file with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to his Schedule 13D/A (the “Amendment”) announcing his entrance into this Agreement and containing a reasonably detailed summary of the material terms hereof; provided, that Parent will have a reasonable opportunity to review the Amendment prior to the time it is filed with the SEC. During the Voting Period, Spachman shall provide Parent a reasonable opportunity to review the Amendment, or any amendments or supplements thereto, prior to filing the same with the SEC. During the Voting Period, Spachman shall not make any public announcement or private statement to any Person that is inconsistent with or contrary to the statements set forth in the Amendment; provided, that nothing herein shall prevent Spachman from making statements that have been authorized by the Special Committee or Company Board regarding determinations made by the Special Committee or Company Board in compliance with the terms of the Merger Agreement.

10.         PUBLICATION.

Each Shareholder hereby permits Parent and the Company to publish and disclose publicly (including in any documents and schedules filed with the SEC) such Shareholder’s identity and ownership of Common Shares and the nature of his, her or its commitments, arrangements and understandings pursuant to this Agreement as required under applicable Law or under the rules and regulations of NASDAQ or the New York Stock Exchange.

11.         [INTENTIONALLY OMITTED].

12.         TERMINATION.

This Agreement shall automatically terminate, and none of Parent or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void (in the case of clause (d) below, with respect to an affected Shareholder only) and have no effect upon the earliest to occur of: (a) a written agreement among Parent and each Shareholder to terminate this Agreement; (b) the Effective Time; (c) the termination of the Merger Agreement

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in accordance with its terms; (d) any amendment, waiver or other modification to the Merger Agreement that is materially adverse to the Shareholder (including for the avoidance of doubt, any Excluded Amendment); (e) an Adverse Company Recommendation; and (f) February 15, 2017. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability, in each case for such party’s willful or intentional breach of any terms of this Agreement.

13.         NO AGREEMENT AS DIRECTOR OR OFFICER.

Spachman does not make any agreement or understanding in this Agreement in his capacity as a director of the Company or any of its Subsidiaries, and nothing in this Agreement shall be construed to prohibit, limit or restrict Spachman (or shall require Spachman to attempt to refrain) from exercising his fiduciary duties under Ohio law as a director of the Company or under applicable law as a director of any of its Subsidiaries.

14.         SPECIFIC PERFORMANCE.

The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek (a) an injunction or injunctions to prevent breaches of this Agreement and (b) specific enforcement of the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the parties hereto seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

15.         ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16.         NOTICES.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Parent, to:

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Great American Insurance Company
c/o American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
Attention:	Vito Peraino
Fax:	(513) 369-5631

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Todd E. Freed
Jon A. Hlafter
Richard J. Grossman
Fax:	(212) 735-2000

If to any of the Shareholders, to:

To them at the address and facsimile number set forth opposite such Shareholder’s name on Annex A hereto.

17.         MISCELLANEOUS.

(a)             This Agreement will be governed by Ohio Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a federal or state court of competent jurisdiction located in Hamilton County, Ohio (the “Chosen Court“) and the Company agrees to consent to any motion by Parent to transfer any such actions and proceedings to the commercial docket of the Chosen Court. The parties hereby irrevocably submit to the exclusive jurisdiction of the Chosen Court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b)             EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(b).

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(c)             If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e)              Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(f)              Each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

(g)             No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 17(g) shall be null and void.

(h)             When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of, or an Annex to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or” and “any” are not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(i)              This Agreement is intended to create a contractual relationship between each Shareholder and Parent and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

GREAT AMERICAN INSURANCE COMPANY

By:	/s/ David J. Witzgall
Name: David J. Witzgall
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Voting Agreement]

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NATIONAL INTERSTATE CORPORATION

By:	/s/ Arthur J. Gonzales
Name: Arthur J. Gonzales
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Voting Agreement]

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ALAN R. SPACHMAN

/s/ Alan R. Spachman

THE HUDSON INVESTMENT TRUST

By:	Glenmede Trust Company, N.A., as Trustee

By:	/s/ Carol D. Reid
Name: Carol D. Reid
Title: Managing Director

ALAN R. SPACHMAN REVOCABLE TRUST UNDER DEED DATED 5/23/2007

By:	/s/ Alan R. Spachman
Name: Alan R. Spachman
Title: Trustee

FLORENCE MCDERMOTT SPACHMAN REVOCABLE TRUST

By:	/s/ Florence McDermott Spachman
Name: Florence McDermott Spachman
Title: Trustee

[Signature Page to Voting Agreement]

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ANNEX A

SHAREHOLDERS

Name of Shareholder	Address and Facsimile Number	Common Shares

Alan R. Spachman	285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	0*

The Hudson Investment Trust	c/o Glenmede Trust Company, N.A. 1201 North Market Street, Suite 1501 Wilmington, Delaware 19801-1163 Facsimile: (302) 661-4550	1,000,000

Alan R. Spachman Revocable Trust Under Deed Dated 5/23/2007	c/o Alan R. Spachman 285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	770,564

Florence McDermott Spachman Revocable Trust	c/o Alan R. Spachman 285 Grande Way, #1503 Naples, Florida 34110 Facsimile: (843) 757-3837	166,666

* Alan R. Spachman acknowledges that he shall be deemed a Shareholder for all purposes under this Agreement.

ALAN R. SPACHMAN

/s/ Alan R. Spachman

[Annex A to Voting Agreement]

Annex A-3

July 24, 2016

Special Committee of the Board of Directors

National Interstate Corporation

3250 Interstate Drive

Richfield, OH 44286

Members of the Special Committee of the Board:

We understand that National Interstate Corporation (the “Company”), Great American Insurance Company (the “Buyer”) and GAIC Alloy, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 24, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding common share of the Company, par value $0.01 per share (the “Company Common Stock”), other than shares of Company Common Stock (i) held by the Buyer or Acquisition Sub, (ii) held by the Company in treasury or any wholly owned subsidiary of the Company, or (iii) held by holders of Company Common Stock who have neither voted in favor of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Sections 1701.84 and 1701.85 of the Ohio General Corporation Law (clauses (i), (ii), and (iii) collectively, the “Excluded Shares”), will be converted into the right to receive $32.00 per share of Company Common Stock in cash and $0.50 per share of Company Common Stock in the form of a special dividend to be declared and paid by the Company prior to or at the closing of the Merger (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 51% of the outstanding shares of the Company Common Stock are owned by the Buyer.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company and approved by the Special Committee of the Board of Directors of the Company;

4)	Discussed the past and current operations and financial condition and the standalone prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Special Committee of the Board of Directors of the Company and the Buyer and their respective legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and the Special Committee of the Board of Directors of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the closing of the Merger. Morgan Stanley may provide financial advisory and financing services to the Buyer and its affiliates in the future and, if we do so, would expect to receive fees for the rendering of such services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer and its affiliates, the Company, or

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any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, we express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Eric Bischof
Eric Bischof
Managing Director

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Annex B

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)

(1)	A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2)	If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3)	Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a)	A copy of this section;

(b)	A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c)	A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4)	If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5)	If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6)	If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7)	The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8)	In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9)	If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B)	Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted

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to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1)	If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a)	Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b)	Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2)	For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a)	Immediately before the effective time of a merger or consolidation;

(b)	Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c)	Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1)	The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)	The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)	The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)	The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

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(d)	The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2)	For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E)	From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

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NATIONAL INTERSTATE CORPORATION	VOTE BY MAIL
3250 INTERSTATE DRIVE	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
RICHFIELD, OHIO 44286-9000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL INTERSTATE CORPORATION

The Board of Directors recommends unanimously a vote FOR the adoption of the Agreement and Plan of Merger, FOR the proposal to approve, by advisory, non-binding vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the proposal to adopt the Agreement and Plan of Merger.

	For	Against	Abstain		For	Against	Abstain

1.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated July 25, 2016, by and among Great American Insurance Company, an Ohio corporation, GAIC Alloy, Inc., an Ohio corporation and wholly-owned subsidiary of Parent, and National Interstate Corporation, an Ohio corporation, as amended by Amendment No. 1, dated as of August 15, 2016;

	☐	☐	☐	2. Advisory (non-binding) approval of specified compensation payable to named executive officers in connection with the merger.	☐	☐	☐

				3. Approval of adjournment of the special meeting, if necessary, to solicit additional proxies to adopt the Agreement and Plan of Merger.	☐	☐	☐

4. In the proxy holders’ discretion, to vote upon such other business as may properly come before the special meeting.

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report are available at [www.proxyvote.com].

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY - NATIONAL INTERSTATE CORPORATION
This proxy card is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders on [•], 2016.

The undersigned hereby appoints Arthur J. Gonzales and Julie A. McGraw, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned as of the close of business on [•], 2016, at the Special Meeting of Shareholders to be held on [•], 2016 at 10:00 A.M., or any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Special Meeting of Shareholders and the related Proxy Statement, dated [•], 2016, is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, vote FOR the adoption of the Agreement and Plan of Merger, FOR the proposal to approve, by advisory, non-binding vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the proposal to adopt the Agreement and Plan of Merger. In accordance with their judgment, the proxy holders, and each of them, are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY

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